As filed with the Securities and Exchange Commission on June 18, 2013

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

SOLARCITY CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	4931	02-0781046
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3055 Clearview Way

San Mateo, California 94402

(650) 638-1028

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Lyndon R. Rive

Chief Executive Officer

SolarCity Corporation

3055 Clearview Way

San Mateo, California 94402

(650) 638-1028

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven V. Bernard Michael A. Occhiolini Alexander D. Phillips Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Seth R. Weissman Phuong Y. Phillips SolarCity Corporation 3055 Clearview Way San Mateo, California 94402 (650) 638-1028	Thomas J. Ivey Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue Palo Alto, California 94301 (650) 470-4500

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☐

Non-accelerated filer ☒	(Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
% Convertible Senior Notes due 2018	$201,250,000(1)(2)	$27,451(2)
Common Stock, par value $0.0001 per share	(3)	(3)

(1)	Includes an additional $26,250,000 aggregate principal amount of % Convertible Senior Notes due 2018 that the underwriters have an option to purchase pursuant to an over-allotment option.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(3)	There are also registered an indeterminate number of shares of common stock into which the % Convertible Senior Notes due 2018 may be converted. Pursuant to Rule 457(i), no separate registration fee is payable where securities and securities into which conversion is offered are registered at the same time and no additional consideration is payable upon conversion.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated June 18, 2013

$175,000,000

SolarCity Corporation

% Convertible Senior Notes due 2018

We are offering $175,000,000 aggregate principal amount of our     % Convertible Senior Notes due 2018. We will pay interest on the notes semi-annually, in arrears, on                  and                  of each year, beginning                 , 2013, to holders of record at the close of business on the preceding                  and                 , respectively. The notes will mature                 , 2018.

Holders may convert their notes into shares of our common stock at their option on any day to and including the second scheduled trading day prior to the maturity date. The notes will initially be convertible at a conversion rate of                  shares of common stock per $1,000 principal amount of the notes (which is equivalent to a conversion price of approximately $             per share), subject to adjustment upon the occurrence of certain events.

We may not redeem the notes prior to the maturity date.

Upon the occurrence of a fundamental change, holders may require us to repurchase some or all of their notes for cash at a price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest, if any to, but excluding, the repurchase date. In addition, if certain fundamental changes occur, we may be required in certain circumstances to increase the conversion rate for any notes converted in connection with such fundamental changes by a specified number of shares of our common stock.

The notes will rank equally with all of our existing and future senior debt and senior to all of our future subordinated debt. The notes are not secured by any assets. Consequently, the notes will effectively be subordinated to our existing and future secured debt to the extent of the value of the assets securing such debt. The notes will effectively rank junior to all existing and future liabilities, including trade payables, of our subsidiaries.

Concurrently with the offering of the notes, we are offering 2,800,000 shares of our common stock (the “borrowed shares”) pursuant to a separate registration statement which we will loan to Goldman Sachs Financial Markets, L.P. (the “share borrower”) to faciliate the concurrent offering of the notes. Elon Musk, the chairman of our board, and Lyndon R. Rive, our chief executive officer, have informed us on an unsolicited basis that they would like to purchase up to an aggregate of 560,000 shares of common stock in the concurrent offering of borrowed shares, subject to compliance with and satisfaction of applicable corporate and regulatory approvals. The offering of the notes pursuant to this prospectus is contingent upon the closing of the concurrent offering of the borrowed shares, and the concurrent offering of the borrowed shares is contingent upon the closing of the offering of the notes hereunder. See “Description of Share Lending Agreement” and “Underwriting” in this prospectus.

We do not intend to apply for listing of the notes on any securities exchange. The common stock is listed on the NASDAQ Global Market under the symbol “SCTY.” On June 17, 2013, the closing sale price for the common stock was $35.96 per share.

See “Risk Factors” beginning on page 12 to read about important factors you should consider before buying the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Note		Total
Public offering price		%	$
Underwriting discount (1)		%	$
Proceeds, before expenses, to us		%	$

(1)	See “Underwriting” for a description of the compensation payable to the underwriters.

The offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from the date of original issuance, expected to be                 , 2013.

We have granted the underwriters an option to purchase up to an additional $26,250,000 in principal amount of notes solely to cover over-allotments, if any.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about                 , 2013.

Goldman, Sachs & Co.	Credit Suisse	BofA Merrill Lynch

Prospectus dated                      , 2013

You should rely only on the information contained or incorporated by reference in this prospectus and any free writing prospectus that we have authorized for use in connection with this offering. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference herein or therein. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, the documents incorporated by reference in this prospectus and any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus, the documents incorporated by reference in this prospectus and any free writing prospectus that we have authorized for use in connection with this offering when making your investment decision. You should also read and consider the information in the documents we have referred you to in the sections of this prospectus entitled “Incorporation by Reference” and “Where You Can Find More Information.”

i

INCORPORATION BY REFERENCE

The rules of the Securities and Exchange Commission, or SEC, allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on March 27, 2013, or the Form 10-K;

•	the information specifically incorporated by reference into the Form 10-K from our Definitive Proxy Statement on Schedule 14A filed on April 30, 2013;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 filed with the SEC on May 15, 2013, or the Form 10-Q;

•	our Current Reports on Form 8-K filed with the SEC on February 14, 2013, May 13, 2013, May 29, 2013, June 7, 2013 and June 13, 2013; and

•	the description of our common stock contained in our Registration Statement on Form 8-A (SEC File No. 001-35758), filed with the SEC on December 6, 2012.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus and prior to date of effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of such reports and other documents.

Notwithstanding the foregoing, we are not incorporating by reference any documents, portions of documents, exhibits or other information that is deemed to have been furnished to, rather than filed with, the SEC.

Any statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference the exhibit in this prospectus. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from:

SolarCity Corporation

Attention: Investor Relations

3055 Clearview Way

San Mateo, CA 94402

investors@solarcity.com

(650) 963-5920

ii

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These statements may be made directly in this prospectus or may be incorporated into this prospectus by reference to other documents. You can identify these forward-looking statements by use of words such as “strategy,” “expects,” “continues,” “plans,” “anticipates,” “believes,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts.

These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed in such statements and no assurance can be given that the results in any forward-looking statement will be achieved. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated or projected. You should bear this in mind as you consider forward-looking statements in this prospectus.

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are identifying important risk factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by us; any such statement is qualified by reference to the following cautionary statements. These factors include those appearing under the heading “Risk Factors” in this prospectus, the factors discussed below and any other cautionary statements, written or oral, which may be made or referred to in connection with any such forward-looking statements. You should understand that it is not possible to predict or identify all risk factors. Consequently, you should not consider the following to be a complete discussion of all potential risks or uncertainties. Any forward-looking statement speaks only as of the date on which it is made, and we disclaim any obligation to subsequently update or revise any forward-looking statement to reflect events or circumstances after such date or to reflect the occurrence of anticipated or unanticipated events. Some of the factors that we believe could affect our results include:

•	the impact that existing electric utility industry regulations, and changes to those regulations, may have on demand for the purchase and use of solar energy systems;

•	our reliance on net metering and related policies to offer competitive pricing to our customers in some of our key markets;

•	our dependence on the availability of rebates, tax credits and other financial incentives;

•	our dependence on the regulatory treatment of third-party owned solar energy systems;

•	determinations by the Internal Revenue Service or the U.S. Treasury Department of the fair market value of our solar energy systems;

•	our ability to finance solar energy systems through financing arrangements with fund or other types of investors;

•	the retail price of utility-generated electricity or electricity from other energy sources; and

•	the costs of being a public company, including Sarbanes-Oxley Act compliance.

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus may not in fact occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

iii

SUMMARY

This summary highlights information appearing elsewhere in, or incorporated by reference into, this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the notes and the underlying common stock. You should carefully read the entire prospectus, including the section entitled “Risk Factors,” along with the financial data and related notes and the other documents that we incorporate by reference in this prospectus. Except as otherwise indicated or otherwise required by the context, references in this prospectus to “we,” “us,” “our,” “SolarCity,” the “company” or the “Issuer” refer to the combined business of SolarCity Corporation and its subsidiaries. Unless otherwise indicated, the information in this prospectus assumes that the underwriters do not exercise their over-allotment option to purchase additional notes.

SolarCity

Our Vision for Better Energy

We sell renewable energy to our customers at prices below utility rates. Our long-term agreements generate recurring customer payments and position us to provide our growing base of customers with other energy products and services that further lower their energy costs. We call this “Better Energy.”

Overview

The demand for Better Energy is allowing us to install more solar energy systems than any other company in the United States. We believe this significant demand for our energy solutions results from the following value propositions:

•

We lower energy costs.    Our customers buy renewable energy from us for less than they currently pay for electricity from utilities with little to no up-front cost. They are also able to lock in their energy costs for the long term and insulate themselves from rising energy costs.

•

We build long-term customer relationships.    Most of our customers agree to a 20-year contract term, positioning us to provide them with additional energy-related solutions during this relationship to further lower their energy costs. At the end of the original contract term, we intend to offer our customers renewal contracts.

•	We make it easy. We perform the entire process, from permitting through installation, and make it simple for customers to switch to renewable energy.

•

We focus on quality.    Our top priority is to provide value and quality service to our customers. We have assembled a highly skilled team of in-house professionals dedicated to the highest engineering standards, overall quality and customer service.

We currently serve customers in 14 states, and we intend to expand our footprint internationally, operating in every market where distributed solar energy generation is a viable economic alternative to utility generation. We generate revenue from a mix of residential customers, commercial entities such as Walmart, eBay and Intel, and government entities such as the U.S. Military. Since our founding in 2006, we have provided or contracted to provide systems or services to more than 63,000 customers. Every five minutes of the working day a new customer makes the switch to Better Energy. In addition, aggregate contractual cash payments that our customers are obligated to pay over the term of our long-term customer agreements have grown at a compounded annual rate of 112% since 2009. We structure these customer agreements as either leases or power purchase agreements. Our lease customers pay a fixed monthly fee with an electricity production guarantee. Our power purchase agreement customers pay a rate based on the amount of electricity the solar energy system actually produces.

Our long-term lease and power purchase agreements create high-quality recurring customer payments, investment tax credits, accelerated tax depreciation and other incentives. Our financial strategy is to monetize these assets at the lowest cost of capital. We share the economic benefit of this lower cost of capital with our customers by lowering the price they pay for energy. Historically, we have monetized the assets created by substantially all of our leases and power purchase agreements via financing funds we have formed with fund investors. In general, we contribute the assets to the financing fund and receive upfront cash and retain a residual interest. The allocation among us and the fund investors of the economic benefits as well as the timing of receipt of such economic benefits varies depending on the structure of the financing fund. We use a portion of the cash received from the financing fund to cover our variable and fixed costs associated with installing the related solar energy systems. We invest the excess cash in the growth of our business.

Most of our customer relationships begin when we enter into long-term energy contracts. These long-term energy contracts serve as a gateway for us to perform energy efficiency evaluations and faciliate energy efficiency upgrades for our residential customers. During an energy efficiency evaluation, our proprietary software enables us to capture, catalog and analyze all of the energy loads in a home to identify the most valuable and actionable solutions to lower energy costs. We then offer to facilitate the appropriate upgrades to improve the home’s energy efficiency. Through the first quarter of 2013, we typically acted as a general contractor and performed energy efficiency upgrades for our customers following energy efficiency evaluations and recommendations. Our current plan is to implement a new sales approach of facilitating energy efficiency upgrades through trusted third-party vendors and to transition from performing these upgrades ourselves. We also offer energy-related products such as electric vehicle charging stations and proprietary advanced monitoring software, and are expanding our product portfolio to include additional products such as on-site battery storage solutions. As our customers’ energy needs evolve over time, we believe we are well-positioned to be their provider of choice.

Market Opportunity

According to the Energy Information Agency, or EIA, in 2012, total sales of retail electricity in the United States were $363 billion. U.S. retail electricity prices have increased at an average annual rate of 3.5% and 2.5% from 2002 to 2012 for residential and commercial customers, respectively. The average annual rate increase in the states where we operate has been higher. For example, in Hawaii,retail electricity prices have increased at an average annual rate of 9.1% and 9.5% from 2002 to 2012 for residential and commercial customers, respectively. Despite these increasing U.S. retail electricity prices, U.S. electricity usage has continued to grow over the past 10 years.

Across the United States, many utility customers are paying retail electricity prices at or above our current blended electricity price of 14.1 cents per kilowatt hour, or kWh. Based on EIA data, in 2011 approximately 377 terawatt hours, or TWh, of the retail electricity sold in the United States was priced, on average, at or above our current blended electricity price. The volume of sales in TWh at or above this rate increased approximately 267% from 2001 to 2011. In dollar terms, 2011 data suggests a U.S. market size of $63 billion at an electricity price at or above 14.1 cents per kWh. Using historical annual growth rates for residential and commercial retail electricity prices for 2002 to 2012 and flat electricity consumption, the implied U.S. market size at or above 14.1 cents per kWh increases to $185 billion, or 1,069 TWh, by 2018.

As a result of rising energy prices, the market for energy efficiency solutions is expected to grow significantly. According to an October 2012 report by Navigant Research, the energy efficient housing market will expand rapidly over the remainder of the decade, growing from an annual market value of $14 billion in 2012 to almost $84 billion by 2020. This sector consists primarily of the installation and deployment of energy efficiency products and services, including energy efficiency-related engineering, construction, services, technical support and equipment.

Rising retail electricity prices, coupled with inelastic demand, create a significant and growing market opportunity for lower cost retail energy. SolarCity sells cleaner, cheaper energy than utilities.

Our Approach

We have developed an integrated approach that allows our customers to switch to Better Energy in a simple and cost-efficient manner. The key elements of our integrated approach are:

•	Sales. We have structured our sales organization to efficiently engage prospective customers, from initial interest through customized proposals and, ultimately, signed contracts.

•	Financing. We provide multiple pricing options to our customers to help make renewable, distributed energy affordable.

•	Engineering. We have developed software that simplifies and expedites the custom design process and optimizes the energy production of each solar energy system.

•	Installation. We obtain all necessary building permits and handle the installation of our solar energy systems. By managing these logistics, we make the installation process simple for our customers.

•

Monitoring and Maintenance.    Our proprietary monitoring software provides both SolarCity and our customers with a real-time view of their energy generation, consumption and carbon offset through an easy-to-read application available on smartphones and any device with a web browser.

•	Complementary Products and Services. Using our proprietary software, we analyze our customers’ energy usage and identify opportunities for energy efficiency improvements.

Our Strengths

We believe the following strengths enable us to deliver Better Energy:

•

Lower cost energy.    We sell energy to our customers at prices below utility rates. Our customers typically achieve a lower overall electricity bill immediately upon installation. As retail utility rates rise, our customers’ savings increase.

•	Easy to switch. By providing the sales, financing, engineering, installation, monitoring and maintenance ourselves, we offer a simple and efficient process to our customers.

•

Long-term customer relationships.    Most of our solar energy customers purchase energy from us under 20-year contracts, and we leverage these relationships to facilitate energy services and products tailored to our customers’ needs. In addition, because our solar energy systems have an estimated life of 30 years, we intend to offer our customers renewal contracts at the end of the original contract term.

•

Significant size and scale.    We believe that our size and scale provide our customers with confidence in our continuing ability to service their system and guarantee its performance over the duration of their long-term contract.

•	Innovative technology. We continually innovate and develop new technologies to facilitate our growth and to enhance the delivery of our products and services.

•

Brand recognition.    Our ability to provide high-quality services, our dedication to best-in-class engineering efforts and our exceptional customer service have helped us establish a recognized and trusted national brand.

•	Strong leadership team. We are led by a strong management team with demonstrated execution capabilities and an ability to adapt to rapidly changing market environments.

Our Strategy

Our goal is to become the largest provider of clean distributed energy in the world. We plan to achieve this disruptive strategy by providing every home and business an alternative to their energy bill that is cleaner and cheaper than their current energy provider. We intend to:

•

Rapidly grow our customer base.    We intend to invest significantly in additional sales, marketing and operations personnel and leverage strategic relationships with new and existing industry leaders to further expand our business and customer base.

•

Continue to offer lower priced energy.    We plan on reducing costs by continuing to leverage our buying power with our suppliers, developing additional proprietary software to further ensure that our integrated team operates as efficiently as possible, and working with fund investors to develop innovative financing solutions to lower our cost of capital and offer lower-priced energy to our customers.

•

Leverage our brand and long-term customer relationships to provide complementary products.    We plan to continue to invest in and develop complementary energy products, software and services, such as energy storage and energy management technologies, to offer further cost-savings to our customers.

•

Expand into new locations.    We intend to continue to expand into new locations, initially targeting those markets where climate, government regulations and incentives position solar energy as an economically compelling alternative to utilities.

Corporate Information

Our principal executive offices are located at 3055 Clearview Way, San Mateo, CA 94402. Our telephone number is (650) 638-1028 and our website address is www.solarcity.com. The information on, or accessible through, our website is not a part of this prospectus.

Concurrent Transaction

Concurrently with the offering of the notes, we are offering, by means of a separate registration statement, 2,800,000 shares of our common stock (the “borrowed shares”) that we will loan to Goldman Sachs Financial Markets, L.P. (the “share borrower”), an affiliate of Goldman, Sachs & Co., one of the underwriters for this offering of the notes, in an offering registered under the Securities Act. See “Summary—The Offering—Concurrent Common Stock Offering.”

The Offering

The following is a brief summary of certain terms of this offering and is not a complete description of the offering or the notes. You should read the full text and more specific details contained elsewhere in this prospectus. For a more detailed description of the notes, see the section entitled “Description of Notes.” Unless otherwise specified, the following discussion assumes no exercise of the underwriters’ over-allotment option to purchase additional notes. With respect to the discussion of the terms of the notes on the cover page, in this section and in the section entitled “Description of Notes,” references to “SolarCity,” “we,”“our,” and “us” refer solely to SolarCity Corporation and not its subsidiaries.

Issuer	SolarCity Corporation.

Notes Offered	$175,000,000 aggregate principal amount of % Convertible Senior Notes due 2018. We have granted the underwriters an option to purchase up to an additional $26,250,000 aggregate principal amount of notes solely to cover over-allotments.

Issue Price	100%.

Maturity Date	, 2018.

Interest	% per year, payable semi-annually in arrears in cash on and of each year, beginning , 2013, to holders of record at the close of business on the preceding and , respectively.

Ranking	The notes will:

•	be our general unsecured obligations;

•	rank equal in right of payment with our other senior unsecured indebtedness;

•	rank senior in right of payment to any indebtedness that is contractually subordinated to the notes;

•	be effectively subordinated to all of our existing or future secured indebtedness to the extent of the value of the collateral securing such indebtedness; and

•	be structurally subordinated to the claims of our subsidiaries’ creditors, including trade creditors.

Conversion Rights	Holders may surrender their notes, in integral multiples of $1,000 principal amount, for conversion into shares of common stock at the then-applicable conversion rate until the close of business on the second scheduled trading day immediately preceding the maturity date.

Settlement upon Conversion	Upon conversion of the notes, we will deliver on the third trading day following the relevant conversion date, a number of shares of common stock equal to (i) the aggregate principal amount of notes to be converted multiplied by (ii) the then-applicable conversion rate for each $1,000 principal amount of notes; provided, however, that for any conversion that occurs on or after the record date for the payment of interest on the notes at maturity, we will deliver such shares on the maturity date.

Notwithstanding the foregoing, we will deliver cash in lieu of fractional shares based on the closing sale price of common stock on the applicable conversion date (or, if the relevant conversion date is not a trading day, the next following trading day).

The initial conversion rate for the notes is shares of common stock per $1,000 principal amount of notes. This is equivalent to an initial conversion price of approximately $ per share of common stock. The conversion rate is subject to adjustment as described under “Description of Notes—Conversion Rate Adjustments.”

In addition, upon the occurrence of certain fundamental changes (as defined herein), a holder that converts its notes in connection with such a fundamental change may be entitled to receive a make-whole premium in the form of an increase in the conversion rate. See “Description of Notes—Conversion Rate Adjustments—Make Whole upon Certain Transactions.”

No Redemption	We may not redeem the notes prior to the maturity date, and no “sinking fund” is provided for the notes, which means that we are not required to retire the notes periodically.

Fundamental Change Repurchase

Right of Holders	If a fundamental change occurs at any time, you will have the right, at your option, to require us to repurchase all or a portion of your notes. The fundamental change repurchase price for such a repurchase will be 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. In addition, upon the occurrence of certain fundamental changes, we may be required to increase the conversion rate. See “Description of Notes—Fundamental Change” and “Description of Notes—Conversion Rate Adjustments—Make Whole upon Certain Transactions.”

Book-Entry Form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

No Prior Market	The notes will be new securities for which there is currently no market. Although certain of the underwriters have informed us that they intend to make a market in the notes, they are not obligated to do so and may discontinue market-making at any time without notice. Accordingly, we cannot assure you that a liquid market for the notes will develop or be maintained.

Listing	We do not intend to apply for listing of the notes on any securities exchange. The common stock is quoted on the NASDAQ Global Market, or NASDAQ, under the symbol “SCTY.” On June 17, 2013, the closing sale price for the common stock on NASDAQ was $35.96 per share.

Use of Proceeds	We intend to use the net proceeds from this offering for general corporate purposes, including working capital, capital expenditures, potential acquisitions and strategic transactions. From time to time, we evaluate potential acquisitions and strategic transactions of businesses, technologies or products. Currently, however, we do not have any definitive agreements with respect to any material acquisitions or strategic transactions.

Trustee	Wells Fargo Bank, National Association.

U.S. Federal Income Tax Considerations	For a discussion of material United States federal income tax consequences relating to the acquisition, ownership, conversion and disposition of the notes, and the ownership and disposition of the shares of common stock received upon conversion of the notes, see the discussion under the heading “Material U.S. Federal Income Tax Considerations.”

You should consult your tax advisor with respect to the United States federal income tax consequences of acquiring, owning and disposing of the notes and the common stock into which the notes may be converted in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction. See “Material U.S. Federal Income Tax Considerations.”

Risk Factors	Investment in the notes involves risk. See “Risk Factors” and all other information included in this prospectus and the documents incorporated by reference for a discussion of factors that should be considered before investing in the notes.

Concurrent Common Stock

Offering	Concurrently with the offering of the notes, we are offering 2,800,000 shares of our common stock (the “borrowed shares”) pursuant to a separate registration statement that we will loan to Goldman Sachs Financial Markets, L.P. (the “share borrower”), an affiliate of Goldman, Sachs & Co., one of the underwriters for this offering of the notes. The offering of the notes pursuant to this prospectus is contingent upon the closing of the concurrent offering of the borrowed shares, and the concurrent offering of the borrowed shares is contingent upon the closing of the offering of the notes hereunder. See “Description of Share Lending Agreement” and “Underwriting” in this prospectus.

We will not receive any proceeds from the sale of the borrowed shares in the concurrent offering, but we will receive from the share borrower a nominal lending fee for the use of those shares. We have been informed by the share borrower that it, or one of its affiliates, intends to use the short position created by the share loan and the concurrent short sales of the borrowed shares to facilitate transactions by which investors in the notes offered hereby may hedge their investments. We expect to make delivery of such borrowed shares concurrently with the closing of this offering. All borrowed shares (or identical shares or, in certain circumstances, the cash value thereof) must be returned to us on or about the maturity date of the notes, or, if earlier, on or about the date as of which all of the notes cease to be outstanding. See “Description of Share Lending Agreement” and “Underwriting.”

Summary Consolidated Financial Data

The following tables present summary consolidated financial data of SolarCity as of and for the three fiscal years ended December 31, 2010, 2011 and 2012, which have been derived from our audited consolidated financial statements and related notes for such periods incorporated by reference into this prospectus, and for the three months ended March 31, 2012 and 2013, and as of March 31, 2013, which have been derived from our unaudited consolidated financial statements and related notes for such periods incorporated by reference into this prospectus. You should read the summary historical financial data presented below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the historical consolidated financial statements in the Form 10-K and Form 10-Q, including the notes thereto, incorporated by reference into this prospectus.

	Year Ended December 31,			Three Months Ended March 31,
	2010	2011	2012	2012	2013
	(in thousands, except share and per share data)
Consolidated statement of operations data:
Revenue:
Operating leases	$9,684	$23,145	$47,616	$8,139	$15,089
Solar energy systems sales	22,744	36,406	81,046	16,702	14,899

Total revenue	32,428	59,551	128,662	24,841	29,988

Cost of revenue:
Operating leases	3,191	5,718	13,346	2,582	5,503
Solar energy systems	26,953	41,418	64,429	12,125	11,789

Total cost of revenue	30,144	47,136	77,775	14,707	17,292

Gross profit	2,284	12,415	50,887	10,134	12,696
Operating expenses:
Sales and marketing	22,404	42,004	69,392	16,131	17,879
General and administrative	19,227	31,664	50,355	8,562	16,618

Total operating expenses	41,631	73,668	119,747	24,693	34,497

Loss from operations	(39,347)	(61,253)	(68,860)	(14,559)	(21,801)
Interest expense, net	4,901	9,272	20,142	3,494	6,319
Other expenses, net	2,761	3,097	2,519	8,974	140

Loss before income taxes	(47,009)	(73,622)	(91,521)	(27,027)	(28,260)
Income tax provision	(65)	(92)	(54)	(35)	105

Net loss	(47,074)	(73,714)	(91,575)	(27,062)	(28,155)
Net income (loss) attributable to noncontrolling interests	(8,457)	(117,230)	(27,384)	(29,818)	2,839

Net income (loss) attributable to stockholders	$(38,516)	$43,516	$(64,191)	$2,756	$(30,994)

Net income (loss) per share attributable to common stockholders:
Basic	$(4.50)	$0.82	$(5.22)	$0.04	$(0.41)

Diluted	$(4.50)	$0.76	$(5.23)	$0.04	$(0.41)

Weighted average common shares outstanding:
Basic	8,583,772	9,977,646	14,240,187	10,503,931	75,186,430

Diluted	8,583,772	14,523,734	14,267,767	17,076,717	75,186,430

	As of December 31,			As of March 31, 2013
	2010	2011	2012
	(in thousands)
Consolidated balance sheet data:
Cash and cash equivalents	$58,270	$50,471	$160,080	$127,294
Total current assets	110,432	241,522	315,417	275,145
Solar energy systems, leased and to be leased – net	239,611	535,609	1,002,184	1,131,119
Total assets	371,264	813,173	1,361,842	1,451,990
Total current liabilities	81,958	246,886	213,617	212,364
Long-term debt, net of current portion	—	14,581	83,533	96,224
Deferred revenue, net of current portion	40,681	101,359	204,396	234,907
Lease pass-through financing obligation, net of current portion	53,097	46,541	125,884	101,168
Sale-leaseback financing obligation, net of current portion	15,758	15,144	14,755	14,653
Other liabilities and deferred credits	15,715	36,314	112,056	118,560
Convertible redeemable preferred stock	101,446	125,722	—	—
Total Stockholders’ equity (deficit)	(87,488)	(37,662)	214,320	187,562
Noncontrolling interests in subsidiaries	123,514	122,646	100,607	126,831

Key operating metrics:

We regularly review a number of metrics, including the following key operating metrics, to evaluate our business, measure our performance, identify trends affecting our business, formulate financial projections and make strategic decisions.

	Year Ended December 31,			Three Months Ended March 31,
	2010	2011	2012	2012	2013
Cumulative customers (end of period)(1)	10,775	19,509	47,079	27,477	55,852
Megawatts deployed(2)	31	72	157	41	46
Cumulative megawatts deployed (end of period)(2)	58	129	287	172	333
Cumulative energy contracts (end of period)(3)	6,994	14,225	39,200	21,855	46,563

(1)	Customers include all residential, commercial and government buildings where we have installed or contracted to install a solar energy system, or performed or contracted to perform an energy efficiency evaluation or other energy efficiency services. Cumulative customers as of each end of period have been adjusted to reflect actual cancellations subsequent to such date through June 17, 2013.
(2)	Megawatts deployed represents the megawatt production capacity of solar energy systems that have had all required building department inspections completed during the applicable period. This metric includes solar energy systems deployed under energy contracts as well as solar energy system direct sales.
(3)	Energy contracts include all residential, commercial and government leases and power purchase agreements pursuant to which consumers use or will use energy generated by a solar energy system that we have installed or contracted to install. For landlord-tenant structures in which we contract with the landlord or development company, we include each residence as an individual contract. For commercial customers with multiple locations, each location is deemed a contract if we maintain a separate contract for that location. Cumulative energy contracts as of each end of period have been adjusted to reflect actual cancellations subsequent to such date through June 17, 2013.

We also track the estimated nominal contracted payments of our leases and power purchase agreements entered into as of specified dates. Nominal contracted payments equal the sum of the cash payments that the customer is obligated to pay over the term of the agreement. When calculating nominal contracted payments, we only include those leases and power purchase agreements that have been signed. For a lease, we include the monthly fee and the upfront fee as set forth in the lease. As an example, the nominal contracted payments for a 20-year lease with monthly payments of $200 and an upfront payment of $5,000 is $53,000. For a power purchase agreement, we multiply the contract price per kWh by the estimated annual energy output of the associated solar energy system to determine the nominal contracted payments. The nominal contracted payments of a particular lease or power purchase agreement decline as the payments are received by us or a fund investor. For a more detailed discussion, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Operating Metrics” in the Form 10-Q.

The following table sets forth, with respect to our leases and power purchase agreements, the estimated aggregate nominal contracted payments remaining as of the dates presented:

	As of December 31,			As of March 31, 2013
	2010	2011	2012
	(in millions)
Estimated aggregate nominal contracted payments remaining(1)	$273	$486	$1,109	$1,222

(1)	Estimated nominal contracted payments remaining as of each date have not been adjusted to reflect leases and power purchase agreements cancelled subsequent to such date.

Estimated 2013 Megawatts Deployed:

As of the date of this prospectus, we estimate that our megawatts deployed in the year ending December 31, 2013 will be approximately 270 megawatts.

Our estimated megawatts deployed for 2013 is a forward-looking statement subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from our estimate. Such risks and uncertainties include the risk that we do not sufficiently expand our workforce or increase our installation efficiency in a timely manner, the level of demand for our solar energy systems, the availability of sufficient financing, the availability of a sufficient and timely supply of solar panels, the amount of competition we face in our markets, changes in applicable government regulations and the other risks and uncertainties described under the heading “Risk Factors” and elsewhere in this prospectus. See “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors—Risks Relating to Our Operations.”

As described above, “megawatts deployed” represents the megawatt production capacity of solar energy systems that have had all required building inspections completed during the applicable period and includes solar energy systems deployed under energy contracts as well as solar energy system direct sales.

We undertake no obligation to publicly update or revise our estimate for megawatts deployed in 2013 as a result of new information, future events or otherwise, except as otherwise required by law.

RISK FACTORS

Any investment in the notes involves a high degree of risk. You should carefully consider the risk factors set forth below together with the other information contained in this prospectus, before deciding whether to purchase the notes. Any of the following risks and additional risks and uncertainties not currently known to us or those we currently view to be immaterial, may also materially and adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risk Factors Related to Our Indebtedness and this Offering

We expect that the trading value of the notes will be significantly affected by the price of our common stock, which may be volatile.

Our common stock has experienced significant price and volume fluctuations. The market price of our common stock, as well as the general level of interest rates and our credit quality, will likely significantly affect the market price of the notes. This may result in significantly greater volatility in the trading value of the notes than would be expected for nonconvertible debt securities we may issue.

We cannot predict whether the price of our common stock or interest rates will rise or fall. Trading prices of our common stock will be influenced by our operating results and prospects and by economic, financial, regulatory and other factors. For a discussion of the specific factors that may result in volatility in the market price of our common stock, see the risk factors set forth below. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, could affect the price of our common stock.

The price of our common stock also could be affected by possible sales of common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage activity involving our common stock that we expect to develop as a result of the issuance of the notes. The hedging or arbitrage could, in turn, affect the trading prices of the notes.

Holders who receive shares of our common stock upon the conversion of their notes will be subject to the risk of volatile and depressed market prices of our common stock. It is impossible to assure converting holders that the market price of our common stock will not fall in the future.

Existing and future secured creditors of SolarCity Corporation, our parent company, will have a prior claim on our parent company assets to the extent of the value of the assets securing their indebtedness.

The notes will be our general unsecured senior obligations of SolarCity Corporation and will be effectively subordinated to all existing and future parent company secured debt, to the extent of the lesser of the value of the assets securing such debt and the obligations secured thereby.

Holders of our secured indebtedness of SolarCity Corporation, our parent company, will have claims that are prior to the claims of holders of the notes to the extent of the value of the assets securing that other indebtedness. Notably, SolarCity Corporation is a party to secured credit facilities that are secured by liens on certain parent company assets. See “Description of Our Other Indebtedness.” In the event of any distribution or payment of parent company assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those of our assets that secured their indebtedness. Holders of the notes will participate ratably with all holders of parent company unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in parent company remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of secured indebtedness.

As of March 31, 2013, SolarCity Corporation had $88.6 million, net of fees, of secured indebtedness outstanding that would have been effectively senior to the notes to the extent of the security interest. The provisions of the indenture governing the notes will not prohibit us from incurring additional secured indebtedness or other indebtedness in the future, and we expect from time to time to incur additional indebtedness. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to our parent company, the holders of any secured indebtedness will be entitled to proceed directly against the assets securing such indebtedness. Therefore, such assets will not be available for satisfaction of any amounts owed under our parent company’s unsecured indebtedness, including the notes, until such secured indebtedness is satisfied in full.

The notes will be structurally subordinated to all liabilities of our existing or future subsidiaries.

You will not have any claim as a creditor against any of our subsidiaries or against any of our future subsidiaries. Indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will be structurally senior to your claims against those subsidiaries. As of March 31, 2013, our consolidated subsidiaries had approximately $79.4 million of indebtedness and other liabilities of the type required to be reflected on a balance sheet in accordance with U.S. generally accepted accounting principles (including trade payables, accruals and capital lease obligations, but excluding intercompany obligations). Our subsidiaries expect from time to time to incur additional indebtedness and liabilities.

In the event of a bankruptcy, liquidation, reorganization or other winding up of any of our subsidiaries, such subsidiaries will pay the holders of their debts, holders of any equity interests, including fund investors, and their trade creditors before they will be able to distribute any of their assets to us (except to the extent we have a claim as a creditor of such subsidiary). Any right that we have to receive any assets of any of the subsidiaries upon the bankruptcy, liquidation, reorganization or other winding up of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively structurally subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of any preferred equity interests of those subsidiaries.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

After giving effect to the issuance of the notes (assuming no exercise of the underwriters’ over-allotment option), our total consolidated indebtedness would have been $285.4 million, net of fees but before deducting underwriting discounts and estimated fees associated with the issuance of the notes, as of March 31, 2013. Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness, including the notes offered hereby. We cannot assure you that we would be able to take any of these actions, that these actions would be successful and permit us to meet our scheduled debt service obligations or that these actions would be permitted under the terms of our existing or future debt agreements, including the notes offered hereby. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations.

If we cannot make scheduled payments on our debt, we will be in default and, as a result:

•	our debt holders could declare all outstanding principal and interest to be due and payable, and we may not be able to make payments on the notes or our other indebtedness;

•	the lenders under our secured credit facilities could terminate their commitments to lend us money and foreclose against the assets securing their borrowings; and

•	we could be forced into bankruptcy or liquidation, which could result in holders of the notes losing their investment.

Recent regulatory actions may adversely affect the trading price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors that employ a convertible arbitrage strategy with respect to convertible debt instruments typically implement that strategy by selling short the common stock underlying the convertible notes and dynamically adjusting their short position while they hold the notes. Investors may also implement this strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock. As a result, any specific rules regulating equity swaps or short selling of securities or other governmental action that interferes with the ability of market participants to effect short sales or equity swaps with respect to our common stock could adversely affect the ability of investors in, or potential purchasers of, the notes to conduct the convertible arbitrage strategy that we believe they will employ, or seek to employ, with respect to the notes. This could, in turn, adversely affect the trading price and liquidity of the notes.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and may adopt additional rules in the future that may impact those engaging in short selling activity involving equity securities (including our common stock). In particular, Rule 201 of SEC Regulation SHO generally restricts short selling when the price of a “covered security” triggers a “circuit breaker” by falling 10% or more from the security’s closing price as of the end of regular trading hours on the prior day. If this circuit breaker is triggered, short sale orders can be displayed or executed only if the order price is above the current national best bid, subject to certain limited exceptions. Because our common stock is a “covered security,” these Rule 201 restrictions, if triggered, may interfere with the ability of investors in, and potential purchasers of, the notes, to effect short sales in our common stock and conduct the convertible arbitrage strategy that we believe they will employ, or seek to employ, with respect to the notes.

On June 1, 2012, the SEC, jointly with the national securities exchanges and the Financial Industry Regulatory Authority, Inc., or FINRA, established the “Limit-Up-Limit-Down” mechanism which prevents trades in individual listed equity securities from occuring outside of specific price bands during regular trading hours. If trading is unable to occur within those price bands for more than 15 seconds, there would be a five-minute trading pause. The exchanges and FINRA implemented this change on April 8, 2013. The SEC approved the proposal for a one-year pilot period, during which the exchanges,

FINRA and the SEC will assess its operation and consider whether any modifications are appropriate. A second initiative will change existing stock exchange and FINRA rules that establish a market-wide circuit breaker system. The existing market-wide circuit breaker system provides for specified market-wide halts in trading of stock for certain periods following specified market declines. The changes will lower the percentage-decline thresholds for triggering a market-wide trading halt and shorten the amount of time that trading is halted. Market declines under the new system will be measured by reference to the S&P 500 Index rather than the Dow Jones Industrial Average, and the trigger thresholds will be calculated daily rather than quarterly. The changes to the market-wide circuit breaker system are effective for a one-year pilot basis from April 8, 2013.

The enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act on July 21, 2010 also introduces regulatory uncertainty that may impact trading activities relevant to the notes. This new legislation will require many over-the-counter swaps and security-based swaps to be centrally cleared through regulated clearinghouses and traded on exchanges or comparable trading facilities. In addition, swap dealers, security-based swap dealers, major swap participants and major security-based swap participants will be required to comply with margin and capital requirements as well as public reporting requirements to provide transaction and pricing data on both cleared and uncleared swaps. These requirements could adversely affect the ability of investors in, or potential purchasers of, the notes to maintain a convertible arbitrage strategy with respect to the notes (including increasing the costs incurred by such investors in implementing such strategy). This could, in turn, adversely affect the trading price and liquidity of the notes. The implementation dates for these requirements are subject to regulatory action and at this time cannot be determined with certainty. We cannot predict how this legislation will ultimately be implemented by the SEC and other regulators or the magnitude of the effect that this legislation will have on the trading price or liquidity of the notes.

Although the direction and magnitude of the effect that the amendments to Regulation SHO, FINRA and securities exchange rule changes and/or implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act may have on the trading price and the liquidity of the notes will depend on a variety of factors, many of which cannot be determined at this time, past regulatory actions have had a significant impact on the trading prices and liquidity of convertible debt instruments. For example, in September 2008, the SEC issued emergency orders generally prohibiting short sales of the common stock of certain financial services companies while Congress worked to provide a comprehensive legislative plan to stabilize the credit and capital markets. The orders made the convertible arbitrage strategy that many convertible debt investors employ difficult to execute and adversely affected both the liquidity and trading price of convertible debt instruments issued by many of the financial services companies subject to the prohibition. Any governmental action that similarly restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common stock, including the amendments to Regulation SHO, FINRA and exchange rule changes and the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act, could similarly adversely affect the trading price and the liquidity of the notes.

We may still incur substantially more debt or take other actions which would intensify the risks discussed above.

We and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in our debt instruments, some of which may be secured debt. We will not be restricted under the terms of the indenture governing the notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture governing the notes that could have the effect of diminishing our ability to make payments on the notes when due. Our existing credit facilities restrict our ability to incur additional indebtedness, including secured indebtedness, but we may be able to obtain waivers of such restrictions or may not be subject to such restrictions under the terms of any subsequent indebtedness.

We may not have the ability to raise the funds necessary to repurchase the notes, including upon a fundamental change, and one of our current credit facilities prohibits us from repurchasing the notes upon a fundamental change.

Holders of the notes will have the right to require us to repurchase their notes upon the occurrence of a fundamental change at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date as described under “Description of Notes—Fundamental Change.” However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of notes surrendered therefor. In addition, one of our existing credit facilities prohibits us from repurchasing the notes upon a fundamental change, and we may enter into future agreements that restrict our ability to repurchase upon a fundamental change. Our failure to repurchase notes at a time when the repurchase is required by the indenture would constitute a default under the indenture. A default under the indenture or the fundamental change itself could also lead to a default under agreements governing our existing or future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes or make cash payments upon conversions thereof. Our ability to repurchase the notes may also be limited by law or by regulatory authority.

Future sales of our common stock in the public market or securities convertible into or exchangeable for our common stock, and hedging activities in connection with this offering, could lower the market price for our common stock and adversely impact the trading price of the notes.

Concurrently with the offering of the notes, we are offering 2,800,000 shares of our common stock that we will loan to Goldman Sachs Financial Markets, L.P., an affiliate of Goldman, Sachs & Co., and the share borrower has informed us that it, or one of its affiliates, may short sell concurrently with the offering of the notes. In addition, in the future we may sell additional shares of our common stock or securities convertible into or exchangeable for our common stock to raise capital. A substantial number of shares of our common stock is also reserved for issuance upon the exercise of stock options and upon conversion of the notes. Except for the shares offered concurrently with this offering, we cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. The issuance and sale of substantial amounts of common stock, or the perception that such issuances and sales may occur, could adversely affect the trading price of the notes and the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. In addition, the market price of our common stock could also be affected by hedging or arbitrage trading activity that we expect to develop involving our common stock (including with respect to the shares offered concurrently with this offering) and by possible sales of shares of our common stock by investors who view the notes as a more attractive means of equity participation in us. The hedging or arbitrage activity could, in turn, affect the trading price of the notes and the market price of any shares of our common stock that holders receive upon conversion of the notes.

As of March 31, 2013, options to purchase a total of 14,916,597 shares of our common stock and 16,991 unvested restricted stock units were outstanding under our equity incentive plans, and there were 11,101,794 shares of our common stock available for future grants. We also have 1,300,000 shares of common stock reserved for issuance under our employee stock purchase plan. We have filed registration statements with respect to the shares of common stock issuable under our equity incentive plan.

Holders of notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to them.

Holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) prior to the conversion date relating to such notes but holders of notes will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date related to a holder’s conversion of its notes such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

The notes are not protected by restrictive covenants.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change or other corporate transaction involving us except to the extent described under “Description of Notes—Fundamental Change,” “Description of Notes—Conversion Rights—Make-Whole Upon Certain Transactions” and “Description of Notes—Merger and Sale of Assets by SolarCity.”

For example, events such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such events, the holders of the notes would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the trading price of the notes.

The adjustment to the conversion rate for notes converted in connection with a Make-Whole Adjustment Event may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a Make-Whole Adjustment Event occurs, under certain circumstances, we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such Make-Whole Adjustment Event. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid (or deemed to be paid) per share of our common stock in such transaction, as described below under “Description of Notes—Conversion Rights—Make-Whole Upon Certain Transactions.” The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than $         per share or less than $         per share (in each case, subject to adjustment), no additional shares will be added to the conversion rate. Moreover, in no event will the conversion rate per $1,000 principal amount of notes as a result of this adjustment exceed         , subject to adjustments in the same manner as the conversion rate as set forth under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.”

Our obligation to increase the conversion rate upon the occurrence of a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of certain stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or our common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

Some significant restructuring transactions and significant changes in the composition of our board may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

No trading market currently exists for the notes, and an active trading market may not develop for the notes or, if it develops, may not be maintained or be liquid.

Prior to this offering, there has been no trading market for the notes, and we do not intend to apply to list the notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. We have been informed by the underwriters that they intend to make a market in the notes after the offering is completed. However, the underwriters may cease their market-making at any time without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.

The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, the market price of our common stock, prevailing interest rates, our financial condition, results of operations, business, prospects and credit quality relative to our competitors, the market for similar securities and the overall securities market. The liquidity of the trading market of the notes may be adversely affected by unfavorable changes in any of these factors, some of which are beyond our control and others of which would not affect debt that is not convertible into capital stock. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices of securities similar to the notes. Market volatility could materially and adversely affect the notes, regardless of our financial condition, results of operations, business, prospects or credit quality.

The notes are not rated. Any adverse rating of the notes may cause their trading price to fall.

We do not intend to seek a rating on the notes. However, if a rating service were to rate the notes and if such rating service were to lower its rating on the notes below the rating initially assigned to the notes or otherwise announces its intention to put the notes on credit watch or to withdraw the rating, the trading price of the notes could decline.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If a make-whole fundamental change occurs on or prior to the maturity date, under some circumstances, we will increase the conversion rate for notes converted in connection with the make-whole fundamental change. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. See “Material U.S. Federal Income Tax Considerations.” If you are a non-U.S. holder (as defined in “Material U.S. Federal Income Tax Considerations”), any deemed dividend may be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be set off against subsequent payments on the notes. See “Material U.S. Federal Income Tax Considerations.”

Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right.

Under the notes, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation. We will be required to deliver the shares of our common stock, together with cash for any fractional shares, on the third business day following the relevant conversion date; and for any conversion that occurs on or after the record date for the payment of interest on the notes at the maturity date, we will be required to deliver shares on the maturity date. Accordingly, if the price of our common stock decreases during this period, the value of the shares that you receive will be adversely affected and would be less than the conversion value of the notes on the conversion date.

Conversion of the notes may dilute the ownership interest of existing shareholders, including holders who had previously converted their notes.

To the extent we issue shares of our common stock upon conversion of the notes, the conversion of some or all of the notes will dilute the ownership interests of existing shareholders. Any sales in the public market of shares of our common stock issuable upon such conversion of the notes could adversely affect prevailing market prices of our common stock.

Provisions of Delaware law, our charter documents, and the indenture governing the notes may impede or discourage a takeover, which could cause the market price of our common stock to decline.

We are a Delaware corporation, and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change in control would be beneficial to our existing stockholders. In addition, our board of directors has the power, without stockholder approval, to designate the terms of one or more series of preferred stock and issue shares of preferred stock. These and other impediments to third party acquisition or change of control could limit the price investors are willing to pay for shares of our common stock, which could in turn reduce the market price of our common stock and the trading price of your notes. See “Description of Our Common Stock.”

The repurchase rights in the notes triggered by the occurrence of a fundamental change, as described under the heading “Description of Notes—Fundamental Change,” as well as the additional shares of our common stock by which the conversion rate is increased in connection with certain make whole adjustment events, as described under the heading “Description of Notes—Make Whole upon Certain Transactions,” could discourage a potential acquirer.

Risks Related to Our Operations

Existing electric utility industry regulations, and changes to regulations, may present technical, regulatory and economic barriers to the purchase and use of solar energy systems that may significantly reduce demand for our solar energy systems.

Federal, state and local government regulations and policies concerning the electric utility industry, and internal policies and regulations promulgated by electric utilities, heavily influence the market for electricity generation products and services. These regulations and policies often relate to electricity pricing and the interconnection of customer-owned electricity generation. In the United States, governments and utilities continuously modify these regulations and policies. These regulations and policies could deter customers from purchasing renewable energy, including solar energy systems. This could result in a significant reduction in the potential demand for our solar energy systems. For example, utilities commonly charge fees to larger, industrial customers for disconnecting from the electric grid or for having the capacity to use power from the electric grid for back-up purposes. These fees could increase our customers’ cost to use our systems and make them less desirable, thereby harming our business, prospects, financial condition and results of operations. In addition, depending on the region, electricity generated by solar energy systems competes most effectively with expensive peak-hour electricity from the electric grid, rather than the less expensive average price of electricity. Modifications to the utilities’ peak hour pricing policies or rate design, such as to a flat rate, would require us to lower the price of our solar energy systems to compete with the price of electricity from the electric grid.

In addition, any changes to government or internal utility regulations and policies that favor electric utilities could reduce our competitiveness and cause a significant reduction in demand for our products and services. For example, certain jurisdictions have proposed assessing fees on customers purchasing energy from solar energy systems or imposing a new charge that would disproportionately impact solar energy system customers who utilize net metering, either of which would increase the cost of energy to those customers and could reduce demand for our solar energy systems. Any similar government or utility policies adopted in the future could reduce demand for our products and services and adversely impact our growth.

We rely on net metering and related policies to offer competitive pricing to our customers in some of our key markets.

Forty-three states and Washington, D.C. have a regulatory policy known as net energy metering, or net metering. Each of the states where we currently serve customers has adopted a net metering policy except for Texas, where certain individual utilities have adopted net metering or a policy similar to net metering. Net metering typically allows our customers to interconnect their on-site solar energy systems to the utility grid and offset their utility electricity purchases by receiving a bill credit at the utility’s retail rate for energy generated by their solar energy system in excess of electric load that is exported to the grid. At the end of the billing period, the customer simply pays for the net energy used or receives a credit at the retail rate if more energy is produced than consumed. Utilities operating in states without a net metering policy may receive solar electricity that is exported to the grid at times when there is no simultaneous energy demand by the customer to utilize the generation onsite without providing retail compensation to the customer for this generation. Our ability to sell solar energy systems or the electricity they generate may be adversely impacted by the failure to expand existing limits on the amount of net metering in states that have implemented it, the failure to adopt a net metering policy where it currently is not in place or the imposition of new charges that only or disproportionately impact customers that utilize net metering. Our ability to sell solar energy systems or the electricity they generate also may be adversely impacted by the unavailability of expedited or simplified interconnection for grid-tied solar energy systems or any limitation on the number of customer interconnections or amount of solar energy that utilities are required to allow in their service territory or some part of the grid.

Limits on net metering, interconnection of solar energy systems and other operational policies in key markets could limit the number of solar energy systems installed there. For example, California utilities are currently required to provide net metering to their customers until the total generating capacity of net metered systems exceeds 5% of the utilities’ “aggregate customer peak demand.” This cap on net metering in California was increased to 5% in 2010 as utilities neared the prior cap of 2.5%. If the current net metering caps in California, or other jurisdictions, are reached, future customers will be unable to recognize the current cost savings associated with net metering. We substantially rely on net metering when we establish competitive pricing for our prospective customers. The absence of net metering for new customers would greatly limit demand for our solar energy systems.

Our business currently depends on the availability of rebates, tax credits and other financial incentives. The expiration, elimination or reduction of these rebates, credits and incentives would adversely impact our business.

U.S. federal, state and local government bodies provide incentives to end users, distributors, system integrators and manufacturers of solar energy systems to promote solar electricity in the form of rebates, tax credits and other financial incentives such as system performance payments and payments for renewable energy credits associated with renewable energy generation. We rely on these governmental rebates, tax credits and other financial incentives to lower our cost of capital and to incent fund investors to invest in our funds. These incentives enable us to lower the price we charge customers for energy and for our solar energy systems. However, these incentives may expire on a particular date, end when the allocated funding is exhausted, or be reduced or terminated as solar energy adoption rates increase. These reductions or terminations often occur without warning.

The federal government currently offers a 30% investment tax credit under Section 48(a)(3) of the Internal Revenue Code, or the Federal ITC, for the installation of certain solar power facilities until December 31, 2016. This credit is due to adjust to 10% in 2017. Solar energy systems that began construction prior to the end of 2011 were eligible to receive a 30% federal cash grant paid by the U.S. Treasury Department under section 1603 of the “American Recovery and Reinvestment Act of 2009,” or the U.S. Treasury grant, in lieu of the Federal ITC. Pursuant to the Budget Control Act of 2011, U.S. Treasury grants are subject to sequestration beginning in 2013. Specifically, U.S. Treasury grants made on or after March 1, 2013 through September 30, 2013 will be reduced by 8.7%, regardless of when the U.S. Treasury received the application. As a result, for all applications pending or to be submitted as of March 31, 2013, we expect to suffer grant shortfalls of approximately $10.4 million associated with our financing funds. The sequestration reduction rate is subject to change at the federal government’s fiscal year end of September 30, 2013. In addition, applicable authorities may adjust or decrease incentives from time to time or include provisions for minimum domestic content requirements or other requirements to qualify for these incentives.

Reductions in, or eliminations or expirations of, governmental incentives could adversely impact our results of operations and ability to compete in our industry by increasing our cost of capital, causing us to increase the prices of our energy and solar energy systems, and reducing the size of our addressable market. In addition, this would adversely impact our ability to attract investment partners and to form new financing funds and our ability to offer attractive financing to prospective customers. For the quarter ended March 31, 2013, more than 98% of new customers chose to enter into financed lease or power purchase agreements rather than buying a solar energy system for cash.

Our business depends in part on the regulatory treatment of third-party owned solar energy systems.

Our leases and power purchase agreements are third-party ownership arrangements. Sales of electricity by third parties face regulatory challenges in some states and jurisdictions. Other challenges pertain to whether third-party owned systems qualify for the same levels of rebates or other non-tax incentives available for customer-owned solar energy systems, whether third-party owned systems are eligible at all for these incentives, and whether third-party owned systems are eligible for net metering and the associated significant cost savings. Reductions in, or eliminations of, this treatment of these third-party arrangements could reduce demand for our systems, adversely impact our access to capital and could cause us to increase the price we charge our customers for energy.

The Office of the Inspector General of the U.S. Department of Treasury has issued subpoenas to a number of significant participants in the rooftop solar energy installation industry, including us. The subpoena we received requires us to deliver certain documents in our possession relating to our participation in the U.S. Treasury grant program. These documents are being delivered to the Office of the Inspector General of the U.S. Department of Treasury, which is investigating the administration and implementation of the U.S. Treasury grant program.

In July 2012, we and other companies with significant market share, and other companies related to the solar industry, received subpoenas from the U.S. Department of Treasury’s Office of the Inspector General to deliver certain documents in our respective possession. In particular, our subpoena requested, among other things, documents dated, created, revised or referred to since January 1, 2007 that relate to our applications for U.S. Treasury grants or communications with certain other solar development companies or certain firms that appraise solar energy property for U.S. Treasury grant application purposes. The Inspector General is working with the Civil Division of the U.S. Department of Justice to investigate the administration and implementation of the U.S. Treasury grant program, including possible misrepresentations concerning the fair market value of the solar power systems submitted for grant under that program made in grant applications by companies in the solar industry, including us. We intend to cooperate fully with the Inspector General and the Department of Justice. We are continuing to produce documents and testimony as requested by the Inspector General. We anticipate at least three months will be required to complete the gathering and production of the information requested by the Inspector General, and that the Inspector General will require at least another year to conclude its review. If at the conclusion of the investigation the Inspector General concludes that misrepresentations were made, the Department of Justice could decide to bring a civil action to recover amounts it believes were improperly paid to us. If it were successful in asserting this action, we could then be required to pay damages and penalties for any funds received based on such misrepresentations (which, in turn, could require us to make indemnity payments to certain of our fund investors). Such consequences could have a material adverse effect on our business, liquidity, financial condition and prospects. Additionally, the period of time necessary to resolve the investigation is uncertain, and this matter could require significant management and financial resources that could otherwise be devoted to the operation of our business.

If the Internal Revenue Service or the U.S. Treasury Department makes additional determinations that the fair market value of our solar energy systems is materially lower than what we have claimed, we may have to pay significant amounts to our financing funds or to our fund investors and such determinations could have a material adverse effect on our business, financial condition and prospects.

We and our fund investors claim the Federal ITC or the U.S. Treasury grant in amounts based on the fair market value of our solar energy systems. We have obtained independent appraisals to support the fair market values we report for claiming Federal ITCs and U.S. Treasury grants. The Internal Revenue Service and the U.S. Treasury Department review these fair market values. With respect to U.S. Treasury grants, the U.S. Treasury Department reviews the reported fair market value in determining the amount initially awarded, and the Internal Revenue Service and the U.S. Treasury Department may also subsequently audit the fair market value and determine that amounts previously awarded must be repaid to the U.S. Treasury Department or that excess awards constitute taxable income for U.S. federal income tax purposes. Such audits of a small number of our financing funds are ongoing. With respect to Federal ITCs, the Internal Revenue Service may review the fair market value on audit and determine that the tax credits previously claimed must be reduced. If the fair market value is determined in either of these circumstances to be less than we reported, we may owe the fund or our fund investors an amount equal to this difference, plus any costs and expenses associated with a challenge to that valuation. We could also be subject to tax liabilities, including interest and penalties. As we previously disclosed in our Form 10-K dated March 27, 2013, from time to time the U.S. Treasury Department has determined in some instances to award us U.S. Treasury grants for our solar energy systems at a materially lower value than we had established in our appraisals and, as a result, we have been required to pay our fund investors a true-up payment or contribute additional assets to the associated financing funds. Subsequent to our Form 10-K filing, the U.S. Treasury Department has made similar determinations with respect to additional grant applications. As a result of these actions by the U.S. Treasury Department, based on the number of such systems that we have placed in service and that we plan to place in service using funds contributed by investors to our financing funds currently, we estimate that we would be obligated to pay the investors approximately $15.6 million to compensate them for the anticipated shortfall in grants. In response to such shortfalls, two of our financing funds recently filed a lawsuit in the United States Court of Federal Claims to recover the difference between the U.S. Treasury grants they sought and the amounts the U.S. Treasury paid; to the extent that these lawsuits are successful any recovery would be used to repay us for amounts we previously reimbursed those funds. Our fund investors are contributing to our financing funds at the amounts the U.S. Treasury Department has most recently awarded on similarly situated energy systems to reduce or eliminate the need for us to subsequently pay those fund investors true-up payments or contribute additional assets to the associated financing funds.

If the Internal Revenue Service or the U.S. Treasury Department further disagrees now or in the future, as a result of any pending or future audit, the outcome of the Department of Treasury Inspector General investigation, the change in guidelines or otherwise, with the fair market value of more of our solar energy systems that we have constructed or that we construct in the future, including any systems for which grants have already been paid, and determines we have claimed too high of a fair market value, it could have a material adverse effect on our business, financial condition and prospects. For example, a hypothetical five percent downward adjustment in the fair market value in the approximately $449.6 million of U.S. Department of Treasury grant applications that have been awarded from the beginning of the U.S. Treasury grant program through March 31, 2013 would obligate us to repay approximately $22.5 million to our fund investors.

Our ability to provide solar energy systems to customers on an economically viable basis depends on our ability to finance these systems with fund investors who require particular tax and other benefits.

Our solar energy systems have been eligible for Federal ITCs or U.S. Treasury grants, as well as depreciation benefits. We have relied on, and will continue to rely on, financing structures that monetize a substantial portion of those benefits and provide financing for our solar energy systems. With the lapse of the U.S. Treasury grant program, we anticipate that our reliance on these tax-advantaged financing structures will increase substantially. If, for any reason, we were unable to continue to monetize those benefits through these arrangements, we may be unable to provide and maintain solar energy systems for new customers on an economically viable basis.

The availability of this tax-advantaged financing depends upon many factors, including:

•

our ability to compete with other renewable energy companies for the limited number of potential fund investors, each of which has limited funds and limited appetite for the tax benefits associated with these financings;

•	the state of financial and credit markets;

•	changes in the legal or tax risks associated with these financings; and

•	non-renewal of these incentives or decreases in the associated benefits.

Under current law, the Federal ITC will be reduced from approximately 30% of the cost of the solar energy systems to approximately 10% for solar energy systems placed in service after December 31, 2016. In addition, U.S. Treasury grants are no longer available for new solar energy systems. Moreover, potential fund investors must remain satisfied that the structures we offer make the tax benefits associated with solar energy systems available to these investors, which depends both on the investors’ assessment of the tax law and the absence of any unfavorable interpretations of that law. Changes in existing law and interpretations by the Internal Revenue Service and the courts could reduce the willingness of fund investors to invest in funds associated with these solar energy system investments. We cannot assure you that this type of financing will be available to us. If, for any reason, we are unable to finance solar energy systems through tax-advantaged structures or if we are unable to realize or monetize depreciation benefits, we may no longer be able to provide solar energy systems to new customers on an economically viable basis. This would have a material adverse effect on our business, financial condition and results of operations.

We need to enter into additional substantial financing arrangements to facilitate our customers’ access to our solar energy systems, and if this financing is not available to us on acceptable terms, if and when needed, our ability to continue to grow our business would be materially adversely impacted.

Our future success depends on our ability to raise capital from third-party fund investors to help finance the deployment of our residential and commercial solar energy systems. In particular, our strategy is to seek to reduce the cost of capital through these arrangements to improve our margins or to offset future reductions in government incentives and to maintain the price competitiveness of our solar energy systems. If we are unable to establish new financing funds when needed, or upon desirable terms, to enable our customers’ access to our solar energy systems with little or no upfront cost, we may be unable to finance installation of our customers’ systems, or our cost of capital could increase, either of which would have a material adverse effect on our business, financial condition and results of operations. To date we have raised capital sufficient to finance installation of our customers’

solar energy systems from a number of financial institutions and other large companies. The contract terms in certain of our financing fund documents condition our ability to draw on financing commitments from the fund investors, including if an event occurs that could reasonably be expected to have a material adverse effect on the fund or in one case on us. If we do not satisfy such condition due to events related to our business or a specific financing fund or developments in our industry (including related to the Department of Treasury Inspector General investigation) or otherwise, and as a result we are unable to draw on existing commitments, it could have a material adverse effect on our business, liquidity, financial condition and prospects. If any of the financial institutions or large companies that currently invest in our financing funds decide not to invest in future financing funds to finance our solar energy systems due to general market conditions, concerns about our business or prospects, the pendency of the Department of Treasury Inspector General investigation or any other reason, or materially change the terms under which they are willing to provide future financing, we will need to identify new financial institutions and companies to invest in our financing funds and negotiate new financing terms.

In the past, we encountered challenges raising new funds, which caused us to delay deployment of a substantial number of solar energy systems for which we had signed leases or power purchase agreements with customers. For example, in late 2008 and early 2009, as a result of the state of the capital markets, our ability to finance the installation of solar energy systems was limited and resulted in a significant backlog of signed sales orders for solar energy systems. Our future ability to obtain additional financing depends on banks’ and other financing sources’ continued confidence in our business model and the renewable energy industry as a whole. It could also be impacted by the liquidity needs of such financing sources themselves. If we experience higher customer default rates than we currently experience in our existing financing funds or we lower the credit rating requirement for new customers, this could make it more difficult or costly to attract future financing. Solar energy has yet to achieve broad market acceptance and depends on continued support in the form of performance-based incentives, rebates, tax credits and other incentives from federal, state and foreign governments. If this support diminishes, our ability to obtain external financing on acceptable terms, or at all, could be materially adversely affected. In addition, we face competition for these investor funds. If we are unable to continue to offer a competitive investment profile, we may lose access to these funds or they may only be available on less favorable terms than our competitors. Our current financing sources may be inadequate to support the anticipated growth in our business plans. Our inability to secure financing could lead to cancelled projects and could impair our ability to accept new projects and customers. In addition, our borrowing costs could increase, which would have a material adverse effect on our business, financial condition and results of operations.

A material drop in the retail price of utility-generated electricity or electricity from other sources would harm our business, financial condition and results of operations.

We believe that a customer’s decision to buy renewable energy from us is primarily driven by their desire to pay less for electricity. The customer’s decision may also be affected by the cost of other renewable energy sources. Decreases in the retail prices of electricity from the utilities or from other renewable energy sources would harm our ability to offer competitive pricing and could harm our business. The price of electricity from utilities could decrease as a result of:

•	the construction of a significant number of new power generation plants, including nuclear, coal, natural gas or renewable energy technologies;

•	the construction of additional electric transmission and distribution lines;

•	a reduction in the price of natural gas as a result of new drilling techniques or a relaxation of associated regulatory standards;

•	the energy conservation technologies and public initiatives to reduce electricity consumption; and

•	development of new renewable energy technologies that provide less expensive energy.

A reduction in utility electricity prices would make the purchase of our solar energy systems or the purchase of energy under our lease and power purchase agreements less economically attractive. In addition, a shift in the timing of peak rates for utility-generated electricity to a time of day when solar energy generation is less efficient could make our solar energy system offerings less competitive and reduce demand for our products and services. If the retail price of energy available from utilities were to decrease due to any of these reasons, or others, we would be at a competitive disadvantage, we may be unable to attract new customers and our growth would be limited.

A material drop in the retail price of utility-generated electricity would particularly adversely impact our ability to attract commercial customers.

Commercial customers comprise a significant and growing portion of our business, and the commercial market for energy is particularly sensitive to price changes. Typically, commercial customers pay less for energy from utilities than residential customers. Because the price we are able to charge commercial customers is only slightly lower than their current retail rate, any decline in the retail rate of energy for commercial entities could have a significant impact on our ability to attract commercial customers. We may be unable to offer solar energy systems for the commercial market that produce electricity at rates that are competitive with the price of retail electricity on a non-subsidized basis. If this were to occur, we would be at a competitive disadvantage to other energy providers and may be unable to attract new commercial customers, and our business would be harmed.

Rising interest rates could adversely impact our business.

Changes in interest rates could have an adverse impact on our business by increasing our cost of capital. For example:

•	rising interest rates would increase our cost of capital; and

•

rising interest rates may negatively impact our ability to secure financing on favorable terms to facilitate our customers’ purchase of our solar energy systems or energy generated by our solar energy systems.

The majority of our cash flows to date have been from solar energy systems under lease and power purchase agreements that have been monetized under various financing fund structures. One of the components of this monetization is the present value of the payment streams from the customers who enter into these leases and power purchase agreements. If the rate of return required by the fund investor rises as a result of a rise in interest rates, it will reduce the present value of the customer payment stream and consequently reduce the total value derived from this monetization. Rising interest rates could harm our business and financial condition.

We have guaranteed a minimum return to be received by an investor in one of our financing funds and could be adversely affected if we are required to make any payments under this guarantee.

We have guaranteed to make payments to the investor in one of our financing funds to compensate for payments that the investor would be required to make to a certain third party as a result of the investor not achieving a specified minimum internal rate of return in this fund, assessed annually. The amounts of potential future payments under this guarantee depends on the amounts and timing of future distributions to the investor from the funds and the tax benefits that accrue to the investor from the funds’ activities. Because of uncertainties associated with estimating the timing and amounts of distributions to the investor, we cannot determine the potential maximum future payments that we could have to make under this guarantee. We may agree to similar terms in the future if market conditions require it. Any significant payments that we may be required to make under our guarantees could adversely affect our financial condition.

In our lease pass-through financing funds, there is a one-time reset of the lease payments, and we may be obligated, in connection with the resetting of the lease payments at true up, to refund lease prepayments or to contribute additional assets to the extent the system sizes, costs, and timing are not consistent with the initial lease payment model.

In our lease pass-through financing funds, the models used to calculate the lease prepayments will be updated for each fund at a fixed date occurring after placement in service of all solar systems or an agreed upon date (typically within the first year of the applicable lease term) to reflect certain specified conditions as they exist at such date, including the ultimate system size of the equipment that was leased, how much it cost, and when it went into service. As a result of this true up, the lease payments are resized and we may be obligated to refund the investor’s lease prepayments or to contribute additional assets to the fund. Any significant refunds or capital contributions that we may be required to make could adversely affect our financial condition.

We are not currently regulated as a utility under applicable law, but we may be subject to regulation as a utility in the future.

Federal law and most state laws do not currently regulate us as a utility. As a result, we are not subject to the various federal and state standards, restrictions and regulatory requirements applicable to U.S. utilities. In the United States, we obtain federal and state regulatory exemptions by establishing “Qualifying Facility” status with the Federal Energy Regulatory Commission for all of our qualifying solar energy projects. In Canada, we also are generally subject to the regulations of the relevant energy regulatory agencies applicable to all producers of electricity under the relevant feed-in tariff regulations (including the feed-in tariff rates), however we are not currently subject to regulation as a utility. Our business strategy includes the continued development of larger solar energy systems in the future for our commercial and government customers, which has the potential to impact our regulatory position. Any local, state, federal or foreign regulations could place significant restrictions on our ability to operate our business and execute our business plan by prohibiting or otherwise restricting our sale of electricity. If we were subject to the same state, federal or foreign regulatory authorities as utilities in the United States or if new regulatory bodies were established to oversee our business in the United States or in foreign markets, then our operating costs would materially increase.

A failure to hire and retain a sufficient number of employees in key functions would constrain our growth and our ability to timely complete our customers’ projects.

To support our growth, we need to hire, train, deploy, manage and retain a substantial number of skilled employees. In particular, we need to continue to expand and optimize our sales infrastructure to grow our customer base and our business, and we plan to expand our direct sales force. Identifying and recruiting qualified personnel and training them requires significant time, expense and attention. It can take several months before a new salesperson is fully trained and productive. If we are unable to hire, develop and retain talented sales personnel or if new direct sales personnel are unable to achieve desired productivity levels in a reasonable period of time, we may not be able to realize the expected benefits of this investment or grow our business.

To complete current and future customer projects and to continue to grow our customer base, we need to hire a large number of installers in the relevant markets. Competition for qualified personnel in our industry is increasing, particularly for skilled installers and other personnel involved in the installation of solar energy systems and delivery of energy products and services. We also compete with the homebuilding and construction industries for skilled labor. As these industries recover and seek to hire additional workers, our cost of labor may increase. The unionization of our labor force could also increase our labor costs. Shortages of skilled labor could significantly delay a project or otherwise increase our costs. Because our profit on a particular installation is based in part on assumptions as to the cost of such project, cost overruns, delays or other execution issues may cause us to not achieve our expected margins or cover our costs for that project. In addition, because we are headquartered in the San Francisco Bay Area, we compete for a limited pool of technical and engineering resources that requires us to pay wages that are competitive with relatively high regional standards for employees in these fields.

If we cannot meet our hiring, retention and efficiency goals, we may be unable to complete our customers’ projects on time, in an acceptable manner or at all. Any significant failures in this regard would materially impair our growth, reputation, business and financial results. If we are required to pay higher compensation than we anticipate, these greater expenses may also adversely impact our financial results and the growth of our business.

It is difficult to evaluate our business and prospects due to our limited operating history.

Since our formation in 2006, we have focused our efforts primarily on the sales, financing, engineering, installation and monitoring of solar energy systems for residential, commercial and government customers. We launched our energy efficiency line of products and services in mid-2010, and revenue attributable to this line of business has not been material compared to revenue attributable to our solar energy systems. We may be unsuccessful in significantly broadening our customer base through installation of solar energy systems within our current markets or in new markets we may enter. Additionally, we cannot assure you that we will be successful in generating substantial revenue from our new energy efficiency products and services or from any additional energy-related products and services we may introduce in the future. Our limited operating history, combined with the rapidly evolving and competitive nature of our industry, may not provide an adequate basis for you to evaluate our operating and financing results and business prospects. In addition, we only have limited insight into emerging trends that may adversely impact our business, prospects and operating results. As a result, our limited operating history may impair our ability to accurately forecast our future performance.

We have incurred losses and may be unable to achieve or sustain profitability in the future.

We have incurred net losses in the past, and we had an accumulated deficit of $142.4 million as of March 31, 2013. We may incur net losses from operations as we increase our spending to finance the expansion of our operations, expand our installation, engineering, administrative, sales and marketing staffs, and implement internal systems and infrastructure to support our growth. We do not know whether our revenue will grow rapidly enough to absorb these costs, and our limited operating history makes it difficult to assess the extent of these expenses or their impact on our operating results. Our ability to achieve profitability depends on a number of factors, including:

•	growing our customer base;

•	finding investors willing to invest in our financing funds;

•	maintaining and further lowering our cost of capital;

•	reducing the cost of components for our solar energy systems; and

•	reducing our operating costs by optimizing our design and installation processes and supply chain logistics.

Even if we do achieve profitability, we may be unable to sustain or increase our profitability in the future.

We face competition from both traditional energy companies and renewable energy companies.

The solar energy and renewable energy industries are both highly competitive and continually evolving as participants strive to distinguish themselves within their markets and compete with large utilities. We believe that our primary competitors are the traditional utilities that supply energy to our potential customers. We compete with these utilities primarily based on price, predictability of price, and the ease by which customers can switch to electricity generated by our solar energy systems. If we cannot offer compelling value to our customers based on these factors, then our business will not grow. Utilities generally have substantially greater financial, technical, operational and other resources than we do. As a result of their greater size, these competitors may be able to devote more resources to the research, development, promotion and sale of their products or respond more quickly to evolving industry standards and changes in market conditions than we can. Utilities could also offer other value-added products or services that could help them to compete with us even if the cost of electricity they offer is higher than ours. In addition, a majority of utilities’ sources of electricity is non-solar, which may allow utilities to sell electricity more cheaply than electricity generated by our solar energy systems.

We also compete with solar companies in the downstream value chain of solar energy. For example, we face competition from purely finance driven organizations which then subcontract out the installation of solar energy systems, from installation businesses that seek financing from external parties, from large construction companies and utilities, and increasingly from sophisticated electrical and roofing companies. Some of these competitors specialize in either the residential or commercial solar energy markets, and some may provide energy at lower costs than we do. Many of our competitors also have significant brand name recognition and have extensive knowledge of our target markets. For us to remain competitive, we must distinguish ourselves from our competitors by offering an integrated approach that successfully competes with each level of products and services offered by our competitors at various points in the value chain. If our competitors develop an integrated approach similar to ours including sales, financing, engineering, installation, monitoring and efficiency services, this will reduce our marketplace differentiation.

We also face competition in the energy efficiency market and we expect to face competition in additional markets as we introduce new energy-related products and services. As the solar industry grows and evolves, we will also face new competitors who are not currently in the market. Our failure to adapt to changing market conditions and to compete successfully with existing or new competitors will limit our growth and will have a material adverse effect on our business and prospects.

If we fail to remediate deficiencies in our control environment or are unable to implement and maintain effective internal control over financial reporting in the future, the accuracy and timeliness of our financial and operating reporting and related disclosures may be adversely affected.

In connection with the audits of our consolidated financial statements for 2010 and 2011 we identified material weaknesses in our internal control over financial reporting and inventory processes. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis. These material weaknesses resulted from an aggregation of deficiencies.

The accounting policies associated with our financing funds are complex, which contributed to the material weaknesses in our internal control over financial reporting. For our lease pass-through arrangements, we initially characterized funds received from investors as deferred revenue rather than financing obligations, which resulted in adjustments to our 2010 consolidated financial statements. For a particular sale-leaseback transaction, we did not initially defer the correct amount of gain associated with this arrangement, which was corrected in our 2010 consolidated financial statements. The foregoing resulted in restatement of our 2010 consolidated financial statements. In addition, deficiencies in the design and operation of our internal controls resulted in audit adjustments and delayed our financial statement close process for the years ended December 31, 2010 and 2011. We are in the process of implementing policies and processes to remediate these material weaknesses and improve our internal control over financial reporting.

We have not performed an evaluation of our internal control over financial reporting, pursuant to Section 404 of the Sarbanes-Oxley Act, nor have we engaged our independent registered public accounting firm to perform an audit of our internal control over financial reporting as of any balance sheet date or for any period reported in our financial statements. Had we performed such an evaluation or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, material weaknesses, in addition to those discussed above, may have been identified. For so long as we qualify as an “emerging growth company” under the JOBS Act, we will not have to provide an auditor’s attestation report on our internal controls in future annual reports on Form 10-K as otherwise required by Section 404(b) of the Sarbanes-Oxley Act. During the course of the evaluation, documentation or attestation, we or our independent registered public accounting firm may identify weaknesses and deficiencies that we may not otherwise identify in a timely manner or at all as a result of the deferred implementation of this additional level of review.

We have taken numerous steps to address the underlying causes of the control deficiencies referenced above, primarily through the development and implementation of policies, improved processes and documented procedures, and the hiring of additional accounting and finance personnel with technical accounting, inventory accounting and financial reporting experience. If we fail to remediate deficiencies in our control environment or are unable to implement and maintain effective internal control over financial reporting to meet the demands that are placed upon us as a public company, we may be unable to accurately report our financial results, or report them within the timeframes required by law or exchange regulations.

We cannot assure you that we will be able to remediate our existing material weaknesses in a timely manner, if at all, or that in the future additional material weaknesses will not exist or otherwise be discovered, a risk that is significantly increased in light of the complexity of our business. If our efforts to remediate these material weaknesses are not successful or if other deficiencies occur, our ability to accurately and timely report our financial position, results of operations, cash flows or key operating metrics could be impaired, which could result in late filings of our annual and quarterly reports under the Exchange Act, restatements of our consolidated financial statements or other corrective disclosures, a decline in our stock price, suspension or delisting of our common stock by the NASDAQ Global Market, or other material adverse effects on our business, reputation, results of operations, financial condition or liquidity.

Projects for our significant commercial or government customers involve concentrated project risks that may cause significant changes in our financial results.

During any given financial reporting period, we typically have ongoing significant projects for commercial and governmental customers that represent a significant portion of our potential financial results for such period. For example, Walmart is a significant customer for which we have installed a substantial number of solar energy systems. In November 2011, we announced SolarStrong, our five-year plan to build more than $1 billion in solar energy projects for privatized U.S. military housing communities across the country that we anticipate will involve a significant investment in resources and project management over time and will require additional financing funds to support the project. These larger projects create concentrated operating and financial risks. The effect of recognizing revenue or other financial measures on the sale of a larger project, or the failure to recognize revenue or other financial measures as anticipated in a given reporting period because a project is not yet completed under applicable accounting rules by period end, may materially impact our quarterly or annual financial results. In addition, if construction, warranty or operational issues arise on a larger project, or if the timing of such projects unexpectedly shifts for other reasons, such issues could have a material impact on our financial results. If we are unable to successfully manage these significant projects in multiple markets, including our related internal processes and external construction management, or if we are unable to continue to attract such significant customers and projects in the future, our financial results would be harmed.

We depend on a limited number of suppliers of solar panels and other system components to adequately meet anticipated demand for our solar energy systems. Any shortage, delay or component price change from these suppliers could result in sales and installation delays, cancellations and loss of market share.

We purchase solar panels, inverters and other system components from a limited number of suppliers, making us susceptible to quality issues, shortages and price changes. If we fail to develop, maintain and expand our relationships with these or other suppliers, we may be unable to adequately meet anticipated demand for our solar energy systems, or we may only be able to offer our systems at higher costs or after delays. If one or more of the suppliers that we rely upon to meet anticipated demand ceases or reduces production, we may be unable to quickly identify alternate suppliers or to qualify alternative products on commercially reasonable terms, and we may be unable to satisfy this demand. In particular, there are a limited number of inverter suppliers. Once we design a system for use with a particular inverter, if that type of inverter is not readily available at an anticipated price, we may incur additional delay and expense to redesign the system. There have also been periods of industry-wide shortage of key components, including solar panels, in times of rapid industry growth. The manufacturing infrastructure for some of these components has a long lead time, requires significant capital investment and relies on the continued availability of key commodity materials, potentially resulting in an inability to meet demand for these components. Any decline in the exchange rate of the U.S. dollar compared to the functional currency of our component suppliers could increase our component prices. In addition, the U.S. government has imposed tariffs on solar cells manufactured in China. Based on determinations by the U.S. government, the applicable anti-dumping and countervailing tariff rates range from approximately 8%-255%. To the extent that U.S. market participants experience harm from Chinese pricing practices, an additional tariff of approximately 15%-16% will be applied. Because we currently purchase solar panels containing cells manufactured outside of China, we currently are not adversely impacted by the tariffs. However, if in the future we purchase solar panels containing cells manufactured in China, our purchase price would reflect the tariff penalties mentioned above. Any of these shortages, delays or price changes could limit our growth, cause cancellations or adversely affect our profitability, and result in loss of market share and damage to our brand.

Our operating results may fluctuate from quarter to quarter, which could make our future performance difficult to predict and could cause our operating results for a particular period to fall below expectations, resulting in a severe decline in the price of our common stock.

Our quarterly operating results are difficult to predict and may fluctuate significantly in the future. We have experienced seasonal and quarterly fluctuations in the past. However, given that we are an early-stage company operating in a rapidly growing industry, those fluctuations may be masked by our recent growth rates and thus may not be readily apparent from our historical operating results. As such, our past quarterly operating results may not be good indicators of future performance.

In addition to the other risks described in this “Risk Factors” section, the following factors could cause our operating results to fluctuate:

•	the expiration or initiation of any rebates or incentives;

•	significant fluctuations in customer demand for our products and services;

•	our ability to complete installations in a timely manner due to market conditions resulting in inconsistently available financing;

•	our ability to continue to expand our operations, and the amount and timing of expenditures related to this expansion;

•	actual or anticipated changes in our growth rate relative to our competitors;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital-raising activities or commitments;

•	changes in our pricing policies or terms or those of our competitors, including utilities; and

•	actual or anticipated developments in our competitors’ businesses or the competitive landscape.

For these or other reasons, the results of any prior quarterly or annual periods should not be relied upon as indications of our future performance. In addition, our actual revenue, key operating metrics and other operating results in future quarters may fall short of the expectations of investors and financial analysts, which could have a severe adverse effect on the trading price of our common stock.

Our business has benefited from the declining cost of solar panels, and our financial results may be harmed now that the cost of solar panels has stabilized and could increase in the future.

The declining cost of solar panels and the raw materials necessary to manufacture them has been a key driver in the pricing of our solar energy systems and customer adoption of this form of renewable energy. Now that solar panel and raw materials prices have stabilized and could increase in the future, our growth could slow, and our financial results could suffer. In addition, in the past we have purchased a significant portion of the solar panels used in our solar energy systems from manufacturers based in China, some of whom benefit from favorable foreign regulatory regimes and governmental support, including subsidies. If this support were to decrease or be eliminated, or if tariffs imposed by the U.S. government were to increase the prices of these solar panels, our ability to purchase these products on competitive terms or to access specialized technologies from those countries could be restricted. Any of those events could harm our financial results by requiring us to pay higher prices or to purchase solar panels or other system components from alternative, higher-priced sources. In addition, the U.S. government has imposed tariffs on solar cells manufactured in China. These tariffs will increase the price of solar panels containing these Chinese-manufactured cells, which may harm our financial results in the event we purchase such panels.

We act as the licensed general contractor for our customers and are subject to risks associated with construction, cost overruns, delays, regulatory compliance and other contingencies, any of which could have a material adverse effect on our business and results of operations.

We are a licensed contractor in every community we service, and we are responsible for every customer installation. For our residential projects, we are the general contractor, construction manager and installer. For our commercial projects, we are the general contractor and construction manager, and we typically rely on licensed subcontractors to install these commercial systems. We may be liable to customers for any damage we cause to their home or facility, belongings or property during the installation of our systems. For example, we frequently penetrate our customers’ roofs during the installation process and may incur liability for the failure to adequately weatherproof such penetrations following the completion of construction. In addition, shortages of skilled subcontractor labor for our commercial projects could significantly delay a project or otherwise increase our costs. Because our profit on a particular installation is based in part on assumptions as to the cost of such project, cost overruns, delays or other execution issues may cause us to not achieve our expected margins or cover our costs for that project.

In addition, the installation of solar energy systems and the evaluation and modification of buildings as part of our energy efficiency business is subject to oversight and regulation in accordance with national, state and local laws and ordinances relating to building codes, safety, environmental protection, utility interconnection and metering, and related matters. It is difficult and costly to track the requirements of every individual authority having jurisdiction over our installations and to design solar energy systems to comply with these varying standards. Any new government regulations or utility policies pertaining to our systems may result in significant additional expenses to us and our customers and, as a result, could cause a significant reduction in demand for our systems.

Compliance with occupational safety and health requirements and best practices can be costly, and noncompliance with such requirements may result in potentially significant monetary penalties, operational delays and adverse publicity.

The installation of solar energy systems requires our employees to work at heights with complicated and potentially dangerous electrical systems. The evaluation and modification of buildings as part of our energy efficiency business requires our employees to work in locations that may contain potentially dangerous levels of asbestos, lead or mold. We also maintain a fleet of more than 900 vehicles that our employees use in the course of their work. There is substantial risk of serious injury or death if proper safety procedures are not followed. Our operations are subject to regulation under the U.S. Occupational Safety and Health Act, or OSHA, and equivalent state laws. Changes to OSHA requirements, or stricter interpretation or enforcement of existing laws or regulations, could result in increased costs. If we fail to comply with applicable OSHA regulations, even if no work-related serious injury or death occurs, we may be subject to civil or criminal enforcement and be required to pay substantial penalties, incur significant capital expenditures, or suspend or limit operations. In the past, we have had workplace accidents and received citations from OSHA regulators for alleged safety violations, resulting in fines and operational delays for certain projects. Any such accidents, citations, violations, injuries or failure to comply with industry best practices may subject us to adverse publicity, damage our reputation and competitive position and adversely affect our business.

Problems with product quality or performance may cause us to incur warranty expenses and performance guarantee expenses, may lower the residual value of our solar energy systems and may damage our market reputation and cause our financial results to decline.

Our solar energy system warranties are lengthy. Customers who buy energy from us under leases or power purchase agreements are covered by warranties equal to the length of the term of these agreements—typically 20 years. Depending on the state where they live, customers who purchase our solar energy systems for cash are covered by a warranty up to 10 years in duration. We also make extended warranties available at an additional cost to customers who purchase our solar energy systems for cash. In addition, we provide a pass-through of the inverter and panel manufacturers’ warranties to our customers, which generally range from 5 to 25 years. One of these third-party manufacturers could cease operations and no longer honor these warranties, instead leaving us to fulfill these potential obligations to our customers. For example, Evergreen Solar, Inc., one of our former solar panel suppliers, filed for bankruptcy in August 2011. Further, we provide a performance guarantee with our leased solar energy systems that compensates a customer on an annual basis if their system does not meet the electricity production guarantees set forth in their lease.

Because of the limited operating history of our solar energy systems, we have been required to make assumptions and apply judgments regarding a number of factors, including our anticipated rate of warranty claims, and the durability, performance and reliability of our solar energy systems. We have made these assumptions based on the historic performance of similar systems or on accelerated life cycle testing. Our assumptions could prove to be materially different from the actual performance of our systems, causing us to incur substantial expense to repair or replace defective solar energy systems in the future or to compensate customers for systems that do not meet their production guarantees. Product failures or operational deficiencies also would reduce our revenue from power purchase agreements because they are dependent on system production. Any widespread product failures or operating deficiencies may damage our market reputation and adversely impact our financial results.

In addition, we amortize costs of our solar energy systems over 30 years, which typically exceeds the period of the component warranties and the corresponding payment streams from our operating lease arrangements with our customers. In addition, we typically bear the cost of removing the solar energy systems at the end of the lease term. Furthermore, it is difficult to predict how future environmental regulations may affect the costs associated with the removal, disposal or recycling of our solar energy systems. Consequently, if the residual value of the systems is less than we expect at the end of the lease, after giving effect to any associated removal and redeployment costs, we may be required to accelerate all or some of the remaining unamortized expenses. This could materially impair our future operating results.

Product liability claims against us could result in adverse publicity and potentially significant monetary damages.

If one of our solar energy systems or other products injured someone we would be exposed to product liability claims. Because solar energy systems and many of our other current and anticipated products are electricity producing devices, it is possible that consumers could be injured by our products, whether by product malfunctions, defects, improper installation or other causes. We rely on our general liability insurance to cover product liability claims and have not obtained separate product liability insurance. Any product liability claim we face could be expensive to defend and divert management’s attention. The successful assertion of product liability claims against us could result in potentially significant monetary damages that could require us to make significant payments, as well as subject us to adverse publicity, damage our reputation and competitive position. Also, any product liability claims and any adverse outcomes may subject us to adverse publicity, damage our reputation and competitive position and adversely affect sales of our systems and other products.

Damage to our brand and reputation would harm our business and results of operations.

We depend significantly on our reputation for high-quality products and services, best-in-class engineering, exceptional customer service and the brand name “SolarCity” to attract new customers and grow our business. If we fail to continue to deliver our solar energy systems and our other energy products and services within the planned timelines, if our products and services do not perform as anticipated or if we damage any of our customers’ properties or cancel projects, our brand and reputation could be significantly impaired. In addition, if we fail to deliver, or fail to continue to deliver, high-quality products and services to our customers through our long-term relationships, our customers will be less likely to purchase future products and services from us, which is a key strategy to achieve our desired growth. We also depend greatly on referrals from existing customers for our growth, in addition to our other marketing efforts. Therefore, our inability to meet or exceed our current customers’ expectations would harm our reputation and growth through referrals.

If we fail to manage our recent and future growth effectively, we may be unable to execute our business plan, maintain high levels of customer service or adequately address competitive challenges.

We have experienced significant growth in recent periods, and we intend to continue to expand our business significantly within existing markets and in a number of new locations in the future. This growth has placed, and any future growth may place, a significant strain on our management, operational and financial infrastructure. In particular, we will be required to expand, train and manage our growing employee base. Our management will also be required to maintain and expand our relationships with customers, suppliers and other third-parties and attract new customers and suppliers, as well as to manage multiple geographic locations.

In addition, our current and planned operations, personnel, systems and procedures might be inadequate to support our future growth and may require us to make additional unanticipated investment in our infrastructure. Our success and ability to further scale our business will depend, in part, on our ability to manage these changes in a cost-effective and efficient manner. If we cannot manage our growth, we may be unable to take advantage of market opportunities, execute our business strategies or respond to competitive pressures. This could also result in declines in quality or customer satisfaction, increased costs, difficulties in introducing new products and services or other operational difficulties. Any failure to effectively manage growth could adversely impact our business and reputation.

We may not be successful in leveraging our customer base to grow our business through sales of other energy products and services.

To date, we have derived substantially all of our revenue and cash receipts from the sale of solar energy systems and the sale of energy under our long-term customer agreements. We launched our energy efficiency line of products and services in mid-2010, and revenue attributable to this line of business has not been material compared to revenue attributable to our solar energy systems. Customer demand for these offerings may be more limited than we anticipate. In addition, several of our other energy products and services, including our battery storage solutions, are in the early stages of testing and development. We may not be successful in completing development of these products as a result of research and development difficulties, technical issues, availability of third-party products or other reasons. Even if we are able to offer these or other additional products and services, we may not successfully generate meaningful customer demand to make these offerings viable. If we fail to deliver these additional products and services, if the costs associated with bringing these additional products and services to market is greater than we anticipate, if customer demand for these offerings is smaller than we anticipate, or if our strategy to implement a new sales approach of facilitating energy efficiency upgrades through trusted third-party vendors in lieu of performing these upgrades ourselves is not successful, our growth will be limited.

Our growth depends in part on the success of our strategic relationships with third parties.

A key component of our growth strategy is to develop or expand our strategic relationships with third parties. For example, we are investing resources in establishing relationships with industry leaders, such as trusted retailers and commercial homebuilders, to generate new customers. Identifying partners and negotiating relationships with them requires significant time and resources. If we are unsuccessful in establishing or maintaining our relationships with these third parties, our ability to grow our business could be impaired. Even if we are able to establish these relationships, we may not be able to execute on our goal of leveraging these relationships to meaningfully expand our business and customer base. This would limit our growth potential and our opportunities to generate significant additional revenue or cash receipts.

The loss of one or more members of our senior management or key employees may adversely affect our ability to implement our strategy.

We depend on our experienced management team, and the loss of one or more key executives could have a negative impact on our business. In particular, we are dependent on the services of our chief executive officer and co-founder, Lyndon R. Rive, and our chief operations officer, chief technology officer and co-founder, Peter J. Rive. We also depend on our ability to retain and motivate key employees and attract qualified new employees. Neither our founders nor our key employees are bound by employment agreements for any specific term, and we may be unable to replace key members of our management team and key employees in the event we lose their services. Integrating new employees into our management team could prove disruptive to our operations, require substantial resources and management attention and ultimately prove unsuccessful. An inability to attract and retain sufficient managerial personnel who have critical industry experience and relationships could limit or delay our strategic efforts, which could have a material adverse effect on our business, financial condition and results of operations.

Our business may be harmed if we fail to properly protect our intellectual property.

We believe that the success of our business depends in part on our proprietary technology, including our software, information, processes and know-how. We rely on trade secret and patent protections to secure our intellectual property rights. We cannot be certain that we have adequately protected or will be able to adequately protect our proprietary technology, that our competitors will not be able to utilize our existing technology or develop similar technology independently, that the claims allowed with respect to any patents held by us will be broad enough to protect our technology or that foreign intellectual property laws will adequately protect our intellectual property rights. Moreover, we cannot be certain that our patents provide us with a competitive advantage. Despite our precautions, it may be possible for third parties to obtain and use our intellectual property without our consent. Unauthorized use of our intellectual property by third parties, and the expenses incurred in protecting our intellectual property rights, may adversely affect our business. In the future, some of our products could be alleged to infringe existing patents or other intellectual property of third parties, and we cannot be certain that we will prevail in any intellectual property dispute. In addition, any future litigation required to enforce our patents, to protect our trade secrets or know-how or to defend us or indemnify others against claimed infringement of the rights of others could harm our business, financial condition and results of operations.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members and officers.

As a public company, we are subject to the reporting requirements of the Exchange Act, the listing requirements of the NASDAQ Global Market and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results and maintain effective disclosure controls and procedures and internal control over financial reporting. To maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could harm our business and operating results. Although we have already hired additional employees to comply with these requirements, we may need to hire more employees in the future, which will increase our costs and expenses.

As a public company, we also expect that it will be more expensive for us to maintain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified executive officers and members of our board of directors, particularly to serve on our audit committee and compensation committee.

The production and installation of solar energy systems depends heavily on suitable meteorological conditions. If meteorological conditions are unexpectedly unfavorable, the electricity production from our solar energy systems may be substantially below our expectations and our ability to timely deploy new systems may be adversely impacted.

The energy produced and revenue and cash receipts generated by a solar energy system depend on suitable solar and weather conditions, both of which are beyond our control. Furthermore, components of our systems, such as panels and inverters, could be damaged by severe weather, such as hailstorms or tornadoes. In these circumstances, we generally would be obligated to bear the expense of repairing the damaged solar energy systems that we own. Sustained unfavorable weather also could unexpectedly delay our installation of solar energy systems, leading to increased expenses and decreased revenue and cash receipts in the relevant periods. Weather patterns could change, making it harder to predict the average annual amount of sunlight striking each location where we install. This could make our solar energy systems less economical overall or make individual systems less economical. Any of these events or conditions could harm our business, financial condition and results of operations.

We typically bear the risk of loss and the cost of maintenance and repair on solar systems that are owned or leased by our fund investors.

We typically bear the risk of loss and are generally obligated to cover the cost of maintenance and repair on any solar systems that we sell or lease to our fund investors. At the time we sell or lease a solar system to a fund investor, we enter into a maintenance services agreement where we agree to operate and maintain the system for a fixed fee that is calculated to cover our future expected maintenance costs. If our solar systems require an above-average amount of repairs or if the cost of repairing systems were higher than our estimate, we would need to perform such repairs without additional compensation. If our solar systems, a majority of which are located in California, are damaged in the event of a natural disaster beyond our control, losses could be excluded, such as earthquake damage, or exceed insurance policy limits, and we could incur unforeseen costs that could harm our business and financial condition. We may also incur significant costs for taking other actions in preparation for, or in reaction to, such events. We purchase Property and Business Interruption insurance with industry standard coverage and limits approved by an investor’s third party insurance advisors to hedge against such risk, but such coverage may not cover our losses.

Any unauthorized disclosure or theft of personal information we gather, store and use could harm our reputation and subject us to claims or litigation.

We receive, store and use personal information of our customers, including names, addresses, e-mail addresses, credit information and other housing and energy use information. Unauthorized disclosure of such personal information, whether through breach of our systems by an unauthorized party, employee theft or misuse, or otherwise, could harm our business. If we were subject to an inadvertent disclosure of such personal information, or if a third party were to gain unauthorized access to customer personal information we possess, our operations could be seriously disrupted and we could be subject to claims or litigation arising from damages suffered by our customers. In addition, we could incur significant costs in complying with the multitude of federal, state and local laws regarding the unauthorized disclosure of personal information. Finally, any perceived or actual unauthorized disclosure of such information could harm our reputation, substantially impair our ability to attract and retain customers and have an adverse impact on our business.

We may have trouble refinancing our credit facilities or obtaining new financing for our working capital, equipment financing and other needs in the future or complying with the terms of existing credit facilities. If credit facilities are not available to us on acceptable terms, if and when needed, or if we are unable to comply with their terms, our ability to continue to grow our business would be adversely impacted.

We have entered into several secured credit agreements, including a working capital facility under which we may borrow up to $100 million (with $75 million currently committed from several lenders and an additional $25 million subject to further conditions) that matures in September 2014, a $58.5 million term loan credit facility for the purchase of inventory and working capital needs that matures in August 2013, and a $7.0 million term facility to finance the purchase of vehicles that matures in the first quarter of 2015. Each facility requires us to comply with certain financial, reporting and other requirements. The timing of our commercial projects has on occasion adversely affected our ability to satisfy certain financial covenants under these or prior facilities. While our lenders have given us waivers of certain covenants we have not satisfied in the past, there is no assurance that the lenders will waive or forbear from exercising their remedies with respect to any future defaults that might occur, which also could trigger defaults under our other credit agreements. For example, on April 30, 2012 and May 31, 2012, we did not meet a financial ratio covenant, and on June 30, 2012, we breached a financial covenant related to non-GAAP EBITDA under our prior working capital facility, which also resulted in a default under a separate vehicle financing facility with the same administrative bank agent. The bank waived these breaches, and in September 2012 we refinanced all amounts borrowed under the prior working capital facility with the $100 million working capital facility described above. In May 2013, we executed amendments to two of our secured credit facilities and obtained a waiver from our lenders under our third secured credit facility so that financial covenants regarding debt service coverage for the first quarter of 2013 would not apply to us. Concurrently with this offering, we have amended the debt service coverage ratio in all three of our secured credit facilities to limit debt service to only cash interest charges. We believe that some of the financial and other covenants are generally more favorable to us following these changes, however a breach of our covenants may still occur in the future.

Further, there is no assurance that we will be able to enter into new credit facilities on acceptable terms. If we are unable to satisfy financial covenants and other terms under existing or new facilities or obtain associated waivers or forbearance from our lenders or if we are unable to obtain refinancing or new financings for our working capital, equipment and other needs on acceptable terms if and when needed, our business would be adversely affected.

Risks Related to Ownership of Our Common Stock

Our stock price has been and may continue to be volatile, and the value of your investment could decline.

The trading price of our common stock has been volatile since our initial public offering. Since shares of our common stock were sold in our initial public offering in December 2012 at a price of $8.00 per share, the reported high and low sales prices of our common stock has ranged from $9.20 to $52.77 per share, through June 17, 2013. The market price of our common stock may fluctuate widely in response to many risk factors listed in this section and others beyond our control, including:

•	addition or loss of significant customers;

•	changes in laws or regulations applicable to our industry, products or services;

•	additions or departures of key personnel;

•	actual or anticipated changes in expectations regarding our performance by investors or securities analysts;

•	price and volume fluctuations in the overall stock market;

•	volatility in the market price and trading volume of companies in our industry or companies that investors consider comparable;

•	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

•	our ability to protect our intellectual property and other proprietary rights;

•	sales of our common stock by us or our stockholders;

•	the expiration of contractual lock-up agreements;

•	litigation involving us, our industry or both;

•	major catastrophic events; and

•	general economic and market conditions and trends.

Further, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. In addition, the stock prices of many renewable energy companies have experienced wide fluctuations that have often been unrelated to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may cause the market price of our common stock to decline. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

As an emerging growth company within the meaning of the Securities Act, we will utilize certain modified disclosure requirements, and we cannot be certain if these reduced requirements will make our common stock less attractive to investors.

We are an emerging growth company within the meaning of the rules under the Securities Act. We have in our prior filings with the SEC utilized, and we plan in future filings to continue to utilize, the modified disclosure requirements available to emerging growth companies, including reduced disclosure about our executive compensation and omission of compensation discussion and analysis, and an exemption from the requirement of holding a nonbinding advisory vote on executive compensation. In addition, we will not be subject to certain requirements of Section 404 of the Sarbanes-Oxley Act, including the additional testing of our internal control over financial reporting as may occur when outside auditors attest as to our internal control over financial reporting, and we have elected to delay adoption of new or revised accounting standards applicable to public companies. As a result, our stockholders may not have access to certain information they may deem important.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can utilize the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to utilize this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards as they become applicable to public companies. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We could remain an ‘‘emerging growth company’’ for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenue exceed $1 billion, (ii) the date that we become a ‘‘large accelerated filer’’ as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

The effect of the issuance and sale of our shares of common stock in the concurrent offering, which issuance is being made to facilitate transactions by which investors in the notes may hedge their investments, may be to lower the market price of our common stock.

Concurrently with this offering, we are offering 2,800,000 borrowed shares of our common stock. The share borrower has informed us that it, or one of its affiliates, may short sell up to 2,800,000 borrowed shares concurrently with this offering. The borrowed shares are being borrowed by the share borrower under the share lending agreement. We will not receive any proceeds from the borrowed shares of common stock, but we will receive a nominal lending fee from the share borrower for the use of those borrowed shares. All borrowed shares (or identical shares or, in certain circumstances, the cash value thereof) must be returned to us following the date as of which all of the notes cease to be outstanding as a result of redemption, repurchase, conversion or other acquisition for value or, if earlier, following the termination of the share lending agreement. See “Description of Share Lending Agreement.”

We have been further advised by the share borrower that (1) it, or one of its affiliates, intends to use the short position created by the share loan and the short sales of the borrowed shares to facilitate transactions by which investors in the notes may hedge their investments through privately negotiated derivatives transactions and (2) initially, the number of shares underlying any such derivatives transaction with any investor is not expected to exceed the number of shares underlying the convertible notes purchased by such investor in the concurrent offering. The existence of the share lending agreement in connection with the concurrent offering of the borrowed shares, the short sales of our common stock effected in connection with the sale of the notes, and the related derivatives transactions could cause the market price of our common stock to be lower over the terms of the share lending agreement than it would have been had we not entered into the share lending agreement, due to the effect of the increase in the number of outstanding shares of our common stock or otherwise. The market price of our common stock could be further negatively affected by these or other short sales of our common stock, including other sales by the purchasers of the notes hedging their investment therein.

Adjustments by purchasers of the notes of their hedging positions in our common stock and the expectation thereof may have a negative effect on the market price of our common stock.

The borrowed shares that may be offered in the concurrent offering in connection with the share lending agreement are expected to be used by investors in the notes to establish hedged positions with respect to our common stock through privately negotiated derivatives transactions and initially, the number of shares underlying any such derivatives transaction with any investor is not expected to exceed the number of shares underlying the convertible notes purchased by such investor in the concurrent offering. The number of shares of our common stock offered in the concurrent offering may be more or less than the number of shares that will be needed in such hedging transactions. Any buying or selling of shares of our common stock by those investors to adjust their hedging positions in connection with this offering or the concurrent offering of borrowed shares or in the future may affect the market price of our common stock.

In addition, the existence of the notes may also encourage short selling by market participants because the conversion of the notes could depress our common stock price. The price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity which we expect to occur involving our common stock. This hedging or arbitrage trading activity could, in turn, affect the market price of the notes.

Changes in the accounting guidelines relating to the borrowed shares could decrease our reported earnings per share and potentially our common stock price.

Because the borrowed shares that are being offered in the concurrent offering (or identical shares) must be returned to us when the share lending agreement terminates pursuant to its terms (or earlier in certain circumstances), we believe that under U.S. GAAP, as presently in effect, the borrowed shares will not be considered outstanding for the purpose of computing and reporting our earnings per share. If accounting guidelines were to change in the future, we may be required to treat the borrowed shares as outstanding for purposes of computing earnings per share, our reported earnings per share would be reduced and our common stock price could decrease, possibly significantly.

Our stock price could decline due to the large number of outstanding shares of our common stock eligible for future sale.

Sales of substantial amounts of our common stock in the public market following this offering, or the perception that these sales could occur, could cause the market price of our common stock to decline. These sales could also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

Upon completion of this offering and the concurrent offering of 2,800,000 borrowed shares, we will have 79,758,794 outstanding shares of common stock based on the number of shares outstanding as of May 31, 2013 and assuming no exercise of outstanding options after May 31, 2013. Of these shares:

•	24,836,844 shares will be eligible for sale immediately upon completion of this offering;

•

53,436,940 shares will become eligible for sale, subject to the provisions of Rule 144 or Rule 701 under the Securities Act, as well as our insider trading policy, upon the expiration of agreements not to sell such shares entered into between Goldman, Sachs & Co., Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated and such stockholders beginning 91 days after the date of this prospectus; and

•	1,485,010 shares will become eligible for sale thereafter, subject to the provisions of Rule 144.

Insiders have substantial control over us, which could limit your ability to influence the outcome of key transactions, including a change of control.

As of March 31, 2013, our directors, executive officers and each of our stockholders who own greater than 5% of our outstanding common stock and their affiliates, in the aggregate, owned approximately 77.2% of the outstanding shares of our common stock. As a result, these stockholders, if acting together, would be able to influence or control matters requiring approval by our stockholders, including the election of directors and the approval of mergers, acquisitions or other extraordinary transactions. They may have interests that differ from yours and may vote in a way with which you disagree and that may be adverse to your interests. This concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might affect the market price of our common stock.

Provisions in our certificate of incorporation and bylaws and under Delaware law might discourage, delay or prevent a change of control of our company or changes in our management and, therefore, depress the trading price of our common stock.

Our certificate of incorporation and bylaws contain provisions that could depress the trading price of our common stock by discouraging, delaying or preventing a change of control of our company or changes in our management that the stockholders of our company may believe advantageous. These provisions include:

•	establishing a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of our board of directors;

•	authorizing “blank check” preferred stock that our board of directors could issue to increase the number of outstanding shares to discourage a takeover attempt;

•	limiting the ability of stockholders to call a special stockholder meeting;

•	limiting the ability of stockholders to act by written consent;

•	providing that the board of directors is expressly authorized to make, alter or repeal our bylaws; and

•	establishing advance notice requirements for nominations for elections to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock, to some extent, depends on the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, our stock price would likely decline. If any analyst who covers us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid any dividends on our common stock. We intend to retain any earnings to finance the operation and expansion of our business, and we do not anticipate paying any cash dividends in the future. As a result, you may only receive a return on your investment in our common stock if the market price of our common stock increases.

USE OF PROCEEDS

Our estimated net proceeds from the sale of the notes will be approximately $             million (or approximately $             million if the underwriters exercise in full their option to purchase additional notes). We intend to use the net proceeds from this offering for general corporate purposes, including working capital, capital expenditures, potential acquisitions and strategic transactions. From time to time, we evaluate potential acquisitions and strategic transactions of businesses, technologies or products. Currently, however, we do not have any definitive agreements with respect to any material acquisitions or strategic transactions.

CAPITALIZATION

The following table sets forth the unaudited cash and cash equivalents and consolidated capitalization of SolarCity as of March 31, 2013:

•	on an actual basis, and

•

on an as adjusted basis to give effect to the issuance of the notes, after deducting the underwriters’ discount and estimated offering fees and expenses payable by us including a structuring fee in connection with the concurrent offering of the borrowed shares, and the receipt of the nominal lending fee in the concurrent offering of the borrowed shares, as if such events took place on March 31, 2013. See “Use of Proceeds” for additional detail on the use of net proceeds from the issuance of the notes.

The information in this table should be read in conjunction with the historical financial statements of SolarCity and the respective accompanying notes thereto in the Form 10-K and the Form 10-Q incorporated by reference into this prospectus.

	As of March 31, 2013
	Actual	As Adjusted
	(in thousands)
Cash, cash equivalents and short-term investments	$127,294	$

Current portion of long-term debt	$14,211	$

Long-term debt:
Long-term debt, net of current portion	96,224
% Convertible Senior Notes due 2018	—

Total long-term debt	110,435

Shareholders’ equity:
Common stock, par value $0.0001 per share, 1,000 million shares authorized; 75.3 million shares issued and outstanding actual and as adjusted(1)	7
Additional paid-in capital	329,941
Accumulated deficit	(142,386)

Total stock equity	187,562

Non-controlling interest in subsidiaries	126,831

Total equity	314,393

Total liabilities and equity	$424,828	$

(1)	Outstanding common stock does not include (i) approximately 11.1 million shares of common stock available for grant under our equity plans and 1.3 million shares reserved for issuance under our employee stock purchase plan, (ii) approximately 14.9 million shares underlying options, restricted stock and restricted stock units that were outstanding as of March 31, 2013, at a weighted average exercise price of approximately $5.33 per share, (iii) shares of common stock issuable upon conversion of the notes offered hereby and (iv) the 2,800,000 borrowed shares offered in the concurrent offering. We believe that the borrowed shares in the concurrent offering will not be considered outstanding under U.S. generally accepted accounting principals currently in effect. See “Description of Share Lending Agreement.”

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth the ratio of earnings to fixed charges of SolarCity and its consolidated subsidiaries on a historical basis for each of the periods indicated:

Fiscal Year Ended					Three Months Ended March 31, 2013
December 31, 2008	December 31, 2009	December 31, 2010	December 31, 2011	December 31, 2012
N/A(1)	N/A(1)	N/A(1)	5.23x	N/A(1)	N/A(1)

(1)	In 2008, 2009, 2010, 2012 and the three months ended March 31, 2013, fixed charges exceeded earnings by approximately $14.0 million, $26.2 million, $38.6 million, $64.1 million and $31.1 million, respectively.

For the purpose of computing this ratio, earnings represent pretax income from continuing operations before fixed charges, adjusted to exclude distributed income of equity investees. Fixed charges represent interest expense including capitalized interest, one-third of total rental expense, and amortization of discount and loan expense related to long-term debt.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the NASDAQ Global Market under the ticker symbol “SCTY.” Our common stock commenced trading on the NASDAQ Global Market on December 13, 2012. The following table sets forth for the periods indicated the high and low reported sales prices of our common stock as reported by NASDAQ.

	SolarCity Common Stock
	High	Low
Year Ending December 31, 2013
First Quarter	$20.38	$11.95
Second Quarter (through June 17, 2013)	$52.77	$18.00

Year Ended December 31, 2012
Fourth Quarter (from December 13, 2012)	$13.00	$9.20

The last reported sale price of our common stock on the NASDAQ Global Market on June 17, 2013 was $35.96 per share. As of June 10, 2013, there were approximately 234 holders of record of our common stock.

DIVIDEND POLICY

We have never paid cash dividends. We do not intend to pay cash dividends on our common stock for the foreseeable future.

DESCRIPTION OF NOTES

We will issue the Notes under an indenture (the “Indenture”) between us and Wells Fargo Bank, National Association, as registrar, paying agent and conversion agent (the “Paying Agent), Wells Fargo Bank, National Association, as trustee (the “Trustee”). This description summarizes some, but not all, of the provisions of the Notes and the Indenture. We urge you to read the Indenture and the form of the Note contained therein in their entirety, because they, and not this description, define your rights as a holder of the Notes. The terms of the Notes include those expressly set forth in the indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, which we refer to as the Trust Indenture Act.

You may request a copy of these documents at our address shown under “Where You Can Find More Information.”

In this section, references to “SolarCity,” “we,” “our” or “us” refer solely to SolarCity Corporation and not its subsidiaries.

General

The Notes will be limited to an aggregate principal amount of $175,000,000 ($201,250,000 principal amount if the Underwriters exercise in full their option to purchase additional Notes). The Notes will mature on                 , 2018.

The Notes will be issued only in denominations of $1,000 principal amount and multiples of $1,000 principal amount. The Notes will be payable at the corporate trust office of the Paying Agent. The Notes will be represented by one or more global securities registered in the name of a nominee of the depositary. See “—Book-Entry System.” We may, to the extent permitted by applicable law, at any time, purchase the Notes in the open market or by tender at any price or by private agreement.

The Notes will bear cash interest at the rate of         % per annum from                 , 2013, the date of original issuance. We will pay interest on the Notes semiannually in arrears on                  and of each year, commencing on                 ,                 , to holders of record at the close of business on the                 or                 as the case may be) immediately preceding such interest payment date.

The Notes will not have the benefit of a sinking fund.

Each payment of interest on the Notes will include interest accrued for the period commencing on and including the immediately preceding interest payment date (or, if none, the original issuance date) through the day before the applicable interest payment date (or repurchase date or maturity date, as applicable). Any payment required to be made on any day that is not a Business Day will be made on the following Business Day and no interest or other amount will be paid as a result of any such postponement. Interest will be calculated using a 360-day year composed of twelve 30-day months. A “Business Day” is any weekday that is not a day on which banking institutions in the City of New York are authorized or obligated to close. Interest will cease to accrue on a Note upon its maturity, conversion or purchase by us.

You will have the option, subject to the conditions set forth below, to convert your Notes into shares of our Common Stock at an initial Conversion Rate of                 shares of Common Stock per Note (the “Conversion Rate”). This is equivalent to an initial conversion price of $             per share. The Conversion Rate is subject to adjustment if certain events occur, as described below under “—Conversion Rate Adjustments.”

The Notes will not be redeemable prior to maturity.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

Unless the context otherwise requires, all references to interest in this prospectus include additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “—Events of Default”.

Ranking

The Notes will:

•	be our general unsecured obligations;

•	rank equal in right of payment with our other senior unsecured indebtedness;

•	rank senior in right of payment to any indebtedness that is contractually subordinated to the Notes;

•	be effectively subordinated to all of our existing or future secured indebtedness to the extent of the value of the collateral securing such indebtedness; and

•	be structurally subordinated to the claims of our subsidiaries’ creditors, including trade creditors;

Other than restrictions described under “—Fundamental Change” and “—Merger and Sales of Assets by SolarCity” below, and except for the provisions set forth under “—Conversion Rate Adjustments—Make Whole upon Certain Transactions,” the Indenture does not contain any covenants or other provisions designed to afford holders of the Notes protection in the event of a highly leveraged transaction involving us or in the event of any decline in our credit rating (to the extent the Notes are then rated) as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders. The Indenture governing the Notes offered hereby will not limit our ability or the ability of our subsidiaries to incur additional indebtedness in the future, including senior secured indebtedness. In the event of our bankruptcy, liquidation, reorganization or winding up, any of our assets that secure our future secured indebtedness will be available to pay our obligations on the Notes only to the extent that the value of such assets exceeds the amount of secured indebtedness that they secure. There may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding.

As of March 31, 2013, SolarCity Corporation had $88.6 million, net of fees, of secured indebtedness outstanding that would have been effectively senior to the Notes to the extent of the security interest. As of that same date, our subsidiaries had outstanding an aggregate of approximately $79.4 million of indebtedness and other liabilities of the type required to be reflected on a balance sheet in accordance with U.S. generals accepted accounting principles (including trade payables, accruals and capital lease obligations, but excluding intercompany obligations) to which the Notes will be structurally subordinated. We and our subsidiaries expect from time to time to incur additional indebtedness and liabilities.

The ability of our subsidiaries to pay dividends and make other payments to us is restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries may become a party. We may not be able to pay interest on the Notes or the Fundamental Change repurchase price (as defined below) if a holder requires us to purchase Notes.

Additional Notes

We may, without the consent of the holders, reopen the Indenture for the Notes and issue additional Notes under the Indenture with the same terms as the Notes offered hereby (except for any differences in issue price) in an unlimited aggregate principal amount; provided that if any such additional Notes are not fungible with the Notes initially offered hereby for U.S. federal income tax purposes, such additional Notes will have a separate CUSIP number.

No Redemption

We are not permitted to redeem the Notes prior to their maturity.

Conversion Rights

You may convert your Notes at an initial Conversion Rate of                 shares of Common Stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $         per share) until the close of business on the second Scheduled Trading Day immediately preceding the maturity date. The Conversion Rate and the equivalent conversion price in effect at any given time will be subject to adjustment as described below under “—Conversion Rate Adjustments.” A holder may convert fewer than all of such holder’s Notes so long as the Notes converted are an integral multiple of $1,000 principal amount.

“Scheduled Trading Day” means any day that is scheduled by the applicable U.S. exchange to be a Trading Day.

“Trading Day” means a day on which (i) there is no Market Disruption Event (as defined below) and (ii) trading in our securities generally occurs on the NASDAQ Global Market (the “NASDAQ”), or if our Common Stock is not listed on the NASDAQ, then as reported by the New York Stock Exchange or the principal other national or regional securities exchange on which the shares of our Common Stock are then traded or, if our Common Stock is not listed or approved for trading on the New York Stock Exchange or another national or regional securities exchange, on the principal market on which shares of our Common Stock are then traded. If our Common Stock is not so listed or traded, “Trading Day” shall have the same meaning as Business Day.

“Market Disruption Event” means the occurrence or existence on any Scheduled Trading Day for our Common Stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our Common Stock or in any U.S. options contracts or U.S. futures contracts relating to our common stock, and such suspension or limitation occurs or exists at any time within the 30 minutes prior to the closing time of the relevant exchange on such day.

Upon conversion of a Note, a holder will not receive any cash payment of interest unless such conversion occurs between a regular record date and the interest payment date to which such record date relates (in which case interest will be paid as described in the following paragraph), and we will not adjust the Conversion Rate to account for accrued and unpaid interest. Except in such case, our settlement of conversions as described below under “—Settlement upon Conversion” will be deemed to satisfy our obligation with respect to such Notes. Accordingly, any accrued but unpaid interest will be deemed to be paid in full upon conversion, rather than cancelled, extinguished or forfeited.

Holders of Notes at the close of business on a regular record date will receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such Notes at any time after the close of business on such regular record date.

If a holder submits its Notes for conversion between a record date and the opening of business on the next interest payment date, such holder must pay funds equal to the interest payable on the converted principal amount on such interest payment date; provided, however, that no such payment need be made (1) if we have specified a purchase date following a Fundamental Change that is after a record date and on or prior to the next interest payment date, (2) to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such Notes, or (3) if the Notes are surrendered for conversion after 5:00 p.m., New York City time, on the record date for the payment of interest on the Notes at maturity. We will not be required to convert any Notes that are surrendered for conversion without payment of interest as required by this paragraph.

If a holder converts Notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issuance of any shares of our Common Stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

If you wish to exercise your conversion right, you must deliver an irrevocable conversion notice, together with (if the Notes are in certificated form) the certificated security, to the Paying Agent who will, on your behalf, convert the Notes into shares of our Common Stock. You may obtain copies of the required form of the conversion notice from the Paying Agent. If you hold a beneficial interest in a global Note, you must comply with DTC’s procedures for converting a beneficial interest in a global Note. The “Conversion Date” with respect to a Note will be the date on which the holder of the Note has complied with all requirements under the Indenture to convert a Note.

Settlement upon Conversion

If you surrender your Note for conversion, you will receive, on the third Trading Day following the Conversion Date a number of shares of Common Stock equal to (i) (A) the aggregate principal amount of Notes to be converted, divided by (B) $1,000, multiplied by (ii) the applicable Conversion Rate in effect on the Conversion Date; provided, however, that for any conversion that occurs on or after the record date for the payment of interest on the Notes at the maturity date and until the close of business on the second Scheduled Trading Day immediately preceding the maturity date, we will deliver such shares on the maturity date. Notwithstanding the foregoing, we will not deliver any fractional shares upon conversion; instead, we will deliver cash in lieu of fractional shares based on the Closing Sale Price of our Common Stock on the Conversion Date (or, if the Conversion Date is not a Trading Day, the next following Trading Day).

The “Closing Sale Price” of our Common Stock on any date means the closing per-share sale price (or if no closing per-share sale price is reported, the average of the last bid and ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices) on that date as reported on the NASDAQ or, if our Common Stock is not listed on the NASDAQ, then as reported by the New York Stock Exchange or the principal other national or regional securities exchange on which the shares of our Common Stock are then traded or, if our Common Stock is not listed or approved for trading on the New York Stock Exchange or another national or regional securities exchange, on the principal market on which shares of our Common Stock are then traded. If our Common Stock is not so traded, the “Closing Sale Price” of our Common Stock will be the average of the midpoint of the last bid and ask prices for shares of our Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose, which may include one or more of the initial purchasers.

You will be deemed to be the record holder of the shares of our Common Stock deliverable on conversion as of the close of business on the Conversion Date.

Conversion Rate Adjustments

The Conversion Rate will be subject to adjustment upon the events described below, except that we will not make any adjustments to the Conversion Rate if holders of the Notes participate (as a result of holding the Notes, and at the same time as Common Stock holders participate) subject to notice of such participation to holders, in any of the events described below as if such holders of the Notes held a number of shares of our Common Stock equal to the then applicable Conversion Rate, multiplied by the principal amount (expressed in thousands) of Notes held by such holder, without having to convert their Notes. For the avoidance of doubt, in no event will the Conversion Rate be decreased other than as a result of a share combination described in clause (1) below.

(1)	If we pay a dividend or make a distribution exclusively in shares of our Common Stock on all or substantially all of our shares of our Common Stock, or if we subdivide or combine our Common Stock, the Conversion Rate will be adjusted based on the following formula:

CR’ = CR ×	OS
OS’

where,

CR’ =	the Conversion Rate in effect immediately after the open of business on the Ex-Dividend Date for such dividend or distribution, or immediately after the open of business on the effective date of such subdivision or combination, as the case may be;

CR =	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution, or immediately prior to the open of business on the effective date of such subdivision or combination, as the case may be;

OS’ =	the number of shares of our Common Stock outstanding immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution, or immediately prior to the open of business on the effective date of such subdivision or combination, as the case may be; and

OS =	the number of shares of our Common Stock outstanding immediately after such dividend or distribution, or immediately after the effective date of such subdivision or combination, as the case may be.

Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date for such subdivision or combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, or the outstanding shares of Common Stock are not so subdivided or combined, as the case may be, the applicable Conversion Rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution or to effect such subdivision or combination, to the Conversion Rate that would then be in effect if such dividend or distribution or subdivision or combination had not been declared.

(2)

If we distribute to all or substantially all holders of our Common Stock any rights, options or warrants that allow the holders to purchase (for a period expiring within 45 days after the date of issuance) shares of our Common Stock at a price per share less (or securities convertible into our Common Stock having a conversion price per share of our Common Stock less) than the average of the Closing Sale Prices of our Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution, the Conversion Rate will be increased based on the following formula:

CR’ = CR ×	O + N
O + ((N × P)/M)

where:

CR’	=	the Conversion Rate in effect immediately after the open of business on the Ex-Dividend Date for such distribution;

CR	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;

O	=	the number of shares of our Common Stock outstanding at the close of business on the Trading Day immediately preceding the Ex-Dividend Date for such distribution;

N	=	the number of additional shares of our Common Stock issuable pursuant to such rights, options or warrants;

P	=	the per-share offering price payable to exercise such rights, options or warrants for the additional shares; and

M	=	the average of the Closing Sale Prices of our Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date with respect to the distribution.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the open of business on the ex-dividend date for such distribution. To the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants, the applicable Conversion Rate shall be decreased to the Conversion Rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so distributed, the applicable Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such distribution had not occurred.

For purposes of this clause (2), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase our Common Stock at less than the average of the Closing Sale Prices of our Common Stock for each Trading Day in the applicable 10 consecutive Trading Day period, there shall be taken into account any consideration we receive for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be determined by our board of directors or committee thereof.

(3)	If we pay dividends and other distributions to all or substantially all holders of our Common Stock consisting of our debt, securities or assets or certain rights to purchase our securities, excluding

•	dividends or distributions (including subdivisions) referred to in clause (1) above,

•	those rights, options or warrants referred to in clause (2) above,

•	dividends and other distributions paid exclusively in cash pursuant to clause (4) below, and

•	any Spin-Off (as defined below) to which the provisions set forth below in this clause (3) shall apply, the Conversion Rate will be increased based on the following formula:

CR’ = CR ×	M
M – F

where:

CR’	=	the Conversion Rate in effect immediately after the open of business on the Ex-Dividend Date for such distribution;
CR	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;
M	=	the average of the Closing Sale Prices of our Common Stock for the 10 consecutive Trading Day period ending on, and including, the Ex-Dividend Date for such distribution; and
F	=	the fair market value, as determined by our board of directors or committee thereof, of the portion of those assets, securities, rights, warrants or options to be distributed in respect of each share of Common Stock immediately prior to the open of business on the Ex-Dividend Date for such distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after the open of business on the Ex-Dividend Date for such distribution. If such distribution is not so paid or made, the applicable Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such distribution had not been declared.

If we issue rights, options or warrants that are only exercisable upon the occurrence of certain triggering events, then:

•	we will not adjust the Conversion Rate pursuant to the clauses above until the earliest of these triggering events occurs; and

•	we will readjust the Conversion Rate to the extent any of these rights, options or warrants are not exercised before they expire.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our Common Stock or shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, where such capital stock or similar equity interest is listed or quoted (or will be listed or quoted upon consummation of the Spin-Off) on a U.S. national securities exchange or reasonably comparable non-U.S. equivalent, which we refer to as a “Spin-Off,” the Conversion Rate will be increased based on the following formula:

CR’ = CR ×	F + MP
MP

where:

CR’	=	the Conversion Rate in effect immediately after the open of business on the effective date for the Spin-Off;
CR	=	the Conversion Rate in effect immediately prior to the open of business on the effective date for the Spin-Off;
F	=	the average of the Closing Sale Prices of the capital stock or similar equity interest distributed to holders of our Common Stock applicable to one share of our Common Stock over the first 10 consecutive Trading Day period immediately following, and including, the effective date for the Spin-Off (such period, the “Valuation Period”); and
MP	=	the average of the Closing Sale Prices of our Common Stock over the Valuation Period.

The adjustment to the Conversion Rate under the preceding paragraph of this clause (3) will be made immediately after the open of business on the day after the last day of the Valuation Period, but will be given effect as of the open of business on the effective date for the Spin-Off. For purposes of determining the Conversion Rate, in respect of any conversion during the 10 Trading Days commencing on the effective date for any Spin-Off, references within the portion of this clause (3) related to “Spin-Offs” to 10 Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the effective date for such Spin-Off to, but excluding, the relevant Conversion Date.

(4)	If we make distributions of cash to all or substantially all holders of our Common Stock, the Conversion Rate will be increased based on the following formula:

CR’ = CR ×	SP
SP–C

where:

CR’	=	the Conversion Rate in effect immediately after the open of business on the Ex-Dividend Date for such distribution;

CR	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;

SP	=	the average of the Closing Sale Prices of our Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

C	=	the amount in cash per share we distribute to holders of our Common Stock in such distribution.

Any increase to the applicable Conversion Rate made under this clause (4) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution. If such dividend or distribution is not so paid, the applicable Conversion Rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(5)	If we or any of our subsidiaries make a payment to holders of our Common Stock in respect of a tender or exchange offer, other than an odd-lot offer, by us or any of our subsidiaries for our Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of our Common Stock exceeds the average of the Closing Sale Prices of our Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day following the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Date”), the Conversion Rate will be increased based on the following formula:

CR’ = CR ×	F + (SP × OS’) OS × SP

where:

CR’	=	the Conversion Rate in effect immediately after the open of business on the Trading Day following the Expiration Date;

CR	=	the Conversion Rate in effect immediately prior to the open of business on the Trading Day following the Expiration Date;

F	=	the fair market value, as determined by our board of directors (or a committee thereof), of the aggregate consideration payable in such tender or exchange offer (up to any maximum amount specified in the terms of the tender or exchange offer) for all shares of our Common Stock we or our subsidiaries purchase in such tender or exchange offer, such fair market value to be measured as of the expiration time of the tender or exchange offer (the “Expiration Time”);

OS	=	the number of shares of our Common Stock outstanding immediately prior to Expiration Time (prior to giving effect to such tender offer or exchange offer);

OS’	=	the number of shares of our Common Stock outstanding immediately after the Expiration Time (after giving effect to such tender offer or exchange offer); and

SP	=	the average of the Closing Sale Prices of our Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day following the Expiration Date.

The adjustment to the Conversion Rate under the preceding paragraph of this clause (5) will be made immediately after the open of business on the 11th Trading Day following the Expiration Date but will be given effect at the open of business on the Trading Day following the Expiration Date. For purposes of determining the Conversion Rate, in respect of any conversion during the 10 Trading Days commencing on the Trading Day following the Expiration Date, references within this clause (5) to 10 Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the Trading Day following the Expiration Time to, but excluding, the relevant Conversion Date.

In the event that we or one of our subsidiaries is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but we or such subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made.

As used in this section, with respect to any issuance, dividend or distribution, “Ex-Dividend Date” means the first date on which the shares of our Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question.

If we adopt a stockholders rights plan providing that each share of our Common Stock issued upon conversion of the Notes, at any time prior to the distribution of separate certificates representing the rights, will be entitled to receive the right, then there will not be any adjustment to the Conversion Rate as a result of the issuance of rights, the distribution of separate certificates representing rights, the exercise or redemption of rights in accordance with any rights agreement, or the termination or invalidation of rights. In such a case, however, holders will receive the rights under the rights plan upon conversion unless, prior to any conversion, the rights have separated from the Common Stock. If the rights have separated, the Conversion Rate will be adjusted at the time of separation as provided above (subject to readjustment in the event of the expiration, termination or redemption of such rights).

The applicable Conversion Rate will not be adjusted upon certain events, including but not limited to:

•

upon the issuance of any shares of our Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of SolarCity and the investment of additional optional amounts in shares of our Common Stock under any plan;

•

upon the issuance of any shares of our Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of SolarCity or any of its subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant or right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•

ordinary course of business stock repurchases that are not tender offers or exchange offers referred to in clause (5) above, including structured or derivative transactions, pursuant to a stock repurchase program approved by our board of directors;

•	for a change in the par value of our common stock;

•	any accrued and unpaid interest or additional interest; or

•	upon the issuance of any shares of our Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date the Notes were first issued.

We may also (but are not required to) increase the Conversion Rate as permitted by law for at least 20 Business Days, if our board of directors determines that such increase would be in our best interest, so long as the increase is irrevocable during the period. We may also (but are not required to) increase the Conversion Rate to avoid or diminish income tax to holders of our Common Stock, or rights to purchase shares of our Common Stock, in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

In the event of a taxable distribution to holders of our Common Shares which results in an adjustment of the Conversion Rate, a holder may, in certain circumstances (such as a distribution of a cash dividend), be deemed to have received a distribution subject to United States federal income tax as a dividend. In certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of our Common Shares. See “Material U.S. Federal Income Tax Considerations.”

Notwithstanding the foregoing, in no event will the conversion rate per $1,000 principal amount of notes exceed                 , subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments”.

We will not take any action that would result in adjustment of the Conversion Rate, pursuant to the provisions described above, in such a manner as to result in the reduction of the conversion price to less than the par value per share of our Common Stock.

In the event of:

•	any reclassification of our Common Stock;

•	a consolidation, merger, combination or binding share exchange involving us; or

•	a sale or conveyance to another person of all or substantially all of our property and assets,

in each case, in which holders of our outstanding Common Stock are entitled to receive cash, securities or other property for their shares of our Common Stock (“Reference Property”), you will be entitled thereafter to convert your Notes into the type and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of our Common Stock equal to the Conversion Rate immediately prior to such transaction would have owned or been entitled to receive upon such transaction; provided that, at and after the effective time of any such transaction, any amount otherwise payable in cash for fractional shares of our Common Stock upon conversion of the Notes will continue to be payable as described under “—Settlement upon Conversion.” If the Notes become convertible into Reference Property, we will notify the Trustee and holders of the Notes in writing and make such relevant information with respect to such Reference Property available on our website.

For purposes of the foregoing, the type and amount of consideration that holders of our Common Stock are entitled to in the case of any reclassification, consolidation, merger, combination, binding share exchange, sale or transfer of assets or other transaction that causes our Common Stock to be converted into the right to receive more than a single type of consideration, because the holders of our Common Stock have the right to elect the type of consideration they receive, will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our Common Stock that affirmatively make such an election. We will notify holders and the Trustee in writing of the weighted average as soon as practicable after such determination is made.

Except as specifically described above, the applicable Conversion Rate will not be subject to adjustment in the case of the issuance of shares of our Common Stock or any securities convertible into or exchangeable for shares of our Common Stock or the right, option or warrant to purchase shares of our Common Stock or such convertible or exchangeable securities.

Make Whole upon Certain Transactions

If a Fundamental Change pursuant to paragraphs (1), (2) or (4) of the definition thereof (after giving effect to any exceptions or exclusions from such definition but with respect to any event described in paragraph (2) of the definition of Fundamental Change, shall be determined without regard to the exception provided by the second bullet point of such definition) (any such event, a “Make Whole Adjustment Event”), occurs, and if a holder of Notes elects to convert its Notes in connection with any such Make Whole Adjustment Event (any conversion during the period beginning with, and including, the Effective Date to, and including, the second Scheduled Trading Day immediately preceding the related repurchase date or, if there is no repurchase date, the 35th Scheduled Trading Day immediately following the Effective Date, as the case may be, will be deemed to be “in connection with” such Make Whole Adjustment Event), the Conversion Rate for any such Notes tendered for conversion will be increased by a number of additional shares of our Common Stock (the “Additional Shares”). We will notify holders and the Trustee in writing not later than the Effective Date of such Make Whole Adjustment Event, describing the Make Whole Adjustment Event and such holders’ rights to Additional Shares hereunder.

The number of Additional Shares will be determined by reference to the table below, based on the date on which such Make Whole Adjustment Event occurs or becomes effective (the “Effective Date”) and the price paid per share for our Common Stock in such Make Whole Adjustment Event (the “Share Price”). If holders of our Common Stock receive only cash in such Make Whole Adjustment Event described in clause (2) under the definition of Fundamental Change, the Share Price will be the cash amount paid per share of our Common Stock. Otherwise, the Share Price will be the average of the Closing Sale Prices of our Common Stock over the ten Trading Day period ending on the Trading Day immediately preceding the Effective Date.

In connection with the notification referred to above, we will provide written notice to the Trustee and the holders of Notes and make such information available on our website as soon as practicable after we first determine the Effective Date of such Make Whole Adjustment Event.

The Share Prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the Conversion Rate of the Notes is otherwise adjusted. The adjusted Share Prices will equal the Share Prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the Share Price adjustment and the denominator of which is the Conversion Rate as so adjusted. The number of additional shares will be adjusted in the same manner as the Conversion Rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the Share Price paid per share of our Common Stock in the Make Whole Adjustment Event and the number of Additional Shares per $1,000 principal amount of Notes by which the Conversion Rate will be increased:

Share Price
Effective Date	$	$	$	$	$	$	$	$	$	$	$	$	$
, 2013
, 2014
, 2015
, 2016
, 2017
, 2018

The exact Share Prices and Effective Dates may not be set forth in the table above, in which case:

•

If the Share Price is between two Share Price amounts in the table or the Effective Date is between two Effective Dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower Share Price amounts and the two Effective Dates, as applicable, based on a 365-day year.

•	If the Share Price is greater than $ per share, subject to adjustment, the Conversion Rate will not be adjusted.

•	If the Share Price is less than $ per share (the closing price of the Common Stock on the date hereof), subject to adjustment, the Conversion Rate will not be adjusted.

Notwithstanding the foregoing, in no event will the total number of shares of our Common Stock issuable upon conversion exceed                 shares per $1,000 principal amount of Notes, subject to adjustments in the same manner as the Conversion Rate as set forth above under “—Conversion Rate Adjustments.”

In the event of a conversion of Notes in connection with a Make Whole Adjustment Event that results in an adjustment of the Conversion Rate, a holder may be deemed to have received a distribution subject to United States federal income tax as a dividend. See “Material U.S. Federal Income Tax Considerations.”

Settlement of Conversions upon a Make Whole Adjustment Event

We will settle conversion of Notes converted in connection with a Make Whole Adjustment Event as described above under “—Settlement upon Conversion”; provided, however, that in connection with a Make Whole Adjustment Event in which the holders of our Common Stock receive only cash consideration for their shares of Common Stock (in a single per-share amount, other than with respect to appraisal and similar rights), we will settle conversions by delivering, on the tenth Business Day after the Conversion Date, for each $1,000 in principal amount of Notes, an amount of cash equal to (i) the applicable Conversion Rate on the Conversion Date, increased by Additional Shares, if any, calculated as set forth in this section, multiplied by (ii) the per-share amount of cash consideration paid in such Make Whole Adjustment Event.

Fundamental Change

If a Fundamental Change occurs, each holder of Notes will have the right, at its option, to require us to repurchase for cash all of its Notes, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay in cash is equal to 100% of the principal amount of Notes to be repurchased plus accrued and unpaid interest, if any, thereon to (but excluding) the repurchase date. If Notes are repurchased on a date that is after a regular record date for the payment of interest and prior to the corresponding interest payment date, we will not pay accrued interest to the holder of Notes being repurchased, and will instead pay the full amount of the relevant interest payment on such interest payment date to the holder of record on such regular record date.

Within 10 calendar days after we know or reasonably should know of the occurrence of a Fundamental Change, we will give to the holders of the Notes notice of the transaction or transactions that constitute the Fundamental Change and of the repurchase right arising as a result of the Fundamental Change. We must also deliver a copy of this notice to the Trustee. Simultaneously with providing such notice, we will publish the information on our website or through such other public medium as we may use at that time.

To exercise the repurchase right, you must deliver on or before the close of business on the Scheduled Trading Day immediately preceding the Fundamental Change repurchase date, written notice to the Trustee of your exercise of your repurchase right, together with the Notes with respect to which the right is being exercised. We are required to repurchase the Notes on the date that is no fewer than 20 and no more than 45 Business Days after the date of our notice.

A “Fundamental Change” will be deemed to have occurred at the time after the Notes are originally issued that any of the following occurs:

(1)	a “person” within the meaning of Section 13(d) of the Exchange Act, other than us, our wholly owned subsidiaries or our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person has become the direct or indirect “beneficial owner”, as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;

(2)	we merge or consolidate with or into any other person (other than a subsidiary), any merger of another person into us, or we convey, sell, transfer or lease all or substantially all of our assets to another person (other than a subsidiary), other than any transaction:

•	involving a merger or consolidation that does not result in a reclassification, conversion, exchange or cancellation of outstanding Common Stock; or

•

pursuant to which the holders of our Common Stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation or direct or indirect parent thereof immediately after the transaction, with such holders’ proportional voting power immediately after the transaction vis-à-vis each other with respect to the securities they receive in such transaction being in substantially the same proportions as their respective voting power vis-à-vis each other with respect to the Common Stock that they held immediately before such transaction; or

•

which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our Common Stock solely into shares of Common Stock of the surviving entity;

(3)	our stockholders approve any plan or proposal for our liquidation or dissolution; or

(4)	a termination of trading.

However, a Fundamental Change will not be deemed to have occurred if at least 90% of the consideration (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in a merger or consolidation otherwise constituting a Fundamental Change under clause (1) and/or clause (2) above consists of shares of common stock or depositary receipts in respect of Common Stock or common equity interests traded on the NASDAQ, the NASDAQ Global Select Market, the NASDAQ Global Market or the New York Stock Exchange (or any of their respective successors), or will be so traded immediately following the merger or consolidation, and as a result of the merger or consolidation the Notes become convertible into such consideration.

For purposes of these provisions:

•

a “termination of trading” will be deemed to have occurred if our Common Stock (or other common stock or common equity interests or related depository receipts into which the Notes are then convertible) is neither listed nor approved for trading on the NASDAQ, the NASDAQ Global Select Market, the NASDAQ Global Market or the New York Stock Exchange (or any of their respective successors);

•	whether a person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act; and

•	“person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

A holder’s notice electing to require us to repurchase such holder’s Notes in connection with a Fundamental Change must state:

•	the portion of the principal amount of Notes to be repurchased, in multiples of $1,000;

•	that the Notes are to be repurchased by us pursuant to the applicable provisions of the Notes; and

•	if certificated Notes have been issued, the certificate numbers of the Notes to be delivered for repurchase.

You may withdraw any repurchase notice by a written notice of withdrawal delivered to the Paying Agent prior to 5:00 p.m., New York City time, on the last day prior to the repurchase date. If a holder of Notes delivers a repurchase notice, it may not thereafter surrender such Notes for conversion unless such repurchase notice is withdrawn as permitted below. The notice of withdrawal must state:

•	the principal amount of the withdrawn Notes, in multiples of $1,000;

•	if certificated Notes have been issued, the certificate numbers of the withdrawn Notes; and

•	the principal amount, if any, which remains subject to the repurchase notice.

If the Notes are held in book entry form the above notices must also comply with the appropriate procedures of DTC.

If a Fundamental Change were to occur, we may not have enough funds to pay the Fundamental Change purchase price. In addition, we have, and may in the future incur, other indebtedness with similar change of control provisions permitting our debt holders to accelerate upon the occurrence of similar events and that may contain negative covenants limiting our ability to purchase the Notes upon the occurrence of a Fundamental Change. See “Risk Factors—Risk Factors Related to Our Indebtedness and this Offering—We may not have the ability to pay interest on the Notes or to repurchase the Notes upon a fundamental change.” If we fail to purchase the Notes when required following a Fundamental Change, we will be in default under the Indenture.

We will comply with the requirements of the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Fundamental Change. In addition, Rule 13e-4 under the Exchange Act requires the dissemination of prescribed information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to the holders of Notes. We will comply with these rules to the extent they apply at that time.

The definition of Fundamental Change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our and our subsidiaries’ assets. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase its Notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of SolarCity’s and its subsidiaries’ assets may be uncertain.

The foregoing provisions would not necessarily provide the holders of Notes with protection if we are involved in a highly leveraged or other transaction that may adversely affect the holders.

If a Fundamental Change were to occur, we may not have sufficient funds to pay the Fundamental Change repurchase price. See “Risk Factors—Risk Factors Related to Our Indebtedness and this Offering—We may not have the ability to pay interest on the Notes or to repurchase the Notes upon a Fundamental Change.” In particular, we have, and may in the future incur, other indebtedness with similar Fundamental Change provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specified dates. If we fail to repurchase the Notes when required following a Fundamental Change, we will be in default under the Indenture.

Merger and Sales of Assets by SolarCity

We may not (1) consolidate with or merge into any other person or sell, convey, lease or transfer all or substantially all of our assets to any other person in any one transaction or series of related transactions, or (2) permit any person to consolidate with or merge into us, unless

•

if we are not the surviving person, then either the surviving person formed by such consolidation or into which we are merged or the person to which our assets are so transferred shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia; provided, however, that the surviving person shall execute and deliver to the Trustee a supplemental indenture expressly assuming the payment when due of the principal of and interest on the Notes and the performance of each of our other covenants under the Indenture; and

•	immediately after giving effect to such transaction, no default or event of default has occurred and is continuing.

Upon any such consolidation, merger or transfer, the surviving person (if not us) shall succeed to, and may exercise every right and power of, the Company under the Indenture.

Although these types of transactions are permitted under the Indenture, certain of the foregoing transactions could constitute a Fundamental Change (as defined above) permitting each holder to require us to purchase the Notes of such holder as described above.

Events of Default

The following are events of default with respect to the Notes:

•	default for 30 days in payment of any interest due and payable on the Notes;

•	default in payment of principal of the Notes and accrued and unpaid interest at maturity or upon repurchase following a Fundamental Change, when the same becomes due and payable;

•	we fail to provide notice of the occurrence of a Fundamental Change or a Make Whole Adjustment Event as required by the Indenture;

•

default in our obligation to deliver shares of Common Stock required to be delivered upon conversion of the Notes, together with cash in lieu thereof in respect of any fractional shares, upon conversion of any Notes;

•

default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced by any indebtedness for money borrowed (other than (i) any non-recourse indebtedness for money borrowed or (ii) indebtedness for money borrowed of a subsidiary of SolarCity Corporation if such subsidiary is a special purpose entity that serves as a vehicle to obtain financing that is otherwise non-recourse to SolarCity Corporation and its other subsidiaries) (“Indebtedness”) by SolarCity or any of its Significant Subsidiaries (as defined below), whether such Indebtedness now exists, or is created after the date of the Indenture, if that default:

(1)	is caused by a failure to pay at stated maturity the principal of such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(2)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been accelerated, aggregates $50.0 million or more unless such Payment Default is cured or waived or such acceleration is rescinded, stayed or annulled within 30 days after written notice from the Trustee or the holders of at least 25% in principal amount of the Notes (provided, however that if any such failure or acceleration referred to in (1) or (2) above shall cease to be cured, waived, rescinded or annulled, then the event of default by reason thereof shall be deemed not to have occurred);

•

default in our performance of any other covenants or agreements in respect of the Notes contained in the Indenture or the Notes for 60 days after written notice of such default to us by the Trustee or to us and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding; or

•	certain events of bankruptcy, insolvency and reorganization of us.

A “Significant Subsidiary” is a subsidiary that is a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X promulgated by the SEC, provided that in the case of a subsidiary that meets the criteria of clause (3) thereof but not clause (1) or (2) thereof, such subsidiary shall not be a “Significant Subsidiary” unless such subsidiary’s income from continuing operations before income taxes, extra items and cumulative effect of changes in accounting principles exclusive of amounts attributable to any non-controlling interests for the last completed fiscal year prior to the date of such determination exceeds $5 million.

Notwithstanding the foregoing, the lndenture will provide that, to the extent we elect, the sole remedy for an event of default relating to (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) our failure to comply with our obligations as set forth under “—Reports” below, will after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the Notes at a rate equal to (x) 0.25% per annum of the principal amount of the Notes outstanding for the first 180 days of the 270-day period on which such event of default is continuing beginning on, and including, the date on which such an event of default first occurs and (y) 0.50% per annum of the principal amount of the Notes outstanding for the last 90 days of such 270-day period as long as such event of default is continuing. If we so elect, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the Notes. If the event of default relating to the reporting obligations is not cured or waived prior to such 271st day, on the 271st day after such event of default such additional interest will cease to accrue and the Notes will be subject to acceleration as provided above. The provisions of the Indenture described in this paragraph will not affect the rights of holders of Notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest following an event of default in accordance with this paragraph or we elected to make such payment but do not pay the additional interest when due, the Notes will be immediately subject to acceleration as provided above.

The Indenture requires that we file annually with the Trustee a certificate describing any default by us in the performance of any conditions or covenants that has occurred under the Indenture and its status. We must give the Trustee written notice within 30 days of any default under the Indenture and any event that with the giving of notice or the lapse of time would become an event of default under the Indenture.

The Indenture provides that if an event of default occurs and is continuing with respect to the Notes, either the Trustee or the registered holders of at least 25% in aggregate principal amount of the Notes may declare the principal amount plus accrued and unpaid interest, if any, on the Notes to be due and payable immediately. If an event of default relating to some events of bankruptcy, insolvency or reorganization occurs, the principal amount plus accrued and unpaid interest, if any, on the Notes will become immediately due and payable without any action on the part of the Trustee or any holder. At any time after a declaration of acceleration, but before a judgment or decree for payment of money has been obtained, if all events of default with respect to the Notes have been cured (other than the nonpayment of principal of the Notes which has become due solely by reason of the declaration of acceleration), then the registered holders of a majority in aggregate principal amount of Notes may rescind the declaration of acceleration.

A holder of Notes may pursue any remedy under the Indenture only if:

•	the holder gives the Trustee written notice of a continuing event of default for the Notes;

•	the holders of at least 25% in principal amount of the outstanding Notes make a written request to the Trustee to pursue the remedy;

•	the holder offers to the Trustee indemnity reasonably satisfactory to the Trustee against losses, liabilities and expenses;

•	the Trustee fails to act for a period of 60 days after receipt of written notice and offer of indemnity; and

•	during that 60-day period, the holders of a majority in principal amount of the Notes do not give the Trustee a direction inconsistent with the request.

This provision does not, however, affect the right of a holder of Notes to sue for enforcement of payment of the principal of or interest on the holder’s Notes on or after the respective due dates expressed in its Notes or the holder’s right to convert its Notes in accordance with the Indenture.

The Trustee is entitled under the Indenture to reasonable indemnification against losses, liabilities and expenses before proceeding to exercise any right or power under the Indenture at the direction of the registered holders of the Notes or which requires the Trustee to expend or risk its own funds or otherwise incur any financial liability. The Indenture also provides that the registered holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes. The Trustee, however, may refuse to follow any such direction that conflicts with law or the Indenture, is unduly prejudicial to the rights of other registered holders of the Notes, or would involve the Trustee in personal liability.

The Indenture provides that, while the Trustee generally must mail notice of a default or event of default to the registered holders of the Notes within 90 days of the Trustee’s knowledge of such occurrence, the Trustee may withhold notice of any default or event of default (except in payment on the debt securities) if the Trustee in good faith determines that the withholding of such notice is in the interest of the registered holders of the Notes.

Modification and Waiver

We may amend or supplement the Indenture if the holders of a majority in principal amount of the Notes consent to it. Without the consent of the holder of each Note affected thereby, however, no modification may:

•	reduce the amount of Notes whose holders must consent to an amendment, supplement or waiver;

•	reduce any rate of interest or change the time for payment of interest on the Notes;

•	reduce the principal amount of the Notes or change their final stated maturity;

•	reduce the repurchase price of the Notes or change the time at which the Notes may or must be repurchased;

•	make payments on the Notes payable in currency other than as originally stated in the Notes;

•	impair the holder’s right to institute suit for the enforcement of any payment on the Notes;

•	make any change in the percentage of principal amount of Notes necessary to waive compliance with some provisions of the Indenture or to make any change in this provision for modification;

•	waive a continuing default or event of default regarding any payment on the Notes; or

•	except as required by the Indenture as of the date of original issuance, adversely affect the conversion or repurchase provisions of the Notes.

We may amend or supplement the Indenture or waive any provision of it without the consent of any holders of Notes in some circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for the assumption of our obligations under the Indenture by a successor upon any merger, consolidation or asset transfer permitted under the Indenture;

•

to make provisions with respect to the conversion rights of the holders of Notes as described under “—Conversion Rights—Conversion Rate Adjustments” in accordance with the applicable provisions of the Indenture;

•	to provide for uncertificated Notes in addition to or in place of certificated Notes;

•	to provide any security for or guarantees of the Notes;

•	to comply with any requirement to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939;

•	to add covenants that would benefit the holders of Notes or to surrender any rights we have under the Indenture;

•	to add events of default with respect to the Notes;

•	to add circumstances under which we will pay additional interest on the Notes;

•	to make any change that does not adversely affect any outstanding Notes in any material respect; or

•	to conform the provisions thereof to this Description of Notes in this prospectus as supplemented by the related pricing term sheet.

The holders of a majority in principal amount of the outstanding Notes generally may waive any existing or past default or event of default. Those holders may not, however, waive any default or event of default in any payment on any Note or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, with respect to amendments that do not require the consent of holders of Notes, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the Indenture by delivering to the registrar for cancellation all outstanding Notes or by depositing with the Trustee or delivering to the holders, as applicable, after the Notes have become due and payable, whether at the stated maturity, any repurchase date or upon conversion or otherwise, cash and shares of our Common Stock (solely to satisfy outstanding conversions, if applicable), sufficient to pay all of the outstanding Notes and all other sums payable under the Indenture by us. Such discharge is subject to terms contained in the Indenture.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, determinations of the market prices of the Notes and of our Common Stock, any interest payable on the Notes, the Conversion Rate and the conversion price of the Notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of Notes. We will provide a schedule of our calculations to the Trustee, and the Trustee is entitled to rely upon the accuracy of our calculations without independent verification. The Trustee will forward our calculations to any holder of Notes upon the request of that holder.

Governing Law

The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Reports

The Indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the Trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by us with the SEC via the EDGAR system will be deemed to be filed with the Trustee as of the time such documents are filed via EDGAR.

The Trustee shall have no duty or responsibility whatsoever to determine if such filing or posting has occurred.

Delivery of reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including compliance with any of our covenants under the Indenture (as to which the Trustee is entitled to rely conclusively on Officers’ Certificates). The Trustee is under no duty to examine such reports, information or documents to ensure compliance with the provision of the Indenture or to ascertain the correctness or otherwise of the information or the statements contained therein.

Trustee

Wells Fargo Bank, National Association is the initial trustee under the Indenture. Wells Fargo Bank, National Association is the initial registrar, paying agent and conversion agent under the Indenture.

If an event of default occurs and is continuing, the Trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The Trustee will become obligated to exercise any of its powers under the Indenture at the request of any of the holders of any Notes only after those holders have offered the Trustee indemnity reasonably satisfactory to it against losses, liabilities and expenses.

If the Trustee becomes one of our creditors, it will be subject to limitations in the Indenture on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The Trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

Form, Exchange, Registration and Transfer

We will issue the Notes in registered form, without interest coupons. We will not charge a service charge for any registration of transfer or exchange of the Notes. We may, however, require the payment of any tax or other governmental charge payable for that registration.

Notes will be exchangeable for other Notes, for the same principal amount and for the same terms but in different authorized denominations in accordance with the Indenture. Holders may present Notes for registration of transfer at the office of the Paying Agent or any transfer agent we designate. The Paying Agent or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request. See “—Book-Entry System” below for further description of the procedures and requirements for transfer of ownership pursuant to DTC’s book-entry transfer system.

We have appointed the Paying Agent as security registrar for the Notes. We may at any time rescind that designation or approve a change in the location through which any registrar acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional registrars for the Notes.

Payment and Paying Agents

Payments in respect of the principal and interest, including additional interest, if any, on global Notes registered in the name of DTC or its nominee will be payable to DTC or its nominee, as the case may be, in its capacity as the registered holder under the Indenture. In the case of certificated Notes, payments will be made in U.S. dollars at the office of the Paying Agent or, at our option, by check mailed to the holder’s registered address (or, if requested by a holder of more than $1 million of Notes, by wire transfer to the account designated by such holder). We will make any required interest payments to the person in whose name each Note is registered at the close of business on the record date for the interest payment.

The Paying Agent will be designated as our paying agent for payments on the Notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the Trustee and the Paying Agent shall pay to us upon written request any money held by them for payments on the Notes that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the Trustee or paying agent with respect to that money will cease.

Notices

Except as otherwise described herein, notice to registered holders of the Notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Replacement of Notes

We will replace any Notes that become mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the Trustee of the mutilated Notes or evidence of the loss, theft or destruction satisfactory to us and the Trustee. In the case of a lost, stolen or destroyed Notes, indemnity satisfactory to the Trustee and us may be required at the expense of the holder of the Notes before a replacement Note will be issued.

Book-Entry System

The Notes will be represented by one or more global securities (each a “Global Security”). Each Global Security will be deposited with, or on behalf of, DTC and be registered in the name of a nominee of DTC. Except under circumstances described below, the Notes will not be issued in definitive form.

Upon the issuance of a Global Security, DTC will credit on its book-entry registration and transfer system the accounts of persons designated by the Underwriters with the respective principal amounts of the Notes represented by the Global Security. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with DTC or its nominee (“Participants”) or persons that may hold interests through Participants. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of persons other than Participants). The laws of some states require that some purchasers of securities take physical delivery of the securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by that Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have the Notes represented by that Global Security registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form, and will not be considered the owners or holders thereof under the Indenture. Principal and interest payments, if any, on the Notes registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the relevant Global Security. Neither SolarCity, the Trustee or the Paying Agent (or any successor entity acting in any of those roles) will have any responsibility or liability for any aspect of the records relating to nor payments made on account of beneficial interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal or interest, if any, will credit immediately Participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant Global Security as shown on the records of DTC or its nominee. We also expect that payments by Participants to owners of beneficial interests in a Global Security held through these Participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of the Participants.

If DTC is at any time unwilling or unable to continue as a depositary and a successor depositary is not appointed by us within 90 days, we will issue the Notes in definitive form in exchange for the entire Global Security for the Notes. In addition, we may at any time and in our sole discretion determine not to have the Notes represented by a Global Security and, in such event, will issue the Notes in definitive form in exchange for the entire Global Security relating to the Notes. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of the Notes represented by the Global Security equal in principal amount to the beneficial interest and to have the Notes registered in its name. Notes so issued in definitive form will be issued as registered Notes (and in “registered form” for purposes of Section 163(f) of the Internal Revenue Code) in denominations of $1,000 and integral multiples thereof, unless otherwise specified by us.

DESCRIPTION OF SHARE LENDING AGREEMENT

Concurrently with the offering of the notes, we are offering 2,800,000 shares of our common stock, par value $0.0001 per share (which shares we refer to as the “borrowed shares”), that we will loan to Goldman Sachs Financial Markets, L.P. (which we refer to as the “share borrower”), an affiliate of an underwriter for the concurrent offering of the notes, by means of a separate registration statement. We will not receive any proceeds of the offering of borrowed shares, but we will receive a nominal loan fee of $0.0001 for each borrowed share we loan as described below.

To facilitate transactions by which investors in our notes may hedge their investments, we have entered into a share lending agreement, to be dated as of the pricing of this offering, with the share borrower, under which we have agreed to loan to the share borrower 2,800,000 borrowed shares for a period beginning on the date of the share lending agreement and ending on or about the maturity date of the notes or, if earlier, on or about the date as of which all of the notes cease to be outstanding as a result of redemption, repurchase, conversion or other acquisition for value (or earlier in certain circumstances) or in other circumstances described in the share lending agreement. We refer to this period as the “loan availability period”. The share borrower’s obligations under the share lending agreement will be guaranteed by its parent entity, The Goldman Sachs Group, Inc. (which we refer to as the “guarantor”).

The share loan under the share lending agreement will terminate and the borrowed shares must be returned to us if the concurrent offering of the notes is not consummated or upon the termination of the loan availability period, as well as under the following circumstances:

•	the share borrower may terminate all or any portion of the loan at any time;

•

on or after the exercise or expiration of the over-allotment option pursuant to the underwriting agreement for the notes, to the extent that the aggregate number of borrowed shares exceeds the number of shares into which the outstanding notes may convert, the share loan will terminate with respect to such excess; and

•

we or the share borrower may terminate any or all of the outstanding loan upon a default by the other party under the share lending agreement, including certain breaches by the share borrower of its representations and warranties, covenants or agreements under the share lending agreement, or the bankruptcy of us, the share borrower or the guarantor or in certain other circumstances set forth in the share lending agreement.

Any shares that we loan to the share borrower will be issued and outstanding for corporate law purposes and, accordingly, the holders of the borrowed shares will have all of the rights of a holder of our outstanding shares, including the right to vote the shares on all matters submitted to a vote of our stockholders and the right to receive any dividends or other distributions that we may pay or make on our outstanding shares of common stock. However, under the share lending agreement, the share borrower has agreed:

•	to pay to us an amount equal to cash dividends, if any, that we pay on the borrowed shares; and

•	to pay or deliver, as the case may be, to us any other distribution, other than in a liquidation or a reorganization in bankruptcy, that we make on the borrowed shares.

In view of the contractual undertakings of the share borrower in the share lending agreement, which have the effect of substantially eliminating the economic dilution that otherwise would result from the issuance of the borrowed shares, we believe that under U.S. generally accepted accounting principles currently in effect, the borrowed shares will not be considered outstanding for the purpose of computing and reporting our earnings per share.

Goldman, Sachs & Co., an affiliate of the share borrower, has informed us that (1) it, or one of its affiliates, intends to use the short position created by the share loan and the short sales of the borrowed shares to facilitate transactions by which investors in the notes may hedge their respective investments through privately negotiated derivatives transactions and (2) initially, the number of shares underlying any such derivatives transaction with any investor is not expected to exceed the number of shares underlying the convertible notes purchased by such investor in the concurrent offering. The share borrower has informed us that it, or one of its affiliates, may short sell up to 2,800,000 borrowed shares concurrently with the concurrent offering of the notes. The total number of shares that the share borrower can borrow under the share lending agreement is limited to a maximum of 2,800,000 borrowed shares.

The existence of the share lending agreement and the short sales of our common stock effected in connection with the sale of the notes being offered concurrently herewith could cause the market price of our common stock to be lower over the term of the share lending agreement than it would have been had we not entered into that agreement. See “Risk Factors—Risks Related to Our Indebtedness and this Offering—Future sales of our common stock in the public market or securities convertible into or exchangeable for our common stock, and hedging activities in connection with this offering, could lower the market price for our common stock and adversely impact the trading price of the notes.” However, we have determined that the entry into the share lending agreement is in our best interests as a means to facilitate the offer and sale of the notes on terms more favorable to us than we could have otherwise obtained.

DESCRIPTION OF OUR CAPITAL STOCK

The following is a summary of our capital stock and certain provisions of our certificate of incorporation and bylaws. This summary is not complete and is qualified in its entirety by the provisions of our certificate of incorporation and bylaws, each as amended to date. Our authorized capital stock consists of 1,000,000,000 shares of common stock, $0.0001 par value per share, and 100,000,000 shares of preferred stock, $0.0001 par value per share, all of which preferred stock is undesignated and none of which is issued and outstanding.

Common Stock

Common stockholders are entitled to one vote for each share of common stock held of record for the election of directors and on all matters submitted to a vote of stockholders. Common stockholders are entitled to receive dividends ratably, if any, as may be declared by our board of directors out of legally available funds, subject to any preferential dividend rights of any preferred stock then outstanding. Upon our dissolution, liquidation or winding up, common stockholders are entitled to share ratably in our net assets legally available for distribution after the payment of all our debts and other liabilities, subject to the preferential rights of any preferred stock then outstanding. Common stockholders have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of common stockholders are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. All of our outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

Our board of directors is authorized, without further vote or action by the stockholders, to issue from time to time up to an aggregate of 100,000,000 shares of preferred stock in one or more series and to fix or alter the designations, rights, preferences and privileges and any qualifications, limitations or restrictions of the shares of each such series of preferred stock, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series, any or all of which may be greater than the rights of common stock. The issuance of preferred stock could adversely affect the voting power of our common stockholders and the likelihood that our common stockholders will receive dividend payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control. We have no present plans to issue any shares of preferred stock.

Registration Rights

The holders of an aggregate of up to 51,862,956 shares of our common stock, or their permitted transferees, are entitled to rights with respect to the registration of these shares under the Securities Act. These rights are provided under the terms of an investors’ rights agreement between us and the holders of these shares, and include demand registration rights, short-form registration rights and piggyback registration rights.

The registration rights terminate with respect to the registration rights of an individual holder on the earliest to occur of December 2017 or such date as the holder can sell all of the holder’s shares in any three-month period under Rule 144 or another similar exemption under the Securities Act, unless such holder holds at least 2% of our voting stock.

Demand Registration Rights.    The holders of at least a majority of the shares subject to our investors’ rights agreement may demand that we effect a registration under the Securities Act covering the public offering and sale of all or part of such registrable securities held by such stockholders. Upon any such demand we must use our best efforts to effect the registration of such registrable securities that have been requested to register together with all other registrable securities that we may have been requested to register by other stockholders pursuant to the incidental registration rights described below. We are only obligated to effect two registrations in response to these demand registration rights.

Incidental Registration Rights.    If we register any securities for public sale, including pursuant to any stockholder initiated demand registration, holders of such registrable securities will have the right to include their shares in the registration statement, subject to certain exceptions relating to employee benefit plans and mergers and acquisitions. The underwriters of any underwritten offering will have the right to limit the number registrable securities to be included in the registration statement, subject to certain restrictions.

Short Form Registration Rights.    We are obligated under our investors’ rights agreement to use commercially reasonable efforts to qualify and remain eligible for registration on Form S-3 under the Securities Act. At any time after we are qualified to file a registration statement on Form S-3, the holders of at least 10% of such registrable securities may request in writing that we effect a registration on Form S-3 if the proposed aggregate offering price of the shares to be registered by the holders requesting registration is at least $1,000,000, subject to certain exceptions.

Expenses of Registration.    We will pay all registration expenses related to any demand, company or Form S-3 registration, including reasonable fees and expenses of one special counsel for the holders of such registrable securities, other than underwriting discounts, selling commissions and transfer taxes (if any), which will be borne by the holders of such registrable securities.

Anti-Takeover Effects of Provisions of the Certificate of Incorporation and Bylaws

Our certificate of incorporation and our bylaws contain certain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. We expect these provisions and certain provisions of Delaware law, which are summarized below, to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate more favorable terms with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us.

Undesignated Preferred Stock.    As discussed above, our board of directors has the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire or obtain control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

Limits on the Ability of Stockholders to Act by Written Consent or Call a Special Meeting.    Our certificate of incorporation provides that our stockholders may not act by written consent, which may lengthen the amount of time required to take stockholder actions. As a result, a holder controlling a majority of our capital stock would not be able to amend our certificate of incorporation or bylaws or remove directors without holding a meeting of our stockholders called in accordance with our bylaws.

In addition, our certificate of incorporation and bylaws provide that special stockholders meetings may be called only by the chairperson of the board of directors, the chief executive officer or our board of directors. Stockholders may not call a special meeting, which may delay our stockholders ability to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals.    Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors. These provisions may preclude the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to acquire or obtain control of our company.

Board Classification.    Our certificate of incorporation divides our board of directors into three classes and provides that our stockholders elect one class each year. The directors in each class serve for a three-year term. Our classified board of directors may tend to discourage a third party from making a tender offer or otherwise attempting to acquire or obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Election and Removal of Directors.    Our certificate of incorporation and bylaws contain provisions that establish specific procedures for appointing and removing members of our board of directors. Under our certificate of incorporation and bylaws, vacancies and newly created directorships on our board of directors may be filled only by a majority of the directors then serving on the board of directors. Under our certificate of incorporation and bylaws, directors may be removed only for cause by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of directors.

No Cumulative Voting.    The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation and bylaws do not provide for cumulative voting. Without cumulative voting, a minority stockholder may not be able to gain as many seats on our board of directors as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence our board of directors’ decision regarding a takeover.

Delaware Anti-Takeover Statute.    We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•	prior to the date of the transaction, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, calculated as provided under Section 203; or

•

at or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage attempts that might result in a premium over the market price for shares of common stock.

The provisions of Delaware law and the provisions of our certificate of incorporation and bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is ComputerShare Trust Company, N.A. The transfer agent’s address is 250 Royall Street, Canton, Massachusetts 02021, and its telephone number is (800) 662-7232.

Listing on the NASDAQ Global Market

Our common stock is listed on the NASDAQ Global Market under the trading symbol “SCTY.”

DESCRIPTION OF OUR OTHER INDEBTEDNESS

As of March 31, 2013, SolarCity Corporation had an aggregate of $88.6 million of outstanding indebtedness, net of fees, as follows:

•

We had $72.4 million outstanding under a revolving credit agreement with Bank of America, N.A. and a syndicate of banks. The facility was obtained to fund working capital, letters of credit and general corporate needs. We are allowed to increase the commitment under this facility in an aggregate amount not to exceed $25.0 million, subject to, among other things, the absence of any default under the loan documents governing the loan and receipt of commitments from existing lenders or other financial institutions. The borrowed funds bear interest at a rate of 3.875% plus LIBOR or, at our option, at a rate equal to 2.875%, plus the higher of (A) the federal funds rate plus 0.5%, (B) Bank of America’s published “prime rate,” or (C) LIBOR plus 1%. The fee for letters of credit is 3.875% per annum. The facility is secured by certain of our machinery and equipment, accounts receivables, inventory and other assets, excluding certain inventory pledged to other lenders. This facility matures in September 2014, which date may be extended by an additional year if we satisfy certain financial conditions.

•

We had $8.0 million outstanding under a term loan credit agreement with Bank of America, N.A. and a syndicate of banks. The facility was obtained to fund the purchase of certain inventory and other working capital needs. The facility is secured by certain of our inventory. Interest on the borrowed funds accrues at a rate of 3.75% plus LIBOR. The facility matures in August 2013.

•

We had $8.2 million outstanding under various vehicles financing facilities with various banks and financial institutions. The facilities are secured by the underlying vehicles. The facilities bear interest at rates ranging between 0.0% and 11.31%. The facilities mature between April 2013 and December 2017.

In addition, as of March 31, 2013 certain of our subsidiaries had an aggregate of $21.8 million of outstanding indebtedness, net of fees, and an additional $347.2 million of committed debt facilities available to our subsidiaries, which is non-recourse to SolarCity Corporation. On June 7, 2013, one of our subsidiaries entered into a $100 million term loan facility to finance working capital needs, and the subsidiary drew down $14.0 million under the facility. Our subsidiary is allowed to increase this facility in an aggregate amount not to exceed an additional $50.0 million, subject to, among other things, the absence of any default under the loan documents governing the facility and receipt of commitments from existing lenders or other financial institutions. The indebtedness under these facilities is non-recourse to SolarCity Corporation.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section is a discussion of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and the common stock into which the notes may be converted. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing U.S. federal income tax authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of purchasing, owning or disposing of the notes or common stock. The summary generally applies only to beneficial owners of the notes that purchase their notes in this offering for an amount equal to the issue price of the notes, which is the first price at which a substantial amount of the notes is sold for money to the public (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and that hold the notes and common stock as “capital assets” (generally, for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner in light of the beneficial owner’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the “Code”), or a U.S. holder (as defined below) whose “functional currency” is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which may be subject to special rules (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, certain former citizens or residents of the United States, persons holding notes or common stock as part of a hedging, conversion or integrated transaction or a straddle or other arbitrage strategy, or persons deemed to sell notes or common stock under the constructive sale provisions of the Code). Finally, the summary does not address the potential application of the Medicare contribution tax, the effects of the U.S. federal estate and gift tax laws or any applicable non-U.S., state or local laws.

INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF U.S. FEDERAL ESTATE OR GIFT TAX LAWS, NON-U.S., STATE AND LOCAL LAWS, AND TAX TREATIES.

U.S. Holders

As used herein, the term “U.S. holder” means a beneficial owner of the notes or the common stock into which the notes may be converted that, for U.S. federal income tax purposes is (1) an individual citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state of the United States, including the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if it (x) is subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner of the notes or the common stock into which the notes may be converted (other than a partnership, including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note or common stock acquired upon conversion of a note, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A beneficial owner of a note or common stock acquired upon conversion of a note that is a partnership, and partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of such note or common stock.

Taxation of Interest

U.S. holders will be required to recognize as ordinary income any stated interest paid or accrued on the notes, in accordance with their regular method of tax accounting.

In general, if the terms of a debt instrument entitle a holder to receive payments (other than fixed periodic interest) that exceed the issue price of the instrument by more than a de minimis amount, the holder will be required to include such excess in income as “original issue discount” over the term of the instrument, irrespective of the holder’s regular method of tax accounting. We believe, and the remainder of this discussion assumes, that the notes will not be issued with original issue discount for U.S. federal income tax purposes.

Additional Interest

We may be required to make payments of additional interest to holders of the notes under the circumstances described under “Description of Notes—Events of Default” above. We believe that there is only a remote possibility that we would be required to pay additional interest, or that if such additional interest were required to be paid, it would be an incidental amount, and therefore we intend to take the position that this possible payment of additional interest will not subject the notes to the special rules governing certain contingent payment debt instruments (which, if applicable, would affect the timing, amount and character of income with respect to the notes). Our determination in this regard, while not binding on the IRS, is binding on U.S. holders unless they disclose their contrary position. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments. If, contrary to expectations, we pay additional interest, such additional interest should be taxable to a U.S. holder as ordinary interest income at the time it accrues or is paid in accordance with the U.S. holder’s regular method of tax accounting. In the event we pay additional interest on the notes, U.S. holders should consult their own tax advisors regarding the treatment of such amounts.

Sale, Exchange, Redemption or Other Taxable Disposition of Notes

A U.S. holder generally will recognize capital gain or loss if the holder disposes of a note in a sale, exchange, redemption or other taxable disposition (other than conversion of a note into shares of our common stock, the U.S. federal income tax consequences of which are described under “—U.S. Holders—Conversion of Notes” below). The U.S. holder’s gain or loss will equal the difference between the proceeds received by the holder (other than amounts attributable to accrued but unpaid interest) and the holder’s tax basis in the note. The proceeds received by the U.S. holder will include the amount of any cash and the fair market value of any other property received for the note. The U.S. holder’s tax basis in the note generally will equal the amount the holder paid for the note. The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the U.S. holder’s capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the U.S. holder has not previously included the accrued interest in income. The gain or loss recognized by the U.S. holder on the disposition of the note will be long-term capital gain or loss if the holder held the note for more than one year, or short-term capital gain or loss if the holder held the note for one year or less, at the time of the transaction. Long-term capital gains of non-corporate taxpayers currently are taxed at reduced rates. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Conversion of Notes

A U.S. holder generally will not recognize any income, gain or loss on the conversion of a note solely into common stock (and cash in lieu of a fractional share), except with respect to cash received in lieu of a fractional share of common stock and the fair market value of any common stock attributable to accrued and unpaid interest, subject to the discussion under “—U.S. Holders—Constructive Distributions” below regarding the possibility that the adjustment to the conversion rate of a note converted in connection with a make-whole change in control may be treated as a taxable stock dividend. The U.S. holder’s aggregate tax basis in the common stock (including any fractional share for which cash is paid, but excluding shares attributable to accrued interest) will equal the U.S. holder’s tax basis in the note. The U.S. holder’s holding period in the common stock (other than shares attributable to accrued interest) will include the holding period in the note.

With respect to cash received in lieu of a fractional share of our common stock, a U.S. holder will be treated as if the fractional share were issued and received and then immediately redeemed for cash. Accordingly, the U.S. holder generally will recognize gain or loss equal to the difference between the cash received and that portion of the holder’s tax basis in the common stock attributable to the fractional share on a proportionate basis in accordance with its relative fair market value.

The value of any portion of our common stock that is attributable to accrued and unpaid interest on the notes not yet included in income by a U.S. holder will be taxed as ordinary income. The basis in any shares of common stock attributable to accrued and unpaid interest will equal the fair market value of such shares when received. The holding period in any shares of common stock attributable to accrued and unpaid interest will begin on the day after the date of conversion.

A U.S. holder that converts a note between a record date for an interest payment and the next interest payment date and consequently receives a payment of cash interest, as described in “Description of Notes—Conversion Rights,” should consult its own tax advisor concerning the appropriate treatment of such payment.

If we undergo certain corporate transactions, as described under “Description of Notes—Conversion Rights” above, the conversion obligation may be adjusted so that holders would be entitled to convert the notes into the type of consideration that they would have been entitled to receive upon such corporate transaction had the notes been converted into our common stock immediately prior to such corporate transaction, except that such holders will not be entitled to receive make-whole shares unless such notes are converted in connection with the relevant make-whole change in control. Depending on the facts and circumstances at the time of such corporate transaction, such adjustment may result in a deemed exchange of the outstanding notes, which may be a taxable event for U.S. federal income tax purposes.

U.S. holders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of such an adjustment upon a corporate transaction.

Distributions

If, after a U.S. holder acquires any of our common stock upon a conversion of a note, we make a distribution in respect of such common stock from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), the distribution will be treated as a dividend and will be includible in a U.S. holder’s income when paid. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the U.S. holder’s investment, up to the U.S. holder’s tax basis in its common stock, and any remaining excess will be treated as capital gain from the sale or exchange of the common stock. If the U.S. holder is a U.S. corporation, it would generally be able to claim a dividends received deduction on a portion of any distribution taxed as a dividend, provided that certain holding period requirements are satisfied. Subject to certain exceptions, dividends received by non-corporate U.S. holders are taxed at the reduced rates applicable to long-term capital gains, provided that certain holding period requirements are met.

Constructive Distributions

The terms of the notes allow for changes in the conversion rate of the notes under certain circumstances. A change in conversion rate that allows holders of notes to receive more shares of common stock on conversion may increase such holders’ proportionate interests in our earnings and profits or assets. In that case, the holders of notes may be treated as though they received a taxable distribution in the form of our common stock. A taxable constructive stock distribution would result, for example, if the conversion rate is adjusted to compensate holders of notes for distributions of cash or property to our stockholders. The adjustment to the conversion rate of notes converted in connection with a make-whole change in control, as described under “Description of Notes—Make Whole upon Certain Transactions” above, also may be treated as a taxable stock distribution. If an event occurs that dilutes the interests of stockholders or increases the interests of holders of the notes and the conversion rate of the notes is not adjusted (or not adequately adjusted), this also could be treated as a taxable stock distribution to holders of the notes. Conversely, if an event occurs that dilutes the interests of holders of the notes and the conversion rate is not adjusted (or not adequately adjusted), the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock distribution to the stockholders. Not all changes in the conversion rate that result in holders of notes receiving more common stock on conversion, however, increase such holders’ proportionate interests in us. For instance, a change in conversion rate could simply prevent the dilution of the holders’ interests upon a stock split or other change in capital structure. Changes of this type, if made pursuant to a bona fide reasonable adjustment formula, are not treated as constructive stock distributions. Any taxable constructive stock distribution resulting from a change to, or failure to change, the conversion rate that is treated as a distribution of common stock would be treated for U.S. federal income tax purposes in the same manner as a distribution on our common stock paid in cash or other property. It would result in a taxable dividend to the recipient to the extent of our current or accumulated earnings and profits (with the recipient’s tax basis in its note or common stock (as the case may be) being increased by the amount of such dividend), with any excess treated as a tax-free return of the holder’s investment in its note or common stock (as the case may be) or as capital gain. U.S. holders should consult their own tax advisors regarding whether any taxable constructive stock dividends would be eligible for the dividends received deduction or the reduced rates described in the previous paragraph, as the requisite applicable holding periods might not be considered to be satisfied.

Sale, Exchange or Other Disposition of Common Stock

A U.S. holder generally will recognize capital gain or loss on a sale, exchange or other taxable disposition of common stock. The U.S. holder’s gain or loss will equal the difference between the proceeds received by the holder and the holder’s tax basis in the stock. The proceeds received by the U.S. holder will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss recognized by a U.S. holder on a sale, exchange or other disposition of common stock will be long-term capital gain or loss if the holder’s holding period in the common stock is more than one year, or short-term capital gain or loss if the holder’s holding period in the common stock is one year or less, at the time of the transaction. Long-term capital gains of non-corporate taxpayers are currently taxed at reduced rates. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a non-U.S. holder (as defined above).

Taxation of Interest

Payments of interest to non-U.S. holders are generally subject to U.S. federal income tax at a rate of 30% (or a reduced or zero rate under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence), collected by means of withholding by the payor.

Payments of interest on the notes to most non-U.S. holders, however, will qualify as “portfolio interest,” and thus will be exempt from U.S. federal income tax, including withholding of such tax, if the non-U.S. holders certify their nonresident status as described below.

The portfolio interest exemption will not apply to payments of interest to a non-U.S. holder that:

•	owns, actually or constructively, shares of our stock representing at least 10% of the total combined voting power of all classes of our stock entitled to vote;

•	is a “controlled foreign corporation” that is related, directly or indirectly, to us through stock ownership;

•

is engaged in the conduct of a trade or business in the United States to which such interest payments are effectively connected, and, generally, if an income tax treaty applies, such interest payments are attributable to a U.S. permanent establishment maintained by the non-U.S. holder (see the discussion under “—Non-U.S. Holders—Income or Gains Effectively Connected with a U.S. Trade or Business” below); or

•	is a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code.

In general, a foreign corporation is a controlled foreign corporation if more than 50% of its stock (by vote or value) is owned, actually or constructively, by one or more U.S. persons that each owns, actually or constructively, at least 10% of the corporation’s voting stock.

The portfolio interest exemption, reduction of the withholding rate pursuant to the terms of applicable income tax treaty, and several of the special rules for non-U.S. holders described below apply only if the holder certifies its nonresident status. A non-U.S. holder can meet this certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us or our paying agent prior to the payment. If the non-U.S. holder holds the note through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The non-U.S. holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Sale, Exchange, Redemption, Conversion or Other Disposition of Notes or Common Stock

Non-U.S. holders generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange, redemption, conversion or other disposition of notes or common stock (other than with respect to payments attributable to accrued interest, which will be taxed as described under “—Non-U.S. Holders—Taxation of Interest” above), unless:

•

the gain is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business (and, generally, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by the non-U.S. holder), in which case the gain would be subject to tax as described below under “—Non-U.S. Holders—Income or Gains Effectively Connected with a U.S. Trade or Business;”

•

the non-U.S. holder is an individual who is present in the United States for 183 days or more in the year of disposition and certain other conditions apply, in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S. source capital losses, would be subject to a flat 30% tax, even though the individual is not considered a resident of the United States; or

•	the rules of the Foreign Investment in Real Property Tax Act (or FIRPTA) (described below) treat the gain as effectively connected with a U.S. trade or business.

The FIRPTA rules may apply to a sale, exchange, redemption or other disposition of notes or common stock by a non-U.S. holder if we currently are, or were at any time within five years before the sale, exchange, redemption, conversion or other disposition (or, if shorter, the non-U.S. holder’s holding period for the notes or common stock disposed of), a “U.S. real property holding corporation” (or USRPHC). In general, we would be a USRPHC if interests in U.S. real property comprised at least 50% of the fair market value of our assets. We believe that we currently are not, and will not become in the future, a USRPHC.

Dividends

Dividends paid to a non-U.S. holder on any common stock received on conversion of a note, including any taxable constructive stock dividends resulting from certain adjustments (or failures to make adjustments) to the number of shares of common stock to be issued on conversion (as described under “—U.S. Holders—Constructive Distributions” above) generally will be subject to U.S. withholding tax at a 30% rate. The withholding tax on dividends (including any taxable constructive stock dividends), however, may be reduced under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence. A non-U.S. holder should demonstrate its eligibility for a reduced rate of withholding under an applicable income tax treaty by timely delivering a properly executed IRS Form W-8BEN or appropriate substitute form. A non-U.S. holder that is eligible for a reduced rate of withholding under the terms of an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Dividends on the common stock that are effectively connected with a non-U.S. holder’s conduct of a U.S. trade or business are discussed below under “—Non-U.S. Holders—Income or Gains Effectively Connected with a U.S. Trade or Business.”

Income or Gains Effectively Connected with a U.S. Trade or Business

The preceding discussion of the U.S. federal income and withholding tax considerations of the purchase, ownership or disposition of notes or common stock by a non-U.S. holder assumes that the holder is not engaged in a U.S. trade or business. If any interest on the notes, dividends on common stock, or gain from the sale, exchange, redemption, conversion or other disposition of the notes or common stock is effectively connected with a U.S. trade or business conducted by the non-U.S. holder, then the income or gain will be subject to U.S. federal income tax on a net income basis at the regular graduated rates and in the same manner applicable to U.S. holders. If the non-U.S. holder is eligible for the benefits of a tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States. Payments of interest or dividends that are effectively connected with a U.S. trade or business (and, if a tax treaty applies, attributable to a permanent establishment or fixed base), and therefore included in the gross income of a non-U.S. holder, will not be subject to 30% withholding, provided that the holder claims exemption from withholding by timely filing a properly executed IRS Form W-8ECI or appropriate substitute form. If the non-U.S. holder is a corporation (or an entity treated as a corporation for U.S. federal income tax purposes), that portion of its earnings and profits that is effectively connected with its

U.S. trade or business generally also would be subject to a “branch profits tax.” The branch profits tax rate is generally 30%, although an applicable income tax treaty might provide for a lower rate.

Legislation and Guidance relating to Foreign Accounts

Provisions commonly referred to as “FATCA” may impose withholding tax on certain types of payments made to “foreign financial institutions” (including investment funds) and certain other non-U.S. entities. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. The legislation imposes a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a non-financial foreign entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and such entity meets certain other specified requirements or (iii) the foreign financial institution or the non-financial foreign entity otherwise establishes an exemption. If the payee is a foreign financial institution that is not otherwise exempt, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. Under final regulations, any obligation to withhold from payments made to a foreign financial institution or a non-financial foreign entity under the new legislation with respect to dividends on our common stock will not begin until January 1, 2014 and with respect to the gross proceeds of a sale or other disposition of our common stock will not begin until January 1, 2017. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations, may modify these requirements. Prospective investors should consult their tax advisors regarding this legislation.

Backup Withholding and Information Reporting

The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. This reporting regime is reinforced by “backup withholding” rules, which require the payor to withhold from payments subject to information reporting if the recipient has failed to provide a taxpayer identification number to the payor, furnished an incorrect identification number, or repeatedly failed to report interest or dividends on tax returns. The backup withholding rate is currently 28%.

Payments of interest or dividends (including constructive dividends) to U.S. holders of notes or common stock generally will be subject to information reporting, and will be subject to backup withholding, unless the holder (1) is an exempt payee, or (2) provides the payor with a correct taxpayer identification number and complies with applicable certification requirements. Payments made to U.S. holders by a broker upon a sale of notes or, if applicable, common stock will generally be subject to information reporting and backup withholding. If the sale is made through a foreign office of a foreign broker, however, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

We must report annually to the IRS the interest and/or dividends (including constructive dividends) paid to each non-U.S. holder and the tax withheld, if any, with respect to such interest and/or dividends, including any tax withheld pursuant to the rules described under “—Non-U.S. Holders—Taxation of Interest” and “—Non-U.S. Holders—Dividends” above. Copies of these reports may be made available to tax authorities in the country where the non-U.S. holder resides. Payments to

non-U.S. holders of dividends on our common stock or interest on the notes may be subject to backup withholding unless the non-U.S. holder certifies its non-U.S. status on a properly executed IRS Form W-8BEN or appropriate substitute form. Payments made to non-U.S. holders by a broker upon a sale of the notes or our common stock will not be subject to information reporting or backup withholding as long as the non-U.S. holder certifies its non-U.S. status or otherwise establishes an exemption.

Any amounts withheld from a payment to a U.S. holder or non-U.S. holder of notes or common stock under the backup withholding rules will be allowed as a refund or can be credited against any U.S. federal income tax liability of the holder, provided the required information is timely furnished to the IRS.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the number of notes indicated in the following table. Goldman, Sachs & Co., Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are the representatives of the underwriters, or the Representatives.

Underwriter	Principal Amount
Goldman, Sachs & Co.	$
Credit Suisse Securities (USA) LLC	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$

Total		$175,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken, other than the notes covered by the option described below unless and until this option is exercised. The initial offering price is set forth on the cover page of this prospectus. After the notes are released for sale, the underwriters may change the offering price and other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriters have an option to buy up to an additional $26,250,000 in principal amount of notes solely to cover over-allotments, if any. The underwriters may exercise that option for 30 days from the date of the original issuance of the notes. To the extent that the underwriters exercise this option, the underwriters will severally purchase the notes in approximately the same proportion as set forth in the table above.

The following table shows the public offering price, underwriting discounts and commissions and proceeds, before estimated offering expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase an additional $26,250,000 in principal amount of notes.

	Per Note		No Exercise	Full Exercise
Public offering price		%	$	$
Underwriting discounts		%	$	$
Proceeds, before expenses, to us		%	$	$

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $            , which includes an amount not to exceed $30,000 that we have agreed to reimburse the underwriters for certain expenses incurred by them in connection with this offering.

We, our directors and executive officers, and funds affiliated with Draper Fisher Jurvetson, DBL Investors, Valor Solar Holdings, LLC and Silver Lake Kraftwerk Fund, L.P. have agreed, during the period beginning the date hereof and continuing until the date 90 days after the date of this prospectus, and subject to limited exceptions, not to offer, sell, contract to sell or otherwise dispose of any shares of common stock, any securities substantially similar to the notes or the common stock or any securities convertible, exchangeable or exercisable for common stock or substantially similar securities, without the prior written consent of the Representatives.

With respect to us, the lock-up restrictions do not apply to:

•	shares loaned pursuant to the concurrent borrowed shares offering;

•

the transfer or distribution of shares pursuant to any employee equity incentive plans contained in this prospectus, or upon the exercise, conversion or exchange of exercisable, convertible or exchangeable shares outstanding as of the date of the underwriting agreement; or

•

the issuance of shares, in amount up to an aggregate of 10% of the sum of our fully-diluted shares outstanding as of the date of this prospectus plus the shares loaned by us in the concurrent offering of borrowed shares, in connection with mergers or acquisitions of securities, businesses, property or other assets (including pursuant to any employee benefit plans assumed in connection with such transactions), joint ventures, strategic alliances or equipment leasing arrangements (provided that in each case such recipients agree to lock up their shares for the balance of the lock-up period).

With respect to our officers, directors and funds affiliated with Draper Fisher Jurvetson, DBL Investors, Valor Solar Holding, LLC and Silver Lake Kraftwerk Fund, L.P., the lock-up restrictions do not apply to:

•

the transfer of shares acquired in open market transactions following completion of this offering, provided that such transfer is not reasonably expected to lead to, or result in, any public report or filing with the SEC;

•	the transfer or distribution of shares as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the lock-up restrictions described above;

•

the transfer or distribution of shares to any trust for the direct or indirect benefit of an officer, director or stockholder (as applicable) or the immediate family of such person, provided that the trustee of the trust agrees to be bound in writing by the lock-up restrictions described above;

•

the transfer or distribution of shares by will or intestate succession upon the death of such person, provided that the recipient agrees to be bound in writing by the lock-up restrictions described above;

•	the transfer or distribution of shares with the prior written consent of each of the Representatives on behalf of the underwriters;

•

the exercise of options or other equity incentive awards issued pursuant to any stock option or similar equity incentive or compensation plan approved by our board of directors, provided that such plan is outstanding at the time of this offering, still in effect at the closing of this offering and described in this prospectus;

•

the exercise of warrants issued to such officer, director or stockholder including on a “cashless” or “net exercise” basis, provided that such exercise is subject to the restrictions set forth in the lock-up agreement and is not reasonably expected to lead to, or result in, any public report or filing with the SEC;

•	the entry into a Rule 10b5-1 plan to sell shares after the expiration of the 90-day restricted period;

•

the transfer of shares or any security convertible into or exercisable or exchangeable for shares that occurs by operation of law, such as pursuant to a qualified domestic order or in connection with a divorce settlement, subject to certain customary restrictions;

•

the transfer of shares or any security convertible into or exercisable or exchangeable for shares pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of our capital stock involving a change of control of our company, subject to certain customary restrictions;

•	the transfer of shares to satisfy any tax obligations due as a result of the exercise of such options or warrants, subject to certain customary restrictions;

•	the transfer of shares to us in connection with the repurchase of shares issued pursuant to equity incentive grants or pursuant to agreements under which such shares were issued; or

•	pursuant to the terms of any stock pledge agreement in existence as of the date hereof and disclosed in our definitive proxy statement;

and provided that, pursuant to the second, third or fourth bullets in this paragraph, any transfer or distribution shall not involve a disposition for value and no filing or announcement by any party (donor, donee, transferor or transferee, as applicable) shall be required (except in the case of the fourth bullet above) or shall be voluntarily made in connection with any such transfer or distribution.

In connection with the offering, the underwriters may purchase and sell notes and common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress. These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes and the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the Representatives or their respective affiliates have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

The notes are a new issue of securities with no established trading market. We have been advised by certain of the underwriters that they intend to make a market in the notes but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of notes may be made to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive.

provided that no such offer of notes shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Related Party Transactions

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, from time to time, and may in the future provide, certain commercial banking, investment banking and financial advisory services to us and our affiliates, for which they received, and in the future will receive customary fees.

In May 2013, we announced a lease financing agreement with an affiliate of Goldman, Sachs & Co. to fund more than $500 million in solar power projects (equivalent to an estimated 110 megawatts in generation capacity for homeowners and businessess). The lease financing agreement was entered in 2012, and the affiliate of Goldman, Sachs & Co. increased its commitment through an amendment entered into at the end of April 2013. The total investment by Goldman, Sachs & Co. will be funded in installments no more frequently than monthly through the end of 2013, subject to our satisfaction of conditions precedent set forth in the lease financing agreement. In March 2012, we entered into a term loan credit agreement with affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co. and Credit Suisse to obtain funding for the purchase of certain inventory and other working capital needs. This credit agreement has an approximately $58.5 million committed facility. The facility is secured by certain of our inventory. In September 2012, we entered into a revolving credit agreement with affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse

to obtain funding for working capital, letters of credit and general corporate needs. This revolving credit agreement has a $75.0 million committed facility and allows us to increase that commitment in an aggregate amount not to exceed $25.0 million, subject to, among other things, the absence of any default under the loan documents governing the loan and receipt of commitments from existing lenders or other financial institutions. The facility is secured by certain of our machinery and equipment, accounts receivables, inventory and other assets, excluding certain inventory pledged to other lenders. We closed a $100 million investment fund with Credit Suisse in August 2011 and closed an additional $100 million investment fund with Credit Suisse in May 2012, which was amended in January 2013 to increase Credit Suisse’s commitment by $80 million to a total commitment of $180 million. In June 2013, one of our subsidiaries entered a credit agreement with affiliates of Credit Suisse to obtain funding for working capital. This credit agreement allows the subsidiary borrower to borrow up to $100 million and to increase that commitment in an aggregate amount not to exceed an additional $50.0 million, subject to, among other things, the absence of any default under the loan documents governing the loan and receipt of commitments from existing lenders or other financial institutions. The facility is secured by certain accounts receivables and other contractual claims of, and our equity in, the subsidiary borrower.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Goldman Sachs Bank USA, an affiliate of Goldman, Sachs & Co., has made loans in an aggregate amount of $125 million to Elon Musk and the Elon Musk Revocable Trust dated July 22, 2003, or the Trust. Goldman Sachs Bank USA has agreed to make additional extensions of credit in an aggregate amount of $150 million to Elon Musk and the Trust, which together with the currently outstanding $125 million would total $275 million. Interest on these loans accrues at market rates. Goldman Sachs Bank USA received and will receive customary fees and expense reimbursements in connection with these loans. Mr. Musk and Goldman have a long-standing relationship of almost a decade. As a regulated entity, Goldman Sachs Bank USA makes decisions regarding making and managing its loans independent of Goldman, Sachs & Co. We are not a party to these loans, which are full recourse against Mr. Musk and the Trust and are secured by a pledge of a portion of the SolarCity capital stock currently owned by Mr. Musk and the Trust and other shares of capital stock of unrelated entities owned by Mr. Musk and the Trust. The terms of these loans were negotiated directly between Mr. Musk and Goldman Sachs Bank USA. If the price of our common stock declines, Mr. Musk may be forced by Goldman Sachs Bank USA to provide additional collateral for the loans or to sell shares of SolarCity capital stock in order to remain within the margin limitations imposed under the terms of his loans. The loans between Goldman Sachs Bank USA and Mr. Musk and the Trust prohibit the non-pledged shares currently owned by Mr. Musk and the Trust from being pledged to secure other loans. Any sales of capital stock following a margin call that is not satisfied may cause the price of our common stock to decline further. As a regulated entity, Goldman Sachs Bank USA makes decisions regarding making and managing its loans independent of Goldman, Sachs & Co.

Concurrently with this offering, we are offering, by means of a separate registration statement, shares of our common stock that we have agreed to loan to Goldman Sachs Financial Markets, L.P., pursuant to a share lending agreement described in “Description of Share Lending Agreement.” Goldman Sachs Financial Markets, L.P. has agreed that it, or one of its affiliates, will use the short sale of our common stock pursuant to that offering to facilitate transactions by which investors in the notes will hedge their investments. See “Description of Share Lending Agreement.” In connection with facilitating those transactions, Goldman Sachs Financial Markets, L.P., or one of its affiliates, expects to receive customary, negotiated fees from investors in the notes.

LEGAL MATTERS

The validity of the notes offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain members of, and investment partnerships comprised of members of, and persons associated with, Wilson Sonsini Goodrich & Rosati, Professional Corporation own an interest representing less than 0.01% of our common stock. Certain legal matters in connection with the offering of the notes will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Palo Alto, California.

EXPERTS

The consolidated financial statements of SolarCity Corporation as of December 31, 2012 and 2011, and for each of the three years in the period ended December 31, 2012, incorporated by reference in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room. You may also inspect our SEC reports and other information at our web site at http://www.solarcity.com. We do not intend for information contained in our web site to be part of this prospectus, other than documents that we file with the SEC that are incorporated by reference in this prospectus.

PART II

Information not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution.

The following table presents the costs and expenses we will pay, other than estimated underwriting discounts and commissions, in connection with this offering. All amounts are estimates except the SEC registration fee.

SEC Registration fee		$27,451
FINRA filing fee		26,750
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue sky fees and expenses		*
Transfer agent fees		*
Trustee fees and expenses		*
Miscellaneous fees and expenses		*

Total	$	*

*	To be completed by amendment

Item 14. Indemnification of Directors and Officers.

Our certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation also provides that if Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred for their service for or on our behalf. Our bylaws provide that we shall advance the expenses incurred by a director or officer in advance of the final disposition of an action or proceeding. The bylaws also authorize us to indemnify any of our employees or agents and permit us to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.

We have entered into indemnification agreements with each of our directors and executive officers and certain other key employees. The form of agreement provides that we will indemnify each of our directors, executive officers and such other key employees against any and all expenses incurred by that director, executive officer or other key employee because of his or her status as one of our directors, executive officers or other key employees, to the fullest extent permitted by Delaware law, our certificate of incorporation and our bylaws (except in a proceeding initiated by such person without board approval). In addition, the form agreement provides that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors, executive officers and other key employees for a legal proceeding.

The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act and otherwise.

Item 15. Recent Sales of Unregistered Securities.

Since January 1, 2010, we have issued the following securities that were not registered under the Securities Act:

(1) Sales of Capital Stock

•	In June 2010, we issued 3,440,000 shares of Series E-1 preferred stock to eight accredited investors at a price of $6.25 per share for aggregate gross proceeds of approximately $21.5 million.

•	In June and July 2011, we issued 2,067,186 shares of Series F preferred stock to 12 accredited investors at a price of $9.68 per share for aggregate gross proceeds of approximately $20.0 million.

•	In November 2011, we issued 7,500 shares of common stock to one investor at a price of $1.62 per share for aggregate proceeds of approximately $12,112.

•	In December 2011, we issued 20,000 shares of common stock to one investor at a price of $0.0001 per share for aggregate proceeds of $1.00.

•

In February and March 2012, we issued 3,386,986 shares of Series G preferred stock to seven accredited investors at a price of $23.92 per share for aggregate gross proceeds of approximately $81.0 million.

•	In August 2012, we issued 112,835 shares of Series C preferred stock to two accredited investors upon exercise of outstanding warrants.

•	In May 2013, we issued 1,485,010 shares of common stock to an accredited investor upon exercise of outstanding warrants for aggregate proceeds of $8.0 million.

(2) Warrants

•

In June 2010, September 2010 and April 2011, we issued warrants to purchase an aggregate of 1,485,010 shares of Series E preferred stock to an accredited investor at an exercise price of $5.41 per share.

•	In June 2011, we issued warrants to purchase an aggregate of 206,716 shares of Series F preferred stock to a total of 12 accredited investors at an exercise price of $9.68 per share.

(3) Options Issuances

•	From January 1, 2010 through December 12, 2012, we issued and sold an aggregate of 2,782,060 shares of common stock upon the exercise of options issued to certain officers,

directors, employees and consultants of the registrant under our 2007 Plan at exercise prices per share ranging from $0.03 to $11.40, for an aggregate consideration of approximately $2.8 million.

•

From January 1, 2010 through December 12, 2012, we granted direct issuances or stock options to purchase an aggregate of 13,970,043 shares of our common stock at exercise prices per share ranging from $1.82 to $18.48 and 16,991 restricted stock units to employees, consultants, directors and other service providers under our 2007 and 2012 Plans.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the registrant believes the transactions were exempt from the registration requirements of the Securities Act in reliance on Section 4(2) thereof, with respect to the items (1) and (2) above, and Rule 701 thereunder, with respect to the item (3) above, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

We have filed the exhibits listed on the accompanying Exhibit Index of this Registration Statement.

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on the 18th day of June, 2013.

SolarCity Corporation

By:	/s/ Lyndon R. Rive
Lyndon R. Rive
Chief Executive Officer

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Lyndon R. Rive and Robert D. Kelly, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of each to act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign the registration statement filed herewith and any and all amendments to said registration statement (including post-effective amendments and any registration statement for the same offering covered by said registration statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto), and file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her or their substitute or substitutes, may lawfully do or cause to be done hereby by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Lyndon R. Rive Lyndon R. Rive	Founder, Chief Executive Officer and Director (Principal Executive Officer)	June 18, 2013

/s/ Robert D. Kelly Robert D. Kelly	Chief Financial Officer (Principal Financial and Accounting Officer)	June 18, 2013

/s/ Peter J. Rive Peter J. Rive	Founder, Chief Operations Officer, Chief Technology Officer and Director	June 18, 2013

/s/ Elon Musk Elon Musk	Chairman of the Board of Directors	June 18, 2013

/s/ Raj Atluru Raj Atluru	Director	June 18, 2013

Signature	Title	Date

/s/ John H. N. Fisher John H. N. Fisher	Director	June 18, 2013

/s/ Antonio J. Gracias Antonio J. Gracias	Director	June 18, 2013

/s/ Donald R. Kendall, Jr. Donald R. Kendall, Jr.	Director	June 18, 2013

/s/ Nancy E. Pfund Nancy E. Pfund	Director	June 18, 2013

/s/ Jeffrey B. Straubel Jeffrey B. Straubel	Director	June 18, 2013

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Form	File No.	Incorporated by Reference	Exhibit Filing Date
1.1	Form of Underwriting Agreement
3.1	Amended and Restated Certificate of Incorporation of the Registrant	10-K	001-35758	3.1	March 27, 2013
3.2	Amended and Restated Bylaws of the Registrant	10-K	001-35758	3.2	March 27, 2013
4.1	Form of Common Stock Certificate of the Registrant	S-1/A	333-184317	4.1	November 27, 2012
4.2	Form of Warrant	S-1	333-184317	4.2	October 5, 2012
4.3	Seventh Amended and Restated Investor’s Rights Agreement by and among the Registrant and certain stockholders of the Registrant, dated February 24, 2012	S-1	333-184317	4.4	October 5, 2012
4.4†	Form of Senior Notes
4.5†	Form of Indenture
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
10.1*	Form of Indemnification Agreement for directors and executive officers	S-1	333-184317	10.1	October 5, 2012
10.2*	2007 Stock Plan and form of agreements used thereunder	S-1	333-184317	10.2	October 5, 2012
10.3*	2012 Equity Incentive Plan and form of agreements used thereunder	S-1	333-184317	10.3	October 5, 2012
10.4*	2012 Employee Stock Purchase Plan and form of agreements used thereunder	S-1	333-184317	10.4	October 5, 2012
10.5	Office Lease Agreement, between Locon San Mateo, LLC and the Registrant, dated as of July 30, 2010	S-1	333-184317	10.5	October 5, 2012
10.5a	First Amendment to Lease, between Locon San Mateo, LLC and the Registrant, dated as of November 15, 2010	S-1	333-184317	10.5a	October 5, 2012
10.5b	Second Amendment to Lease, between Locon San Mateo, LLC and the Registrant, dated as of March 31, 2011	S-1	333-184317	10.5b	October 5, 2012
10.6	Term Loan Agreement between the Registrant and U.S. Bank National Association, dated as of January 24, 2011	S-1	333-184317	10.6	October 5, 2012
10.6a	First Amendment to Term Loan Agreement between the Registrant and U.S. Bank National Association, dated as of May 1, 2011	S-1	333-184317	10.6a	October 5, 2012
10.6b	Second Amendment to Term Loan Agreement between the Registrant and U.S. Bank National Association, dated as of October 19, 2011	S-1	333-184317	10.6b	October 5, 2012

Exhibit Number	Exhibit Description	Form	File No.	Incorporated by Reference	Exhibit Filing Date
10.6c	Third Amendment to Term Loan Agreement between the Registrant and U.S. Bank National Association, dated as of March 6, 2012	S-1	333-184317	10.6c	October 5, 2012
10.6d	Fourth Amendment to Term Loan Agreement between the Registrant and U.S. Bank National Association, dated as of June 28, 2012	S-1	333-184317	10.6d	October 5, 2012
10.7	Revolving Credit Agreement among the Registrant, U.S. Bank National Association and other banks and financial institutions party thereto, dated as of April 1, 2011	S-1	333-184317	10.7	October 5, 2012
10.7a	First Amendment to Revolving Credit Agreement among the Registrant, U.S. Bank National Association and other banks and financial institutions party thereto, dated as of October 19, 2011	S-1	333-184317	10.7a	October 5, 2012
10.7b	Second Amendment to Revolving Credit Agreement among the Registrant, U.S. Bank National Association and other banks and financial institutions party thereto, dated as of March 6, 2012	S-1	333-184317	10.7b	October 5, 2012
10.7c	Third Amendment and Waiver to Revolving Credit Agreement among the Registrant, U.S. Bank National Association and other banks and financial institutions party thereto, dated as of June 28, 2012	S-1	333-184317	10.7c	October 5, 2012
10.8	Credit Agreement among the Registrant, Bank of America, N.A., Goldman Sachs Bank USA, Credit Suisse AG and Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated as of March 8, 2012	S-1	333-184317	10.8	October 5, 2012
10.9*	Offer Letter between the Registrant and Robert D. Kelly, dated October 6, 2011	S-1	333-184317	10.9	October 5, 2012
10.10**	Credit Agreement among the Registrant, Bank of America, N.A. and other banks and financial institutions party thereto, dated as of September 10, 2012	S-1	333-184317	10.10	October 5, 2012
10.11**	Loan Agreement between City UB Solar, LLC (an indirect wholly owned subsidiary of the Registrant) and Union Bank, N.A., dated as of February 8, 2013	10-Q	001-35758	10.11	May 15, 2013
10.12†	Form of Share Lending Agreement between the Registrant and Goldman Sachs Financial Markets, L.P.
12.1	Ratio of Earnings to Fixed Charges
21.1	List of Subsidiaries	10-K	001-35758	21.1	March 27, 2013
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (Included in Exhibit 5.1)

Exhibit Number	Exhibit Description	Form	File No.	Incorporated by Reference	Exhibit Filing Date
24.1	Power of Attorney (see page II-4 to this registration statement on Form S-1)
25.1	Statement of Eligibility of Trustee on Form T-1

*	Indicates a management contract or compensatory plan or arrangement.
**	Registrant has omitted portions of the relevant exhibit and filed such exhibit separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 under the Securities Act of 1933, as amended.
†	To be filed by amendment.